Exhibit 10.1
AMENDED AND RESTATED CREDIT AGREEMENT
dated as of June 11, 2010
among
AMERICAN GREETINGS CORPORATION
THE FOREIGN SUBSIDIARY BORROWERS PARTY HERETO,
as the Borrowers,
THE LENDING INSTITUTIONS NAMED HEREIN,
as the Lenders,
PNC BANK, NATIONAL ASSOCIATION,
as a LC Issuer, the Swing Line Lender and the Global Agent,
and
JPMORGAN CHASE BANK, N.A.
and
BANK OF AMERICA, N.A.
as Co-Syndication Agents
and
KEYBANK NATIONAL ASSOCIATION
and
THE BANK OF NOVA SCOTIA,
as Co-Documentation Agents
and
PNC CAPITAL MARKETS LLC,
as the Lead Arranger and Sole Bookrunner
$350,000,000 Credit Facility

(i)

(ii)

(iii)

EXHIBITS
Exhibit A-1	—	Form of Revolving Facility Note
Exhibit A-2	—	Form of CDOR Note
Exhibit A-3	—	Form of Canadian Base Rate Note
Exhibit A-4	—	Form of Swing Line Note
Exhibit A-5	—	Form of New Lender Joinder
Exhibit B-1	—	Form of Notice of Borrowing
Exhibit B-2	—	Form of Notice of Continuation or Conversion
Exhibit B-3	—	Form of Revolving Facility LC Request
Exhibit B-4	—	Form of Canadian LC Request
Exhibit C-1	—	Form of Subsidiary Guaranty
Exhibit C-2	—	Form of Security Agreement
Exhibit D	—	Form of Joinder Agreement
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Closing Certificate
Exhibit G	—	Form of Assignment Agreement

SCHEDULES
Schedule 1	—	Lenders, Commitments and Addresses for Notices
Schedule 2	—	Reserved
Schedule 3	—	Subsidiary Guarantors
Schedule 4	—	Existing Letters of Credit
Schedule 4.01(iv)	—	Closing Date Control Agreements
Schedule 4.01(xxi)	—	Closing Date Landlord’s Agreements
Schedule 4.04(i)	—	Post-Closing Control Agreements
Schedule 4.04(ii)	—	Post-Closing Landlord’s Agreements

(iv)

Schedule 5.01	—	Corporate Status
Schedule 7.03	—	Liens
Schedule 7.04	—	Indebtedness
Schedule 7.05	—	Investments
Schedule 7.10	—	Affiliate Transactions

(v)

AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of June 11, 2010 among the following: (i) AMERICAN GREETINGS CORPORATION, an Ohio corporation (the “Company”); (ii) the Foreign Subsidiary Borrowers (as hereinafter defined) from time to time party hereto; (iii) the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”); and (iv) PNC BANK, NATIONAL ASSOCIATION, the global administrative agent (the “Global Agent”), as the Swing Line Lender, a LC Issuer and the Collateral Agent (each term as hereafter defined).
RECITALS:
     A. The Company has requested that the Lenders extend credit to the Borrowers to refinance the Existing Credit Agreement (as herein defined) and to provide working capital and funds for general corporate purposes, including without limitation Permitted Acquisitions, Share Repurchases and the World Headquarters Initiative, and capital expenditures, in each case, not inconsistent with the terms of this Agreement.
     B. Subject to and upon the terms and conditions set forth herein, the Lenders, the Swing Line Lender and each LC Issuer are willing to amend and restate the Existing Credit Agreement to extend credit and make available to the Borrowers the credit facility provided for herein for the foregoing purposes.
AGREEMENT:
     In consideration of the premises and mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto amend and restate the Existing Credit Agreement in its entirety as follows:
ARTICLE I — DEFINITIONS AND TERMS
     Section 1.01 Certain Defined Terms.
     As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:
     “Accepting Lender” has the meaning provided in Section 2.02(b).
     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business unit or division of any Person (other than the purchase of Receivables Related Assets by the Receivables Subsidiary in connection with the Permitted Receivables Facility), (ii) the acquisition of in excess of 50% of the stock (or other equity interest) of any Person, or (iii) the acquisition of another Person by a merger or consolidation or any other combination with such Person.
     “Additional Security Document” has the meaning provided in Section 6.10(a).

     “Adjusted Commitment Percentage” means, at any time for any Lender, the percentage obtained by dividing such Lender’s Unutilized Commitment at such time by the Unutilized Total Commitment at such time.
     “Adjusted Eurodollar Rate” means with respect to each Interest Period for a Eurodollar Loan, the interest rate per annum determined by the Global Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Global Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Eurodollar Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Global Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. The Adjusted Eurodollar Rate may also be expressed by the following formula:

London interbank offered rates quoted by Bloomberg
Adjusted Eurodollar Rate =	or appropriate successor as shown on Bloomberg Page BBAM1

1.00 - LIBOR Reserve Percentage
     The Adjusted Eurodollar Rate shall be adjusted with respect to any Loan to which the Adjusted Eurodollar Rate applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Global Agent shall give prompt notice to the Borrowers of the Adjusted Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
     “Adjusted Foreign Currency Rate” means with respect to each Interest Period for any Foreign Currency Loan, the interest rate per annum determined by the Global Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which deposits in the applicable Designated Foreign Currency are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Global Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which deposits in the applicable Designated Foreign Currency are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for such Designated Foreign Currency for an amount comparable to such Foreign Currency Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Global Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. The Adjusted Foreign Currency Rate may also be expressed by the following formula:

London interbank offered rates quoted by Bloomberg
Adjusted Foreign Currency Rate =	or appropriate successor as shown on Bloomberg Page BBAM1

1.00 — LIBOR Reserve Percentage
     The Adjusted Foreign Currency Rate shall be adjusted with respect to any Loan to which the Adjusted Foreign Currency Rate applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Global Agent shall give prompt notice to the Borrowers of the Adjusted Foreign Currency Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
     “Adjustment Date” means any day prior to the Equalization Date that any of the following occur: (i) the date of any Borrowing (either before or simultaneously with such Borrowing), (ii) the date any payment is made with respect to any Loan (whether by a Borrower or from the application of the proceeds of any of the Collateral or otherwise), (iii) any Purchase Date with respect to any Swing Loan Participation, (iv) the date any Revolving Facility LC Participation is funded pursuant to Section 2.06(i)(iii) or any Canadian LC Participation is funded pursuant to Section 2.07(h)(iii), (v) the date any Letter of Credit expires undrawn or is drawn and the amount so drawn is reimbursed by the applicable LC Obligor in accordance with this Agreement, or (vi) any other date selected by the Global Agent in its discretion.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. A Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second Person or (ii) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither the Global Agent nor any Lender shall in any event be considered an Affiliate of the Company or any of its Subsidiaries.
     “Aggregate Canadian Sub-Facility Exposure” means, at any time, the sum of (i) the Dollar Equivalent of the principal amounts of all Canadian Revolving Loans outstanding at such time, and (ii) the amount of the Canadian LC Outstandings at such time.
     “Aggregate Credit Facility Exposure” means, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time, and (ii) the Aggregate Canadian Sub-Facility Exposure at such time.
     “Aggregate Revolving Facility Exposure” means, at any time, the sum of (i) the Dollar Equivalent of the principal amounts of all Revolving Loans made by all Lenders and outstanding at such time, (ii) the amount of the Revolving Facility LC Outstandings at such time, and (iii) the principal amount of Swing Loans outstanding at such time.

     “Agreement” means this Amended and Restated Credit Agreement, as the same may be from time to time further modified, amended, restated or supplemented.
     “AGSC” means American Greetings Service Corp.
     “Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).
     “Applicable Commitment Fee Rate” means:
     (i) On the Closing Date and thereafter until changed in accordance with the provisions set forth in this definition, the Applicable Commitment Fee Rate shall be 50.00 basis points;
     (ii) Commencing with the fiscal quarter of the Company ended on May 28, 2010, and continuing with each fiscal quarter thereafter, the Global Agent shall determine the Applicable Commitment Fee Rate in accordance with the following matrix, based on the Leverage Ratio:

Leverage Ratio	Applicable Commitment Fee Rate
Greater than or equal to 0.50 to 1.00	50.00 bps
Less than 0.50 to 1.00	37.50 bps
     (iii) Changes in the Applicable Commitment Fee Rate based upon changes in the Leverage Ratio shall become effective on the third Business Day following the receipt by the Global Agent pursuant to Section 6.01(a) or Section 6.01(b), as the case may be, of the financial statements of the Company for the Testing Period most recently ended, and a Compliance Certificate required pursuant to Section 6.01(c), demonstrating the computation of the Leverage Ratio. Notwithstanding the foregoing, during any period when (A) the Company has failed to deliver timely its consolidated financial statements referred to in Section 6.01(a) or Section 6.01(b), accompanied by a Compliance Certificate required pursuant to Section 6.01(c) or (B) an Event of Default has occurred and is continuing, the Applicable Commitment Fee Rate shall be the highest number of basis points indicated therefor in the above matrix, regardless of the Leverage Ratio at such time; provided that upon delivery of such financial statements and/or cure or waiver of such Event of Default in accordance with Section 11.11, the Applicable Commitment Fee Rate shall be the number of basis points indicated therefor in the above matrix based on the Leverage Ratio at such time. The above matrix does not modify or waive, in any respect, the rights of the Global Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Global Agent and the Lenders hereunder.
     “Applicable Margin” means
     (i) On the Closing Date and thereafter, until changed in accordance with the following provisions, the Applicable Margin shall be (A) 150.00 basis points for Revolving Loans that are Base Rate Loans, and (B) 250.00 basis points for Revolving Loans that are Fixed Rate Loans;

     (ii) Commencing with the fiscal quarter of the Company ended on May 28, 2010, and continuing with each fiscal quarter thereafter, the Global Agent shall determine the Applicable Margin in accordance with the following matrix, based on the Leverage Ratio:

	Applicable Margin for	Applicable Margin for
	Revolving Loans that	Revolving Loans that
Leverage Ratio	are Base Rate Loans	are Fixed Rate Loans
Greater than or equal to 2.50 to 1.00	250.00 bps	350.00 bps

Greater than or equal to 2.00 to 1.00, but Less than 2.50 to 1.00	200.00 bps	300.00 bps

Greater than or equal to 1.50 to 1.00, but Less than 2.00 to 1.00	175.00 bps	275.00 bps

Greater than or equal to 0.50 to 1.00 but less than 1.50 to 1.00	150.00 bps	250.00 bps

Less than 0.50 to 1.00	125.00 bps	225.00 bps
     (iii) Changes in the Applicable Margin based upon changes in the Leverage Ratio shall become effective on the third Business Day following the receipt by the Global Agent pursuant to Section 6.01(a) or Section 6.01(b) of the financial statements of the Company for the Testing Period most recently ended, and a Compliance Certificate in accordance with Section 6.01(c), demonstrating the computation of the Leverage Ratio. Notwithstanding the foregoing provisions, during any period when (A) the Company has failed to deliver timely its consolidated financial statements referred to in Section 6.01(a) or Section 6.01(b), accompanied by a Compliance Certificate in accordance with Section 6.01(c), or (B) an Event of Default has occurred and is continuing, the Applicable Margin shall be the highest number of basis points indicated therefor in the above matrix, regardless of the Leverage Ratio at such time; provided that upon delivery of such financial statements and/or cure or waiver of such Event of Default in accordance with Section 11.11, the Applicable Margin shall be the number of basis points indicated therefor in the above matrix based on the Leverage Ratio at such time. The above matrix does not modify or waive, in any respect, the rights of the Global Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Global Agent and the Lenders hereunder.
     “Approved Bank” has the meaning provided in clause (i)(B) of the definition of “Cash Equivalents.”

     “Approved Fund” means a fund that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit and that is administered or managed by a Lender or an Affiliate of a Lender.
     “ASC” means Accounting Standards Codification.
     “Asset Sale” means the sale, lease, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, and liquidations of a corporation, partnership or limited liability company of the interests therein of the Company or any Subsidiary) by the Company or any Subsidiary to any Person of any of the Company’s or such Subsidiary’s respective assets, provided that the term Asset Sale specifically excludes (i) any sales, transfers, abandonments or other dispositions of inventory, or obsolete or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business, (ii) the actual or constructive total loss of any property or the use thereof resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, and (iii) any license or sublicense of any intellectual property and related rights granted in the ordinary course of business.
     “Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit G.
     “Augmenting Lender” has the meaning provided in Section 2.02(b).
     “Authorized Officer” means (i) with respect to the Company, any of the following officers: the Chairman, the President, the Chief Executive Officer, the Chief or Deputy Chief Financial Officer, the Treasurer, the Assistant Treasurer or the Controller, and (ii) with respect to any Subsidiary of the Company, the President, any Vice President, the Chief or Deputy Chief Financial Officer or the Treasurer or Assistant Treasurer of such Subsidiary or such other Person as is authorized in writing to act on behalf of such Subsidiary and is acceptable to the Global Agent. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Company.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.
     “Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus 50 basis points (0.5%), and (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
     “Base Rate Loan” means a Canadian Base Rate Loan or US Base Rate Loan.
     “Benefited Creditors” means, with respect to the Company’s Guaranty Obligations pursuant to Article X, each of the Global Agent, the Lenders, each LC Issuer and the Swing Line Lender and each Designated Hedge Creditor, and the respective successors and assigns of each of the foregoing.

     “Borrower” means the Company or any Foreign Subsidiary Borrower.
     “Borrowers” means, collectively, the Company and all of the Foreign Subsidiary Borrowers.
     “Borrowing” means a Revolving Borrowing, a Canadian Borrowing, or the incurrence of a Swing Loan.
     “Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in Pittsburgh, Pennsylvania are authorized or required by law to close and (ii) with respect to any matters relating to (A) Eurodollar Loans, any day on which dealings in U.S. dollars are carried on in the London interbank market, (B) Canadian Revolving Loans or Canadian LC Issuances, any day other than a day on which commercial banks in Toronto, Ontario and Pittsburgh, Pennsylvania are authorized or required by law to close, and (C) Foreign Currency Loans or Revolving Facility LC Issuances in a Designated Foreign Currency or any other matters relating to Loans denominated in Designated Foreign Currency, such day also shall be a day on which (y) dealings in deposits in the relevant Designated Foreign Currency are carried on in the applicable interbank market, and (z) all applicable banks into which Loan proceeds may be deposited are open for business.
     “Canadian Administrative Branch” means, with respect to the Global Agent in its capacity as such, PNC Bank Canada Branch acting as the sub-agent of the Global Agent in accordance with the terms of this Agreement or such other branch or affiliate of the Global Agent as the Global Agent shall have designated in writing to the Borrowers and the Lenders.
     “Canadian Base Rate” means, for any day, with respect to a Canadian Base Rate Loan, the greater of (i) the annual rate of interest established from time to time by the Canadian Administrative Branch of the Global Agent as its “prime” rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada, and (ii) the annual rate of interest equal to the sum of (A) the CDOR Rate on that day for bankers’ acceptances issued on that day with a term to maturity of one month and (B) 0.50% per annum. Any change in the “prime” rate established by the Canadian Administrative Branch of the Global Agent shall take effect at the opening of business on the day of such change.
     “Canadian Base Rate Loan” means each Canadian Revolving Loan bearing interest at a rate based upon the Canadian Base Rate in effect from time to time.
     “Canadian Base Rate Note” means a promissory note executed by the Canadian Borrowers to evidence the Canadian Revolving Loans that are Canadian Base Rate Loans substantially in the form of Exhibit A-3.
     “Canadian Borrower” means any Foreign Subsidiary organized under the laws of Canada or any province thereof that becomes a Canadian Borrower pursuant to Section 2.19; provided, however, that a Foreign Revolving Facility Borrower shall not be eligible to be a Canadian Borrower hereunder.
     “Canadian Borrowing” means the incurrence of Canadian Revolving Loans consisting of one Type of Canadian Revolving Loan by the Canadian Borrowers from all of the Canadian

Lenders on a given date (or resulting from Conversions or Continuations on a given date), having, in the case of any Fixed Rate Loans, the same Interest Period.
     “Canadian Commitment” means, with respect to each Canadian Lender, the amount, if any, set forth opposite such Canadian Lender’s name in Schedule 1as its “Canadian Sub-Facility Commitment” as the same may be reduced from time to time pursuant to Section 2.15(c) and as adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.05.
     “Canadian Commitment Percentage” means, at any time for any Canadian Lender, the percentage obtained by dividing such Canadian Lender’s Canadian Commitment by the Total Canadian Commitment; provided, however, that if the Total Canadian Commitment has been terminated, the Canadian Commitment Percentage for each Canadian Lender shall be determined by dividing such Canadian Lender’s Canadian Commitment immediately prior to such termination by the Total Canadian Commitment in effect immediately prior to such termination. The Canadian Commitment Percentage of each Canadian Lender as of the Closing Date is set forth on Schedule 1.
     “Canadian Dollars” or “C$” means the lawful currency of Canada.
     “Canadian LC Commitment Amount” means, at any time, the amount of the Total Canadian Commitment.
     “Canadian LC Issuance” means the issuance of any Canadian Letter of Credit by a LC Issuer for the account of a Canadian Borrower in accordance with the terms of this Agreement and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Canadian Letter of Credit.
     “Canadian LC Outstandings” means, at any time, the sum, without duplication, of (i) the Dollar Equivalent of the aggregate Stated Amount of all outstanding Canadian Letters of Credit and (ii) the Dollar Equivalent of the aggregate amount of all Unpaid Drawings with respect to Canadian Letters of Credit.
     “Canadian LC Participant” has the meaning provided in Section 2.07(h)(i).
     “Canadian LC Participation” has the meaning provided in Section 2.07(h)(i).
     “Canadian LC Request” has the meaning provided in Section 2.07(b).
     “Canadian Lender” means each Lender that has a Canadian Commitment or, if applicable, the Canadian Lending Installation of any Lender that has a Canadian Commitment; provided, however, that (i) if a Canadian Commitment is being provided by a Canadian Lending Installation of any Lender, then, except as specifically set forth in this Agreement, such Lender and its Canadian Lending Installation shall constitute a single “Lender” under this Agreement and the other Loan Documents, provided that, notwithstanding the foregoing, to the extent a Canadian Commitment is being provided by a Canadian Lending Installation of any Lender, each such Canadian Lending Installation shall be entitled to all of the benefits, indemnifications and protections set forth in this Agreement or any other Loan Document, including, but not limited to, those set forth in Article III, Section 11.01 and Section 11.02, and (ii) no Lender, and no Canadian Lending Installation of any Lender, may be or become a Canadian Lender hereunder unless such Lender or the Canadian Lending Installation of such Lender, as the case may be, is a resident of Canada within the meaning of the Income Tax Act (Canada) for the purposes of the withholding tax provisions in Part XIII of the Income Tax Act (Canada).
     “Canadian Lending Installation” means, with respect to any Lender, any office, branch, subsidiary or Affiliate of such Lender that is designated in writing by such Lender to the Global Agent as being responsible for funding or maintaining a Canadian Commitment.
     “Canadian Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit issued by a LC Issuer under this Agreement pursuant to Section 2.07 for the account of any Canadian Borrower.
     “Canadian Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Canadian Borrowers to the Global Agent, any Canadian Lender or each LC Issuer pursuant to the terms of this Agreement or any other Loan Document (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether such interest and fees are allowed claims in such proceeding).
     “Canadian Payment Office” means, with respect to all matters relating to the making and repayment of Canadian Obligations, and all interest thereon, the office of the Canadian Administrative Branch of the Global Agent at 130 King Street West, Suite 2140, Toronto, Ontario, Canada M5X 1E4, Attention: Donna Hallim (facsimile: (416) 361-0085) or such other office(s), as the Global Agent may designate to the Borrowers in writing from time to time.
     “Canadian Revolving Loan” means, with respect to each Canadian Lender, any Loan made by such Canadian Lender pursuant to Section 2.03.
     “Canadian Sub-Facility” means the credit facility established under Section 2.03 hereof pursuant to the Canadian Commitment of each Canadian Lender; provided, however, that the Canadian Sub-Facility shall not be available unless and until such date, if any, that a Canadian Borrower has become a Foreign Subsidiary Borrower under this Agreement in accordance with Section 2.19.
     “Canadian Sub-Facility Exposure” means, for any Canadian Lender at any time, the Dollar Equivalent of (i) the principal amount of Canadian Revolving Loans made by such Canadian Lender and outstanding at such time, and (ii) such Canadian Lender’s share of the Canadian LC Outstandings at such time.
     “Canadian Sub-Facility Note” means a CDOR Note or a Canadian Base Rate Note.
     “Capital Distribution” means a payment made, liability incurred or other consideration given for the purchase, acquisition, repurchase, redemption or retirement of any capital stock or other equity interest of the Company or any of its Subsidiaries or as a dividend, return of capital or other distribution in respect of the Company or such Subsidiary’s capital stock or other equity interest.
     “Capital Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.
     “Capitalized Lease Obligations” means all obligations under Capital Leases of the Company or any of its Subsidiaries, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.
     “Cash Dividend” means a Capital Distribution of the Company payable in cash to the shareholders of the Company with respect to any class or series of stock of the Company.
     “Cash Equivalents” means,
     (i) with respect to the Company or any of its Subsidiaries, any of the following:
          (A) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;
          (B) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank (or the parent company of such bank) whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than six months from the date of acquisition;
          (C) commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 180 days after the date of acquisition;
          (D) fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clause (A) above;
          (E) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (A) through (D) above;

          (F) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;
          (G) investments in industrial development revenue bonds that (1) “re-set” interest rates not less frequently than quarterly, (2) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (3) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank;
          (H) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (G); and
          (I) investments in auction rate securities that (1) are money market or debt instruments with a long term nominal maturity issued by a municipality or mutual fund company or other similar entity, (2) re-set interest through a “dutch auction” process, and (3) are rated AAA or AA by S&P or the equivalent rating by Moody’s; and
     (ii) with respect to any Foreign Subsidiary of the Company, the approximate equivalent of any of clauses (i)(A) through (I) above in the jurisdiction in which such Foreign Subsidiary is organized.
     “Cash Management Agreements” has the meaning provided in Section 2.09(d)(iv)(B).
     “Cash Proceeds” means, with respect to (i) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Company or any Subsidiary from such Asset Sale, and (ii) any Event of Loss, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received in connection with such Event of Loss.
     “CDOR Loan” means each Canadian Revolving Loan bearing interest at a rate based upon the CDOR Rate.
     “CDOR Note” means a promissory note executed by the Canadian Borrowers to evidence the Canadian Revolving Loans that are CDOR Loans substantially in the form of Exhibit A-2.
     “CDOR Rate” means, on any day, with respect to each Interest Period for a CDOR Loan, the rate per annum determined by the Global Agent as being the arithmetic average (rounded to the nearest one-thousandth of 1%, with five ten-thousandths of 1% being rounded upwards) of the rates applicable to Canadian Dollar bankers’ acceptances for the appropriate term displayed and identified on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time) at approximately 10:00 a.m. (Toronto time) on such day or, if such day is not a Business Day then on the immediately preceding Business Day (as adjusted by the Global Agent after 10:00 a.m. (Toronto time) to reflect any error in a posted rate of interest or in the posted average annual rate of interest); provided, however, if such rates do not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be the discount rate applicable to Canadian Dollar bankers’ acceptances for the appropriate term of The Bank of Nova Scotia at approximately 10:00 a.m. (Toronto time) on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any written request, guideline or directive (whether or not having the force of Law) by any Governmental Authority.
     “Change of Control” means (i) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the 1934 Act, as then in effect), of shares representing more than 33% of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of the Company; provided, however, that the foregoing restriction shall not apply to the Permitted Holders so long as the acquisition by the Permitted Holders of such Voting Power shall not result, directly or indirectly, in a “going private transaction” within the meaning of the 1934 Act; (ii) the occupation of a majority of the seats (other than vacant seats where vacant seats shall not count for purposes of determining the majority) on the board of directors of the Company by Persons who were neither (A) nominated by the Board of Directors of the Company nor (B) appointed by directors so nominated; or (iii) the occurrence of a change in control, or other similar provision, under or with respect to any Material Indebtedness.
     “Charges” has the meaning provided in Section 11.22(a).
     “CIP Regulations” has the meaning provided in Section 9.11.
     “Claims” has the meaning set forth in the definition of “Environmental Claims.”
     “Closing Date” means the date upon which the conditions specified in Section 4.01 are satisfied.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
     “Collateral” means any collateral covered by any Security Document.
     “Collateral Agent” means PNC in its capacity as collateral agent under the Security Documents, together with any successor collateral agent appointed pursuant to Section 9.22 of the Security Agreement.
     “Collateral Assignment Agreement” has the meaning provided in the Security Agreement.

     “Collateral Release Date” has the meaning provided in Section 2.20.
     “Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services in the ordinary course of business.
     “Commitment” means (i) with respect to each Revolving Lender, its obligation to make Revolving Loans and participate in Revolving Facility LC Issuances under the Revolving Facility pursuant to its Revolving Commitment, (ii) the obligation of each Canadian Lender to make Canadian Revolving Loans and participate in Canadian LC Issuances under the Canadian Sub-Facility pursuant to its Canadian Commitment, (iii) with respect to the Swing Line Lender, its obligations to make Swing Loans under the Swing Line Facility pursuant to its Swing Line Commitment, and (iv) with respect to each LC Issuer, its obligation to issue Letters of Credit under and in accordance with the terms of this Agreement.
     “Commitment Fees” has the meaning provided in Section 2.14(a)(i).
     “Commodities Hedge Agreement” means a commodities contract purchased by the Company or any of its Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to paper or other raw materials necessary to the manufacturing or production of goods in connection with the business of the Company and its Subsidiaries.
     “Company” has the meaning provided in the first paragraph of this Agreement.
     “Company Guaranteed Obligations” has the meaning provided in Section 10.01.
     “Compliance Certificate” has the meaning provided in Section 6.01(c).
     “Computation Date” means each of the following dates, as applicable, on which the Global Agent will determine the Dollar Equivalent amount of (i) proposed Revolving Loans or Revolving Facility Letters of Credit to be denominated in a Designated Foreign Currency as of the requested date of Borrowing or issuance, as the case may be, and (ii) outstanding Revolving Loans and Revolving Facility Letters of Credit denominated in a Designated Foreign Currency as of the end of each Interest Period or the scheduled renewal or expiration, as the case may be.
     “Confidential Information” has the meaning provided in Section 11.14(b).
     “Consideration” means, in connection with an Acquisition, the aggregate consideration paid for such Acquisition, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker, accountant, lawyer or other advisor in connection with such Acquisition) or fees for a covenant not to compete and any other consideration paid for the purchase.
     “Consolidated Capital Expenditures” means, for any period, as determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) made by the Company and its

Subsidiaries to acquire or lease (pursuant to a Capital Lease) fixed or capital assets, or additions to equipment (including replacements, capitalized repairs and improvements during such period).
     “Consolidated Depreciation and Amortization Expense” means, for any period, all depreciation and amortization expenses of the Company and its Subsidiaries, all as determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, provided, however, that in the event the Company is required under ASC Topic 810 to consolidate the results of an entity that is not otherwise a Subsidiary, Consolidated Depreciation and Amortization Expense shall only include the portion of such depreciation and amortization expense for such period equal to the Company’s percentage equity interest in such entity.
     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period; plus (i) (A) the sum of the amounts for such period included in determining such Consolidated Net Income of (1) Consolidated Interest Expense, (2) Consolidated Income Tax Expense, (3) Consolidated Depreciation and Amortization Expense, and (4) extraordinary non-cash losses and charges and other non-recurring non-cash losses and charges, (B) the applicable non-cash Scheduled Add-Backs for such period and (C) fees, costs and expenses in connection with the World Headquarters Initiative in an amount not to exceed $7,500,000 in the aggregate during the term of this Agreement; less (ii) gains on sales of assets, extraordinary gains, and non-recurring non-cash gains in excess, for any such gain, of $5,000,000; all as determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that Consolidated EBITDA for any Testing Period shall (x) for any Person or business unit that has been acquired by the Company or any of its Subsidiaries during such Testing Period, include the EBITDA of such Person or business unit for any portion of such Testing Period prior to the date of acquisition, so long as such EBITDA has been verified by appropriate audited financial statements or other financial statements acceptable to the Global Agent and (y) for any Person or business unit that has been disposed of by the Company or any of its Subsidiaries during such Testing Period, exclude the EBITDA of such Person or business unit for the portion of such Testing Period prior to the date of disposition.
     “Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the net income of the Company or any of its Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, provided, however, that in the event the Company is required under ASC Topic 810 to consolidate the results of an entity that is not otherwise a Subsidiary, Consolidated Income Tax Expense shall only include the portion of such income tax expense for such period equal to the Company’s percentage equity interest in such entity.
     “Consolidated Interest Expense” means, for any period, total interest expense (including, without limitation, that which is capitalized and that which is attributable to the Permitted Receivables Facility, Capital Leases or Synthetic Leases) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries; provided, however, that Consolidated Interest Expense shall exclude (a) premiums, write-offs of original issue discount and deferred financing costs, (b) transactional expenses associated with any Permitted Note Purchase made pursuant to Section 7.06(e), (c) transactional expenses associated with the negotiation, preparation, execution and delivery of the Loan

Documents and the Receivables Facility Documents, (d) transactional expenses and other issuance costs associated with securities issued pursuant to any Indenture, and (e) pay-in-kind interest expense or other non-cash interest expense (including as a result of the effects of purchase accounting), provided, however, further, that in the event the Company is required under ASC Topic 810 to consolidate the results of an entity that is not otherwise a Subsidiary, Consolidated Interest Expense shall only include the portion of such interest expense for such period equal to the Company’s percentage equity interest in such entity.
     “Consolidated Net Income” means for any period, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided, however, that (a) in the event the Company is required under ASC Topic 810 to consolidate the results of an entity that is not otherwise a Subsidiary, Consolidated Net Income shall only include the portion of such net income (or loss) for such period equal to the Company’s percentage equity interest in such entity, and (b) the net income for such period of any Person that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the Company or a Subsidiary thereof in respect of such period.
     “Consolidated Total Debt” means the sum (without duplication) of all Indebtedness of the Company and of its Subsidiaries, all as determined on a consolidated basis, provided, however, that in the event the Company is required under ASC Topic 810 to consolidate the results of an entity that is not otherwise a Subsidiary, Consolidated Total Debt shall only include the portion of such Indebtedness equal to the Company’s percentage equity interest in such entity (except, and without duplication, to the extent it is also Indebtedness of the Company or any of its Subsidiaries).
     “Continue,” “Continuation” and “Continued” each refers to a continuation of a Fixed Rate Loan for an additional Interest Period as provided in Section 2.13.
     “Control Agreement” has the meaning provided in the Security Agreement.
     “Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.
     “Credit Event” means the making of any Borrowing, any Conversion or Continuation or any LC Issuance.
     “Credit Facility” means the credit facility established under this Agreement pursuant to the Commitments of the Lenders.
     “Credit Facility Exposure” means, for any Lender at any time, the Dollar Equivalent of the sum of, (i) such Lender’s Revolving Facility Exposure at such time, and (ii) such Lender’s (whether directly or by its Canadian Lending Installation), Canadian Sub-Facility Exposure at such time.
     “Credit Party” means any Domestic Credit Party or Foreign Credit Party.

     “Daily LIBOR Rate” means, for any day, the rate per annum determined by the Global Agent by dividing (y) the Published Rate by (z) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.
     “Declining Lender” has the meaning provided in Section 2.02(b).
     “Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
     “Default Rate” means, for any day, a rate per annum equal to (i) the Base Rate (or if the Default Rate is being determined in connection with a Canadian Revolving Loan, the Canadian Base Rate) in effect on such day, plus (ii) the Applicable Margin in effect on such day, plus (iii) 2%.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations with respect to Letters of Credit, or participations in Swing Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (b) has otherwise failed to pay over to the Global Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (c) has failed at any time to comply with the provisions of Section 8.04 with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its ratable share of such payments due and payable to all of the Lenders, (d) has since the date of this Agreement been deemed insolvent by a Governmental Authority or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding, or has a parent company that since the date of this Agreement been deemed insolvent by a Governmental Authority or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding, (e) has notified the Global Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement, or (f) has failed within three (3) Business Days after request by the Global Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in the Letters of Credit and Swing Loans.
     “Designated Foreign Currency” means Euros, Canadian Dollars, British pounds, Australian dollars, New Zealand dollars, or Yen.
     “Designated Hedge Agreement” means any Hedge Agreement (other than a Commodities Hedge Agreement) to which the Company or any of its Subsidiaries is a party and as to which a Lender or any of its Affiliates (including any Person who is a Lender or an Affiliate of a Lender as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be a Lender or an Affiliate of a Lender) is a counterparty.

     “Designated Hedge Creditor” means each Lender or Affiliate of a Lender that participates as a counterparty to any Credit Party pursuant to any Designated Hedge Agreement with such Lender or Affiliate of such Lender.
     “Dollars,” “U.S. dollars” and the sign “$” each means lawful money of the United States.
     “Dollar Equivalent” means, (i) with respect to an amount in Dollars, such amount, (ii) with respect to a Foreign Currency Loan to be made, the Dollar equivalent of the amount of such Foreign Currency Loan, determined by the Global Agent (which determination shall be conclusive absent manifest error) using the average spot rate quoted to the Global Agent (based on market rates then prevailing and available to the Global Agent) or the commercial market rate of exchange, as determined by the Global Agent and at a time determined by the Global Agent on the date two Business Days before the date such Foreign Currency Loan is to be made, for the purchase of the relevant Designated Foreign Currency with Dollars for delivery on the date such Foreign Currency Loan is to be made, (iii) with respect to any Letter of Credit to be issued in any Designated Foreign Currency, the Dollar equivalent of the Stated Amount of such Letter of Credit, determined by the applicable LC Issuer (which determination shall be conclusive absent manifest error) using the average spot rate quoted to the LC Issuer (based on market rates then prevailing and available to the LC Issuer) or the commercial market rate of exchange, as determined by the LC Issuer and at a time determined by the LC Issuer on the date two Business Days before the issuance of such Letter of Credit, for the purchase of the relevant Designated Foreign Currency with Dollars for delivery on such date of issuance, and (iv) with respect to any other amount, and with respect to Foreign Currency Loans and Letters of Credit issued in any Designated Foreign Currency at any other time, the Dollar equivalent of such amount, Foreign Currency Loan or Letter of Credit, as the case may be, determined by the Global Agent (which determination shall be conclusive absent manifest error) using the average spot rate quoted to the Global Agent (based on market rates then prevailing and available to the Global Agent) or the commercial market rate of exchange, as determined by the Global Agent and at a time determined by the Global Agent on the date for which the Dollar equivalent amount of such amount, Foreign Currency Loan or Letter of Credit, as the case may be, is being determined, for the purchase of the relevant Designated Foreign Currency with Dollars for delivery on such date.
     “Domestic Credit Party” means the Company or any Subsidiary Guarantor.
     “Domestic Lending Office” means, with respect to each Lender, the office designated by such Lender to the Global Agent as such Lender’s lending office for all purposes of this Agreement other than those matters managed by such Lender’s Foreign Lending Office.
     “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any state thereof, the District of Columbia, or any United States possession.
     “EBITDA” means, with respect to any Person for any period, the net income for such Person for such period plus (i) the sum of the amounts for such period included in determining such net income in respect of (A) interest expense, (B) income tax expense, (C) depreciation and amortization expense, and (D) extraordinary non-cash losses and charges and other non-recurring non-cash losses and charges; less (ii) gains on sales of assets and other extraordinary gains and other non-recurring non-cash gains, in each case as determined in accordance with GAAP.

     “Eligible Assignee” means (i) a Lender (other than a Defaulting Lender), (ii) an Affiliate of a Lender (other than a Defaulting Lender), (iii) an Approved Fund, and (iv) any other Person (other than a natural Person) approved by (A) the Global Agent, (B) each LC Issuer, and (C) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include (y) the Company or any of its Subsidiaries, or (z) any other Person, a substantial part of whose business, directly or indirectly through an Affiliate of such Person, on the date such Person intends to become an “Eligible Assignee” hereunder, is the design, manufacture or distribution of greeting cards, stationary, party supplies, gift-wrapping supplies, photo products or any other products related to any of the foregoing; and any prospective Eligible Assignee shall certify that it is an Eligible Assignee (as defined above) in the Assignment Agreement which it is required to deliver pursuant to Section 11.05(c), upon which certification the Global Agent, each LC Issuer and each Lender may conclusively rely without investigation, liability or other obligation whatsoever.
     “Environmental Claims” means any and all global, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
     “Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or global interpretation thereof, including any judicial or global order, consent, decree or judgment issued to or rendered against the Company or any of its Subsidiaries relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
     “Equalization Date” means the date upon the earliest to occur of (i) the termination of the Commitments pursuant to Section 8.02(a), (ii) the acceleration of the Obligations pursuant to Section 8.02(b), (iii) the occurrence of an Event of Default pursuant to Section 8.01(h), or (iv) the Revolving Facility Termination Date, to the extent that any of the Obligations remain outstanding as of the close of business (local time in the Notice Office) as of such date.

     “Equalization Percentage” means, with respect to each Lender, a percentage determined for such Lender on the Equalization Date obtained by dividing the Credit Facility Exposure of such Lender on the Equalization Date by the Aggregate Credit Facility Exposure on the Equalization Date, in each case as calculated, with respect to any amounts outstanding in a Designated Foreign Currency, using the Dollar Equivalent of such amount in effect on the Equalization Date, as the forgoing percentage may be adjusted as a result of any assignments made pursuant to Section 11.05 after the Equalization Date.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
     “ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with the Company or a Subsidiary of the Company, would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Company or a Subsidiary of the Company being or having been a general partner of such Person.
     “Eurodollar Loan” means each Revolving Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.
     “Event of Default” has the meaning provided in Section 8.01.
     “Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within 270 days after the occurrence of such destruction or damage, or (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property by any Governmental Authority.
     “Excluded Taxes” means, with respect to the Global Agent, any Lender, any LC Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 3.03(a).
     “Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     “Exemption Certificate” has the meaning provided in Section 3.03(e)(iv).
     “Existing Credit Agreement” means that certain Credit Agreement dated as of April 4, 2006 among the Company, the Lenders party thereto, the Global Agent and the other parties and agents set forth therein, as amended.
     “Existing Letters of Credit” means each of the letters of credit described on Schedule 4.
     “Federal Funds Effective Rate” for any day means the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
     “Federal Funds Open Rate” for any day means the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Global Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Global Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.
     “Fee Letter” means the Fee Letter, dated as of May 11, 2010, by and among PNC, PNC Capital Markets LLC and the Company, as amended, restated, modified or supplemented from time to time.
     “Fees” means all amounts payable pursuant to, or referred to in, Section 2.14.

     “Financial Projections” has the meaning provided in Section 5.07(b).
     “Fitch” means Fitch, Inc. and its successors.
     “Fixed Commitment Percentage” means, at any time for any Revolving Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment; provided, however, that if the Total Revolving Commitment has been terminated, the Fixed Commitment Percentage for each Lender shall be determined by dividing such Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination. The Fixed Commitment Percentage of each Revolving Lender as of the Closing Date is set forth on Schedule 1.
     “Fixed Rate Loan” means any Eurodollar Loan, Foreign Currency Loan or CDOR Loan.
     “Foreign Credit Party” means any Foreign Subsidiary Borrower or any Foreign Subsidiary that has executed and delivered to the Global Agent a Foreign Subsidiary Guaranty.
     “Foreign Currency Exposure” means, at any time, the sum of (i) the Aggregate Canadian Sub-Facility Exposure at such time, and (ii) the Aggregate Revolving Facility Exposure at such time that is denominated in any Designated Foreign Currency.
     “Foreign Currency Loan” means each Revolving Loan denominated in a Designated Foreign Currency and bearing interest at a rate based upon the Adjusted Foreign Currency Rate.
     “Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Company is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Lending Office” means, with respect to each Lender, in the case of matters relating to the Foreign Subsidiary Borrowers, the office(s) designated by such Lender to the Global Agent as such Lender’s lending office(s) for purposes of making Loans to each such Foreign Subsidiary Borrower.
     “Foreign Revolving Facility Borrower” means any Foreign Subsidiary that becomes a Revolving Facility Borrower pursuant to Section 2.19; provided, however, that a Canadian Borrower shall not be eligible to be a Foreign Revolving Facility Borrower hereunder.
     “Foreign Revolving Facility Borrower Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by any Foreign Revolving Facility Borrower to the Global Agent, any Lender or any LC Issuer pursuant to the terms of this Agreement or any other Loan Document (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether such interest and fees are allowed claims in such proceeding).
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

     “Foreign Subsidiary Borrower” means any Canadian Borrower or Foreign Revolving Facility Borrower.
     “Foreign Subsidiary Borrower Exposure” means, at any time, the sum of (i) the Aggregate Canadian Sub-Facility Exposure at such time, and (ii) the Aggregate Revolving Facility Exposure in respect of the Foreign Revolving Facility Borrowers at such time.
     “Foreign Subsidiary Guaranty” means, with respect to any Foreign Subsidiary, a guaranty of payment, in form and substance satisfactory to the Global Agent, executed by such Foreign Subsidiary under which such Foreign Subsidiary guarantees payment of the Obligations owing by such Foreign Subsidiary Borrowers that own (directly or indirectly) equity interests in such Foreign Subsidiary.
     “Funding Amount” means, with respect to any Revolving Borrowing or Revolving Facility LC Issuance, such Lender’s pro rata share of such Revolving Borrowing or Revolving Facility LC Issuance based upon such Lender’s applicable Funding Percentage in effect at the time such Revolving Borrowing is to be made or of such Revolving Facility LC Issuance.
     “Funding Percentage” means, for each Lender at the time of any Revolving Borrowing or Revolving Facility LC Issuance, (i) if there is no Aggregate Canadian Sub-Facility Exposure, such Lender’s Fixed Commitment Percentage, or (ii) if there is any Aggregate Canadian Sub-Facility Exposure, such Lender’s Adjusted Commitment Percentage.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
     “Global Agent” has the meaning provided in the first paragraph of this Agreement and shall include any successor to the Global Agent appointed pursuant to Section 9.06.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, global tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or global powers or functions of or pertaining to government, including any supranational bodies such as the European Union or the European Central Bank.
     “Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“Primary Indebtedness”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such Primary Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such Primary Indebtedness or to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Indebtedness of the ability of the Primary Obligor to make payment of such Primary Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Primary Indebtedness against loss in respect thereof; provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations entered into in connection with any acquisition or disposition of assets in effect on the Closing Date or permitted under this Agreement. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
     “Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect, under any applicable Environmental Law.
     “Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement or (iii) any Commodities Hedge Agreement.
     “Increasing Lender” shall have the meaning assigned to that term in Section 2.02(c).
     “Indebtedness” of any Person means without duplication (i) all indebtedness of such Person for borrowed money; (ii) all bonds, notes, debentures and similar debt securities of such Person; (iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person; (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (v) the principal component of all obligations of such Person in respect of bankers’ acceptances; (vi) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed; (vii) all Capitalized Lease Obligations of such Person; (viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person; (ix) all obligations of such Person with respect to asset securitization financing, including, but not limited to, in the case of the Company or any of its Subsidiaries, all obligations of the Company or any of its Subsidiaries under the Permitted Receivables Facility; (x) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations in excess of the aggregate for all such obligations of $10,000,000; (xi) all net obligations of such Person under Hedge Agreements; (xii) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; and (xiii) all Guaranty Obligations of such Person; provided, however that (x) no trade payables, deferred revenue, taxes nor other similar accrued expenses, in each case arising in the ordinary course of business, obligations in respect of insurance policies or performance or surety bonds that themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same) or obligations to pay royalty fees or other payments under license agreements, shall constitute Indebtedness; and (y) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning provided in Section 11.02.
     “Indentures” means, collectively, the Senior Indenture (1998), the Senior Indenture (2006) and the Subordinated Indenture.
     “Insolvency Event” means, with respect to any Person, (i) the commencement of a voluntary case by such Person under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States (including, without limitation, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or the Winding-Up and Restructuring Act (Canada); (ii) the commencement of an involuntary case against such Person under the Bankruptcy Code and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person; (iv) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person; (v) any such proceeding of the type set forth in clause (iv) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days; (vi) such Person is adjudicated insolvent or bankrupt; (vii) any order of relief or other order approving any such case or proceeding is entered; (viii) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; (ix) such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or (x) any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing.
     “Interest Coverage Ratio” means, for any Testing Period, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense.
     “Interest Period” means, with respect to each Fixed Rate Loan, a period of one, two, three or six months as selected by the applicable Borrower; provided, however, that (i) the initial

Interest Period for any Borrowing of such Fixed Rate Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Fixed Rate Loan may be selected that would end after the Revolving Facility Termination Date; and (v) if, upon the expiration of any Interest Period, the applicable Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Fixed Rate Loans as provided above, such Borrower shall be deemed to have elected to Convert such Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period or, in the case of any Foreign Currency Loan, such Borrower shall be required to repay the same in full.
     “Investment” means (i) any direct or indirect purchase or other acquisition by a Person of any of the capital stock or other equity interest of any other Person, including any partnership or joint venture interest in such Person; (ii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand) or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person, or (iii) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account, certificate of deposit or other investment of any kind.
     “Investment Grade Rating” means that the Company’s unsecured non-credit enhanced rating from Moody’s is at least Baa3, from S&P is at least BBB- and from Fitch is at least BBB-.
     “Joinder Agreement” has the meaning provided in Section 4.02(i).
     “Judgment Amount” has the meaning provided in Section 11.24.
     “Landlord’s Agreement” means a landlord’s waiver or mortgagee’s waiver, each in form and substance satisfactory to the Collateral Agent, delivered by a Credit Party with respect to Material Leased Locations in connection with this Agreement, as the same may from time to time be amended, restated or otherwise modified.
     “Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Governmental Authority.
     “LC Documents” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.

     “LC Fee” means any of the fees payable pursuant to Section 2.14(b) or (c) in respect of Letters of Credit.
     “LC Issuance” means any Canadian LC Issuance or Revolving Facility LC Issuance.
     “LC Issuer” means (i) with respect to any Revolving Facility Letter of Credit, PNC or any of its Affiliates or such other Lender that is requested by the Company and agrees to be a LC Issuer hereunder and is approved by the Global Agent, which approval shall not be unreasonably withheld or delayed, and (ii) with respect to any Canadian Letter of Credit, PNC Bank Canada Branch or any of its Affiliates that meet the requirements of a Canadian Lender or such other Canadian Lender that is approved by the Company and agrees to be a LC Issuer hereunder and is approved by the Global Agent, which approval shall not be unreasonably withheld or delayed.
     “LC Obligor” means (i) with respect to any Revolving Facility Letter of Credit, the Company, any other Revolving Facility Borrower or any Subsidiary Guarantor, and (ii) with respect to any Canadian Letter of Credit, any Canadian Borrower.
     “Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
     “Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.
     “Lender Register” has the meaning provided in Section 2.11(b).
     “Letter of Credit” means any (i) Canadian Letter of Credit or (ii) Revolving Facility Letter of Credit.
     “Leverage Ratio” means, for any Testing Period, the ratio of (i) Consolidated Total Debt minus the Company’s unrestricted cash on hand to (ii) Consolidated EBITDA.
     “LIBOR Reserve Percentage” means as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
     “Loan” means any Revolving Loan, Canadian Revolving Loan or Swing Loan.

     “Loan Documents” means this Agreement, the Notes, the Subsidiary Guaranty, each Foreign Subsidiary Guaranty, the Security Documents, the Fee Letter, any Joinder Agreement and any LC Document.
     “Loss” has the meaning provided in Section 11.24.
     “Margin Stock” has the meaning provided in Regulation U.
     “Material Adverse Effect” means any or all of the following: (i) any material adverse effect on the business, operations, property, assets, liabilities, financial or other condition of the Company, any other Borrower, or the Company and its Subsidiaries (taken as a whole); (ii) any material adverse effect on the ability of the Company, any other Borrower, or the Company and its Subsidiaries (taken as a whole) to perform its or their obligations under the Loan Documents to which it or they are a party; (iii) any material adverse effect on the ability of the Company, any other Borrower, or the Company and its Subsidiaries (taken as a whole) to pay their liabilities and obligations as they mature or become due; or (iv) any material adverse effect on the validity, effectiveness or enforceability, as against the Company, any other Borrower, or the other Credit Parties (taken as a whole) of any of the Loan Documents to which it or they are a party.
     “Material Indebtedness” means, as to the Company or any of its Subsidiaries, any particular Indebtedness of the Company or such Subsidiary (including any Guaranty Obligations) in excess of the aggregate principal amount of $20,000,000 (or the Dollar Equivalent thereof).
     “Material Leased Location” has the meaning provided in Section 6.10(d).
     “Maximum Credit Facility Amount” means the Dollar Equivalent of $350,000,000, as such amount may be reduced pursuant to Section 2.15 or increased pursuant to Section 2.02(c).
     “Maximum Dividend Amount” means $50,000,000.
     “Maximum Foreign Exposure Amount” means the Dollar Equivalent of $100,000,000, as such amount may be reduced pursuant to Section 2.15.
     “Maximum Rate” has the meaning provided in Section 11.22.
     “Maximum Share Repurchase Amount” means $100,000,000.
     “Minimum Borrowing Amount” means (i) with respect to any US Base Rate Loan, $5,000,000 (or the Dollar Equivalent thereof in any Designated Foreign Currency), with minimum increments thereafter of $1,000,000 (or the Dollar Equivalent thereof in any Designated Foreign Currency), (ii) with respect to any Eurodollar Loan or Foreign Currency Loan, $5,000,000 (or the Dollar Equivalent thereof in any Designated Foreign Currency), with minimum increments thereafter of $1,000,000 (or the Dollar Equivalent thereof in any Designated Foreign Currency), (iii) with respect to any Canadian Base Rate Loan, C$1,000,000, with minimum increments thereafter of C$100,000, (iv) with respect to any CDOR Loan C$5,000,000, with minimum increments thereafter of C$1,000,000, and (v) with respect to Swing Loans, $500,000, with minimum increments thereafter of $100,000.

     “Moody’s” means Moody’s Investors Service, Inc. and its successors.
     “Moody’s Rating” means the rating accorded to the Company’s senior credit facilities by Moody’s.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding three plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means an employee benefit plan, other than a Multiemployer Plan, to which the Company or any ERISA Affiliate, and one or more employers other than the Company or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Company or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.
     “Net Cash Proceeds” means, with respect to (i) any Asset Sale by any Person, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses of sale (including, without limitation, brokers’ fees, fees of counsel, accountants and other advisors and filing fees) incurred in connection with such Asset Sale, and other reasonable and customary fees and expenses incurred, and all taxes paid or reasonably estimated to be payable by such Person as a consequence of such Asset Sale and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset which is the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale, and (B) (without duplication of amounts set forth in clause (A)) incremental federal, state and local income taxes paid or payable as a result thereof; and (ii) any Event of Loss, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses incurred in connection with such Event of Loss, and taxes paid or reasonably estimated to be payable by such person as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset which is the subject of the Event of Loss and required to be, and which is, repaid under the terms thereof as a result of such Event of Loss, and (B) (without duplication of amounts set forth in clause (A)) incremental federal, state and local income taxes paid or payable as a result thereof.
     “New Lender” has the meaning assigned to that term in Section 2.02(c).
     “1934 Act” means the Securities Exchange Act of 1934, as amended.
     “Non-Canadian Lender” means any Lender that does not have a Canadian Commitment either directly or by its Canadian Lending Installation.
     “Non-Consenting Lender” shall have the meaning specified in Section 11.11.
     “Non-Defaulting Lender” means each Lender other than a Defaulting Lender.
     “Note” means a Revolving Facility Note, a Canadian Sub-Facility Note, or a Swing Line Note, as applicable.

     “Notice of Adjustment” has the meaning provided in Section 2.10(b).
     “Notice of Borrowing” has the meaning provided in Section 2.08(b).
     “Notice of Continuation or Conversion” has the meaning provided in Section 2.13(c).
     “Notice of Swing Line Refunding” has the meaning provided in Section 2.05(b).
     “Notice Office” means the office of the Global Agent at 500 First Avenue, Pittsburgh, PA 15219, Attention: Agency Services, or such other office as the Global Agent may designate in writing to the Company from time to time.
     “Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrowers or any other Credit Party to the Global Agent, the Collateral Agent (including but not limited to Administrative Obligations (as defined in the Security Agreement)), any Lender, the Swing Line Lender or any LC Issuer pursuant to the terms of this Agreement or any other Loan Document (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code).
     “Operating Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.
     “Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.
     “Original Due Date” has the meaning provided in Section 11.24.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Payment Office” means, with respect to all matters other than those relating to the making and repayment of Canadian Revolving Loans or other Canadian Obligations, the office of the Global Agent at 500 First Avenue, Pittsburgh, PA 15219, Attention: Agency Services, or such other office(s), as the Global Agent may designate to the Company in writing from time to time.
     “Payment Sharing Percentage” means, with respect to any Lender or Canadian Lender at any time (i) with respect to any payment relating to the Revolving Facility, (A) if there is no Aggregate Canadian Sub-Facility Exposure, such Lender’s Fixed Commitment Percentage or (B) if there is any Aggregate Canadian Sub-Facility Exposure and/or Foreign Currency Loan

outstanding at such time, the percentage obtained by dividing such Lender’s Revolving Facility Exposure immediately prior to such payment by the Aggregate Revolving Facility Exposure immediately prior to such payment, and (ii) with respect to any payment relating to the Canadian Sub-Facility, such Canadian Lender’s Canadian Commitment Percentage in effect at such time.
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
     “Permitted Acquisition” means any Acquisition as to which all of the following conditions are satisfied:
     (i) such Acquisition involves a line or lines of business that is or are complementary to the lines of business in which the Company and its Subsidiaries, considered as an entirety, are engaged on the Closing Date;
     (ii) the aggregate Consideration paid in connection with such Acquisition shall not exceed the Permitted Acquisition Amount; provided, that notwithstanding the foregoing, if at the time of any Acquisition the Leverage Ratio for both (a) the most recent Testing Period then ended and (b) after giving effect to such Acquisition, on a pro forma basis, is less than 2.25 to 1.00, then the limitation in this clause (ii) shall not apply;
     (iii) no Default or Event of Default shall exist prior to or immediately after giving effect to such Acquisition;
     (iv) the Company would, after giving effect to such Acquisition, on a pro forma basis, be in compliance with the financial covenants contained in Section 7.07; and
     (v) at least five Business Days prior to the consummation of any such Acquisition in which the Consideration exceeds $50,000,000, the Company shall have delivered to the Global Agent and the Lenders (A) a certificate of an Authorized Officer demonstrating, in reasonable detail, the computation of the financial covenants referred to in Section 7.07 on a pro forma basis, such pro forma ratios being determined as if (x) such Acquisition had been completed at the beginning of the most recent Testing Period for which financial information for the Company and the business or Person to be acquired, is available, and (y) any such Indebtedness, or other Indebtedness incurred to finance such Acquisition, had been outstanding for such entire Testing Period, and (B) historical financial statements, if available, or such other financial information reasonably satisfactory to the Global Agent, relating to the business or Person to be acquired and such other information as the Global Agent may reasonably request.
     “Permitted Acquisition Amount” means $200,000,000.
     “Permitted Asset Dispositions” means the sale of the Strawberry Shortcake, Care Bears, and/or Sushi Pak properties, including any contracts, obligations, intellectual property rights and other assets used in connection therewith or otherwise attendant thereto.
     “Permitted Creditor Investment” means any securities (whether debt or equity) received by the Company or any of its Subsidiaries in connection with the bankruptcy or reorganization of any customer or supplier of the Company or any such Subsidiary and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.
     “Permitted Foreign Subsidiary Loans and Investments” means (i) the investments, existing as of the Closing Date, by the Company or any Domestic Subsidiary (other than the Receivables Subsidiary) in Foreign Subsidiaries; (ii) loans and investments by a Domestic Credit Party to or in a Foreign Subsidiary made on or after the Closing Date, so long as the aggregate amount of all such loans and investments by all Domestic Credit Parties does not, at any time, exceed (A) $50,000,000, minus (B) the Dollar Equivalent of the amount of Indebtedness of Foreign Subsidiaries guaranteed by the Domestic Credit Parties pursuant to subpart (iii) of this definition; and (iii) loans to a Foreign Subsidiary by any Person (other than the Company or any of its Subsidiaries), and any guaranty of such loans by a Domestic Credit Party, so long as the aggregate principal amount of all such loans does not at any time exceed $30,000,000.
     “Permitted Holders” means Morry Weiss, Judith S. Weiss, Harry H. Stone, Gary Weiss, Jeffrey Weiss, Zev Weiss, Elie Weiss, and any other family member of Jacob Sapirstein (including lineal descendants, spouses of such descendants, the lineal descendants of any such spouse, the spouses of any such spouses’ lineal descendants), and trusts for estate planning purposes where any of the foregoing persons are beneficiaries or trustees of any such trust or trusts, including without limitation, voting trusts, the Irving I. Stone Limited Liability Co., The Irving Stone Irrevocable Trust originally dated April 21, 1947, as amended, and the Irving I. Stone Oversight Trust, the Irving Stone Support Foundation, The Irving I. Stone Foundation, the 540 Investment Company Limited Partnership, and the American Greetings Corporation Retirement Profit Sharing and Savings Plan or any Person controlled by, or any successor Person to, any of the foregoing.
     “Permitted Lien” means any Lien permitted by Section 7.03.
     “Permitted Note Purchase” means the purchase by the Company of any notes or other securities issued by the Company pursuant to the Senior Indenture (1998), the Senior Indenture (2006) or the Subordinated Indenture.
     “Permitted Receivables Facility” means the accounts receivable facility established pursuant to the Receivables Facility Documents whereby the Company and certain of its Subsidiaries shall have sold or transferred, or hereafter sell or transfer, the Receivables Related Assets directly or indirectly to the Receivables Subsidiary which in turn transfers to a buyer, purchaser or lender undivided fractional interests in such accounts receivable, so long as (i) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility shall be guaranteed by the Company or any Subsidiary of the Company, (ii) there shall be no recourse or obligation to the Company or any Subsidiary of the Company (other than the Receivables Subsidiary) whatsoever other than pursuant to customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Subsidiary, and (iii) neither the Company nor any of its Subsidiaries (other than the Receivables Subsidiary) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility, other than as set forth in subpart (ii) of this definition.

     “Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means any multiemployer or single-employer plan, as defined in Section 4001 of ERISA, that is maintained or contributed to by (or to which there is an obligation to contribute by) the Company or a Subsidiary of the Company or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Company, or a Subsidiary of the Company or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
     “PNC” means PNC Bank, National Association, a national banking association, its successors and assigns.
     “Primary Indebtedness” has the meaning provided in the definition of “Guaranty Obligations.”
     “Primary Obligor” has the meaning provided in the definition of “Guaranty Obligations.”
     “Prime Rate” means the interest rate per annum announced from time to time by PNC or other financial institution then serving as the Global Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by PNC or other financial institution. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
     “Principal Office” means the main banking office of, as applicable, PNC in Pittsburgh, Pennsylvania, U.S.A or the Global Agent.
     “Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Global Agent).
     “Purchase Date” has the meaning provided in Section 2.05(c).
     “Quoted Rate” means, with respect to any Swing Loan, the interest rate quoted to the Company by the Swing Line Lender and agreed to by the Company as being the interest rate applicable to such Swing Loan.
     “Ratings Agencies” means S&P, Moody’s and Fitch.
     “RCRA” means the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.
     “Real Property” of any Person means all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

     “Receivables Facility Documents” means, collectively, the Amended and Restated Receivables Purchase Agreement, dated as of October 24, 2006, among the Receivables Subsidiary, the members of various purchase groups, as Purchasers, the Company, as Servicer, and PNC, as Administrator, together with each other document, instrument or agreement executed in connection with the foregoing (including without limitation intercompany notes customary in such transactions), as any of the foregoing may, in accordance with the terms of this Agreement, be amended, restated or otherwise modified or replaced from time to time.
     “Receivables Related Assets” means, collectively, (i) any indebtedness and other obligations owed to the Company or any of its Subsidiaries by, or any right of the Company or any of its Subsidiaries to payment from or on behalf of, the Person obligated with respect to such indebtedness or other obligations, arising in connection with the sale of goods or the rendering of services by the Company or any of its Subsidiaries (in each case, an “Account Receivable”) that is subject to the Permitted Receivables Facility, and the following to the extent that they are proceeds of or relate to the Accounts Receivable that are subject to the Permitted Receivables Facility: (A) accounts, (B) instruments, (C) chattel paper, (D) general intangibles, (E) the merchandise or goods (including returned goods), the sale or lease of which gave rise to such Accounts Receivable, and the insurance proceeds thereof, (F) contractual rights (including any agreement, lease, invoice or other writing), guaranties, insurance, claims and indemnities, (G) books and records, (H) all documentation of title evidencing the shipment or storage of any goods (including returned goods), (I) guaranties and collections of such Accounts Receivable, (J) any security interest or liens and property thereto from time to time purporting to secure payment of such Accounts Receivable, (K) lock-box accounts and amounts on deposit therein, (L) monies due or to become due, and (M) all proceeds and products of and all amounts received or receivable under any of the foregoing; (ii) the Sale and Contribution Agreement (as defined in the Receivables Facility Documents); and (iii) the Receivables Sale Agreement (as defined in the Receivables Facility Documents) and all rights of the Company thereunder.
     “Receivables Subsidiary” means AGC Funding Corporation, a Delaware corporation, and any other wholly-owned Subsidiary of the Company that shall have been established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring Accounts Receivable under the Permitted Receivables Facility and that shall not engage in any activities other than in connection with the Permitted Receivables Facility.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates, other than, in the case of any Lender or any of its Affiliates, any of the shareholders of the ultimate parent company of such Lender or such Lender’s Affiliates.

     “Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsections .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, .35, .62,         .63, .64, .65 or .67 of PBGC Regulation Section 4043.
     “Required Lenders” means (i) at any time prior to the termination of the Commitments (whether pursuant to Section 8.02(a) or otherwise), Non-Defaulting Lenders whose Revolving Commitments constitute more than 50% of the Maximum Credit Facility Amount, and (ii) at any time thereafter, Non-Defaulting Lenders whose Credit Facility Exposure constitutes more than 50% of the Aggregate Credit Facility Exposure.
     “Restricted Payment” means (i) any Capital Distribution; (ii) any amount paid by the Company or any of its Subsidiaries in repayment, redemption, retirement, repurchase or purchase, direct or indirect, of any Subordinated Indebtedness; (iii) any amount paid by the Company or any of its Subsidiaries in repayment, redemption, retirement, repurchase or purchase, direct or indirect, of any Indebtedness incurred pursuant to the notes or securities issued in connection with any Indenture; or (iv) the exercise by the Company or any of its Subsidiaries of any right of defeasance or covenant defeasance or similar right with respect to (A) any Subordinated Indebtedness, or (B) the Indebtedness incurred pursuant to the notes or securities issued in connection with the Senior Indenture(1998) or Senior Indenture(2006).
     “Revolving Borrowing” means the incurrence of Revolving Loans consisting of one Type of Revolving Loan, by a Revolving Facility Borrower from the Lenders on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any Fixed Rate Loans the same Interest Period.
     “Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1as its “Revolving Commitment” as the same may be reduced from time to time pursuant to Section 2.15(c) or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.05.
     “Revolving Facility” means the credit facility established under Section 2.02 pursuant to the Revolving Commitment of each Lender.
     “Revolving Facility Availability Period” means the period commencing on the Closing Date until the Revolving Facility Termination Date.
     “Revolving Facility Borrower” means the Company or any Foreign Revolving Facility Borrower.
     “Revolving Facility Exposure” means, for any Lender at any time, the Dollar Equivalent of the sum of (i) the principal amount of Revolving Loans made by such Lender and outstanding at such time, (ii) such Lender’s share of the Revolving Facility LC Outstandings at such time, and (iii) in the case of the Swing Line Lender, the principal amount of Swing Loans outstanding at such time.
     “Revolving Facility LC Commitment Amount” means $100,000,000 or the Dollar Equivalent thereof in Designated Foreign Currency.

     “Revolving Facility LC Issuance” means the issuance of any Revolving Facility Letter of Credit by any LC Issuer for the account of an LC Obligor or any other Subsidiary of the Company in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Revolving Facility Letter of Credit.
     “Revolving Facility LC Outstandings” means, at any time, the sum, without duplication, of (i) the Dollar Equivalent of the aggregate Stated Amount of all outstanding Revolving Facility Letters of Credit and (ii) the Dollar Equivalent of the aggregate amount of all Unpaid Drawings with respect to Revolving Facility Letters of Credit.
     “Revolving Facility LC Participant” has the meaning provided in Section 2.06(i)(i).
     “Revolving Facility LC Participation” has the meaning provided in Section 2.06(i).
     “Revolving Facility LC Request” has the meaning provided in Section 2.06(b).
     “Revolving Facility Letter of Credit” means (i) any Existing Letter of Credit or (ii) any Standby Letter of Credit or Commercial Letter of Credit, in each case issued by any LC Issuer under this Agreement pursuant to Section 2.06 for the account of any LC Obligor.
     “Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1.
     “Revolving Facility Termination Date” means the earlier of (i) June 11, 2015, or (ii) the date that the Commitments have been terminated pursuant to Section 8.02.
     “Revolving Lender” means each Lender with a Revolving Commitment.
     “Revolving Loan” means, with respect to each Lender, any Loan made by such Lender pursuant to Section 2.02.
     “Revolving/Canadian Facility Exposure” means, for any Lender at any time, the Dollar Equivalent of the sum of (i) such Lender’s Revolving Facility Exposure at such time, and (ii) such Lender’s (whether directly or by its Canadian Lending Installation) Canadian Sub-Facility Exposure at such time.
     “Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of the Company of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Company and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Company or such Subsidiary to such Person.
     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.
     “S&P Rating” means the rating accorded to the Company’s senior credit facilities by S&P.

     “Scheduled Add-Backs” means expenses related to scan-based trading arrangements of the Company and its Subsidiaries in an aggregate amount not to exceed $20,000,000 during any fiscal year.
     “SEC” means the United States Securities and Exchange Commission.
     “SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.
     “Security Agreement” has the meaning provided in Section 4.01(iv).
     “Security Documents” means the Security Agreement, each Landlord’s Agreement, each Control Agreement, each Collateral Assignment Agreement, each Additional Security Document, any UCC financing statement, and each other document pursuant to which any Lien is granted or perfected by any Credit Party to the Global Agent, or the Collateral Agent as security for any of the Obligations.
     “Senior Indenture (1998)” means the Indenture between the Company and JPMorgan Trust Company, N.A. (successor to NBD Bank), as trustee, dated as of July 27, 1998, pursuant to which $181,000 in principal amount of 6.10% senior notes are issued and outstanding on the Closing Date, as the same may, in accordance with the terms hereof, from time to time be amended, supplemented, restated or otherwise modified or replaced.
     “Senior Indenture (2006)” means the Indenture between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee, dated as of May 24, 2006, pursuant to which the $221,993,000 in principal amount of 7-3/8% senior notes due 2016 are issued and outstanding on the Closing Date, as the same may, in accordance with the terms hereof, from time to time be amended, supplemented, restated or otherwise modified or replaced.
     “Share Repurchase” means the repurchase or redemption or retirement of any capital stock or other equity interest of the Company by the Company or any of its Subsidiaries.
     “Standard Permitted Lien” means any of the following: (i) Liens for taxes, assessments or governmental charges not yet delinquent or Liens for taxes, assessments or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established; (ii) Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company or any of its Subsidiaries and do not secure any Indebtedness; (iii) Liens created by this Agreement or the other Loan Documents; (iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01(g); (v) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements; (vi) leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Company or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement; (vii) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of the Company and its Subsidiaries considered as an entirety, or (B) a Material Adverse Effect; (viii) Liens arising from the rights of lessors under leases (including financing statements regarding the equipment or other property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor); (ix) rights of consignors of goods or bailors of equipment, whether or not perfected by the filing of a financing statement under the UCC; (x) statutory rights of setoff in favor of depositary institutions in funds of the Company and its Subsidiaries held in operating accounts at such institutions, together with Liens that are contractual rights of setoff in such funds relating to the relating to the establishment of depository relations with banks, and not given in connection with the issuance of Indebtedness; and (xi) any license or sublicense of any intellectual property and related rights granted in the ordinary course of business.
     “Standby Letter of Credit” means any standby letter of credit issued for the purpose of supporting workers’ compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.
     “Stated Amount” of each Letter of Credit means the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).
     “Subordinated Indebtedness” means any Indebtedness that has been subordinated to the prior payment in full of all of the Obligations and containing subordination terms substantially consistent with or more favorable to the Lenders than those set forth in the Subordinated Indenture as in effect on the Closing Date.
     “Subordinated Indenture” means the Indenture dated as of February 24, 2009 between the Company and The Bank of Nova Scotia Trust Company of New York, pursuant to which $32,693,000 in principal amount of 7-3/8% notes due 2016 are issued and outstanding as of the Closing Date, as the same may, in accordance with the terms of this Agreement, from time to time be amended, supplemented, restated or otherwise modified or replaced.
     “Subsidiary” of any Person means and includes (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time or in which the Company, one or more other Subsidiaries of the Company or the Company and one or more Subsidiaries of the Company, directly or indirectly, has the power to direct the policies, management and affairs thereof; provided, however, that The Hatchery, LLC shall not be deemed a Subsidiary hereunder unless and/or until the Company or any of its Subsidiaries owns at least 80% of its equity interests and it has total assets of $5,000,000 or more; and provided, however, further, that no Person shall be deemed to have the power to direct the policies, management and affairs of another Person solely because such other Person is required to be consolidated with the referent Person under ASC Topic 810. Unless otherwise expressly provided, all references herein to “Subsidiary” means a Subsidiary of the Company.
     “Subsidiary Guarantor” means any Subsidiary that is or hereafter becomes a party to the Subsidiary Guaranty. Schedule 3 lists each Subsidiary Guarantor as of the Closing Date; and provided, however, further, that no Person shall be deemed to have the power to direct the policies, management and affairs of another Person because such other Person is required to be consolidated with the referent Person under ASC Topic 810.
     “Subsidiary Guaranty” has the meaning provided in Section 4.01(iii).
     “Swing Line Commitment” means $25,000,000.
     “Swing Line Facility” means the credit facility established under Section 2.05 pursuant to the Swing Line Commitment of the Swing Line Lender.
     “Swing Line Lender” means PNC.
     “Swing Line Note” means a promissory note substantially in the form of Exhibit A-4.
     “Swing Line Participation Amount” has the meaning provided in Section 2.05(c).
     “Swing Loan” means any loan made by the Swing Line Lender under the Swing Line Facility pursuant to Section 2.05.
     “Swing Loan Participation” has the meaning provided in Section 2.05(c).
     “Synthetic Lease” means any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the “owner” of the leased property for Federal income tax purposes.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Testing Period” means a single period consisting of the four consecutive fiscal quarters of the Company then last ended (whether or not such quarters are all within the same fiscal year),

except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.
     “Total Canadian Commitment” means the sum of the Canadian Commitments of the Canadian Lenders as the same may be decreased pursuant to the terms of this Agreement. As of the Closing Date, the Total Canadian Commitment is $95,000,000.
     “Total Revolving Commitment” means the sum of the Revolving Commitments of the Lenders as the same may be decreased or increased pursuant to the terms of this Agreement. As of the Closing Date, the amount of the Total Revolving Commitment is $350,000,000.
     “Type” means any type of Loan determined with respect to the interest option and currency denomination applicable thereto, which (y) in the case of the Revolving Facility, shall be a US Base Rate Loan, a Eurodollar Loan or a Foreign Currency Loan, and (z) in the case of the Canadian Sub-Facility, shall be a Canadian Base Rate Loan or a CDOR Loan.
     “UCC” means the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of Ohio.
     “Unfunded Plan Status” of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with ASC Topic 715-20, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.
     “United States” and “U.S.” each means United States of America.
     “Unpaid Drawing” means, with respect to any Letter of Credit, the aggregate Dollar or Dollar Equivalent amount, as applicable, of the draws made on such Letter of Credit that have not been reimbursed by the Company or the applicable LC Obligor or, in the case of any Revolving Facility Letter of Credit, converted to a Revolving Loan pursuant to Section 2.06(h)(i), or in the case of any Canadian Letter of Credit, converted to a Canadian Revolving Loan pursuant to Section 2.07(g)(i).
     “Unutilized Commitment” means, for any Lender at any time, the excess of (i) such Lender’s Commitment at such time over (ii) such Lender’s Credit Facility Exposure at such time.
     “Unutilized Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the sum of (A) the Dollar Equivalent of the principal amounts of all Revolving Loans made by all Lenders and outstanding at such time and of all Swing Loans made by the Swing Line Lender and outstanding at such time, and (B) the amount of the Revolving Facility LC Outstandings at such time.
     “Unutilized Total Commitment” means, at any time, the excess of (i) the Maximum Credit Facility Amount at such time over (ii) the sum of (A) the Aggregate Revolving Facility Exposure at such time, and (B) the Aggregate Canadian Sub-Facility Exposure at such time.

     “Unutilized Total Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time.
     “US Base Rate Loan” means each Revolving Loan bearing interest at a rate based upon the Base Rate in effect from time to time.
     “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     “Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.
     “World Headquarters Initiative” means the possible sale/leaseback or other similar transaction, after the Closing Date, of the Company’s world headquarters or the possible relocation, after the Closing Date, of the Company’s world headquarters from its location, as of the Closing Date, to another location in the United States of America.
     Section 1.02 Computation of Time Periods.
     In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”
     Section 1.03 Accounting Terms.
     Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that if the Company notifies the Global Agent and the Lenders that the Company wishes to amend any covenant in Article VII to eliminate the effect of any change in GAAP that occurs after the Closing Date or of the required adoption by the Company of international financial reporting standards that occurs after the Closing Date on the operation of such covenant (or if the Global Agent notifies the Company that the Required Lenders wish to amend Article VII for either such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP or required adoption of international financial reporting standards became effective, and the Company, the Global Agent and the Required Lenders agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such covenant in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Company’s financial statements at that time, provided that, until so amended such financial covenant shall continue to be computed in accordance with GAAP prior to such change therein or such adoption of international reporting standards.
     Section 1.04 Terms Generally.
     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.
     Section 1.05 Currency Equivalents.
     Except as otherwise specified herein, all references herein or in any other Loan Document to a dollar amount shall mean such amount in U.S. Dollars or, if the context so requires, the Dollar Equivalent of such amount in any Designated Foreign Currency on the applicable Computation Date. The Dollar Equivalent of any amount shall be determined in accordance with the definition of “Dollar Equivalent”; provided, however, that (a) notwithstanding the foregoing or anything elsewhere in this Agreement to the contrary, in calculating the Dollar Equivalent of any amount for purposes of determining (i) any Borrower’s obligation to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.15(b), (ii) any Borrower’s ability to request additional Loans or Letters of Credit pursuant to the Commitments, or (iii) whether or not the Dollar Equivalent of the Aggregate Revolving Facility Exposure is equal to or greater than the Total Revolving Commitments as a result of a change in exchange rates between one (1) or more Designated Foreign Currencies and Dollars for the purposes of Section 2.16(c)(iii), the Global Agent may, in its discretion, calculate the Dollar Equivalent of such amount on the applicable Computation Date, and (b) in determining whether or not the Company and its Subsidiaries have exceeded any basket limitation set forth in Section 7.02, Section 7.04 or Section 7.05, the Company and its Subsidiaries shall not be deemed to have exceeded any such basket limitation to the extent that, and only to the extent that, any such basket limitation was exceeded solely as a result of fluctuations in the exchange rate applicable to any Designated Foreign Currency.

ARTICLE II — THE TERMS OF THE CREDIT FACILITY
     Section 2.01 Establishment of the Credit Facility.
     On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Global Agent, the Lenders, the Swing Line Lender and each LC Issuer agree to establish the Credit Facility for the benefit of the Borrowers pursuant to which (a) subject to Section 2.02(b), the Revolving Lenders shall make Revolving Loans to each Revolving Facility Borrower, and shall participate in Revolving Facility LC Issuances, under the Revolving Facility pursuant to the Revolving Commitment of each such Lender, (b) the Canadian Lenders shall make Canadian Revolving Loans to the Canadian Borrowers, and shall participate in Canadian LC Issuances, under the Canadian Sub-Facility pursuant to the Canadian Commitment, and (c) the Swing Line Lender shall make Swing Loans to the Company under the Swing Line Facility pursuant to the Swing Line Commitment; provided, however that at no time will (i) the Aggregate Credit Facility Exposure exceed the Maximum Credit Facility Amount, (ii) the Credit Facility Exposure of any Lender exceed the aggregate amount of such Lender’s Commitment, (iii) for any Lender which is also a Canadian Lender, the sum of such Lender’s Revolving Facility Exposure and Canadian Sub-Facility Exposure exceed such Lender’s Revolving Commitment, or (iv) for any Lender which is also the Swing Line Lender, such Lender’s Revolving Facility Exposure exceed such Lender’s Revolving Commitment. All such Loans shall be made, and such Letters of Credit shall be issued, as set forth in this Article II.
     Section 2.02 Revolving Facility.
          (a) In General. Subject to Section 2.02(b), during the Revolving Facility Availability Period, each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to each Revolving Facility Borrower from time to time pursuant to such Lender’s Revolving Commitment, which Revolving Loans (i) may, except as set forth herein, at the option of each Revolving Facility Borrower, be incurred and maintained as, or Converted into, Revolving Loans that are US Base Rate Loans, Eurodollar Loans or Foreign Currency Loans, in each case denominated in Dollars or a Designated Foreign Currency, provided that all Revolving Loans made as part of the same Revolving Borrowing shall, unless otherwise specifically provided herein, be made to the same Revolving Facility Borrower and consist of Revolving Loans of the same Type; (ii) may be repaid or prepaid and re-borrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan: (A) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (B) the Aggregate Revolving Facility Exposure would exceed the Total Revolving Commitment, (C) the Foreign Currency Exposure would exceed the Maximum Foreign Exposure Amount, (D) the Foreign Subsidiary Borrower Exposure would exceed the Maximum Foreign Exposure Amount, or (E) any Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.16(c). The Revolving Loans (other than Foreign Currency Loans) to be made by each Lender will be made by such Lender in the Funding Amount applicable to such Lender at the time of the making of such Revolving Loan on a pro rata basis based upon such Lender’s Funding Percentage of the Revolving Borrowing at the time of such Revolving Borrowing, in each case in accordance with Section 2.09.

          (b) Foreign Currency Loans. Any Revolving Facility Borrower may request Foreign Currency Loans in an amount, when added to all then outstanding Foreign Currency Loans, not to exceed the Maximum Foreign Exposure Amount by delivering to the Global Agent a Notice of Borrowing in accordance with Section 2.08(b). The Global Agent shall deliver a copy of such Notice of Borrowing to each Revolving Lender. Each Revolving Lender shall, by notice to the Company and the Global Agent given not more than five Business Days after the date of the Global Agent’s notice, either agree to make the Foreign Currency Loans requested in such Notice of Borrowing (each such Lender so agreeing being an “Accepting Lender”) or decline to make such Foreign Currency Loans (and any such Lender that does not deliver such a notice within such period of five Business Days shall be deemed to have declined to make such Foreign Currency Loans and each Lender so declining or being deemed to have declined being a “Declining Lender”). No Revolving Lender is obligated to make any Foreign Currency Loan. If, on the second Business Day after the Global Agent shall have delivered notice as set forth above, either there are no Accepting Lenders or the Accepting Lenders have agreed pursuant to the preceding sentence to fund less than the full amount of the Foreign Currency Loans requested in such Notice of Borrowing, the Company may arrange for one or more banks or other entities that are Eligible Assignees, in each case reasonably acceptable to the Global Agent (each such Person so agreeing being an “Augmenting Lender”), to commit to making Foreign Currency Loans pursuant to a Revolving Commitment, provided that at the time such Augmenting Lender commits to making such Foreign Currency Loans the Company arranges for one or more Revolving Lenders to assign all or a portion of its Revolving Commitment to such Accepting Lender or Augmenting Lender, as applicable, in accordance with Section 11.05(c). No Revolving Lender is obligated to make any such assignment. Each of the parties hereto agrees that the Global Agent may take any and all actions as may be reasonably necessary to ensure that after giving effect to the making of any Foreign Currency Loan the outstanding Revolving Loans (if any) are held by the Revolving Lenders in accordance with their new Fixed Commitment Percentages.
          (c) Increase in Revolving Commitments.
               (i) Increasing Lenders and New Lenders. The Company may, at any time prior to the 180th day before the then scheduled Revolving Facility Termination Date, request that (1) the current Lenders increase their Revolving Commitments (any current Lender which elects to increase its Revolving Commitment shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) join this Agreement and provide a Revolving Commitment hereunder, subject to the following terms and conditions:
                    (A) No Obligation to Increase. No current Lender shall be obligated to increase its Revolving Commitment and any increase in the Revolving Commitment by any current Lender shall be in the sole discretion of such current Lender.
                    (B) Defaults. There shall exist no Events of Default or Defaults on the effective date of such increase after giving effect to such increase.
                    (C) Aggregate Revolving Commitments. After giving effect to such increase, the total Revolving Commitments shall not exceed $400,000,000.

                    (D) Minimum Revolving Commitments. After giving effect to such increase, the amount of the Revolving Commitments provided by each of the New Lenders and each of the Increasing Lenders shall be at least $5,000,000.
                    (E) Notes. The Company shall execute and deliver (1) to each Increasing Lender that shall so request, a replacement Revolving Facility Note reflecting the new amount of such Increasing Lender’s Revolving Commitment after giving effect to the increase (and the prior Revolving Facility Note issued to such Increasing Lender shall be deemed to be terminated) and (2) to each New Lender a Revolving Facility Note reflecting the amount of such New Lender’s Revolving Commitment.
                    (F) Approval of New Lenders. Any New Lender shall be subject to the approval of the Global Agent pursuant to Section 11.5.
                    (G) Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Revolving Commitment pursuant to an acknowledgement in a form acceptable to the Global Agent, signed by it and the Company and delivered to the Global Agent at least five (5) days before the effective date of such increase.
                    (H) New Lenders—Joinder. Each New Lender shall execute a lender joinder in substantially the form of Exhibit A-5 pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Commitment in the amount set forth in such lender joinder.
               (ii) Treatment of Outstanding Loans and Letters of Credit.
                    (A) Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, the Company shall repay all Revolving Loans then outstanding, subject to the Company’s indemnity obligations under Article III [Taxes, Increased Costs and Illegality]; provided that they may borrow new Revolving Loans with a date on which such new Revolving Loan shall be made, on such date. Each of the Lenders shall participate in any new Revolving Loans made on or after such date on a pro rata basis based upon such Lender’s Funding Percentage of the Revolving Borrowing after giving effect to the increase in Revolving Commitments contemplated by this Section 2.02(c).
                    (B) Outstanding Letters of Credit;Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, each Increasing Lender and each New Lender (i) will be deemed to have purchased a participation in each then outstanding Letters of Credit on a pro rata basis based upon such Lender’s Funding Percentage of such Letters of Credit and the participation of each other Lender in such Letters of Credit shall be adjusted accordingly and (ii) will acquire, (and will pay to the Global Agent, for the account of each Lender, in immediately available funds, an amount equal to) its pro rata share based upon such Lender’s Funding Percentage of the outstanding Revolving Facility LC Participation.
     Section 2.03 Canadian Sub-Facility.
     At any time after a Canadian Borrower has become a Foreign Subsidiary Borrower under this Agreement in accordance with Section 2.19 and thereafter but prior to the Revolving Facility

Termination Date, each Canadian Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Canadian Revolving Loan or Canadian Revolving Loans to the Canadian Borrowers from time to time pursuant to such Canadian Lender’s Canadian Commitment, which Canadian Revolving Loans (i) may, except as set forth herein, at the option of the Canadian Borrowers, be incurred and maintained as, or Converted into, Canadian Revolving Loans that are Canadian Base Rate Loans or CDOR Loans, in each case denominated in Canadian Dollars, provided that all Canadian Revolving Loans made as part of the same Canadian Borrowing shall, unless otherwise specifically provided herein, be made to the same Canadian Borrower and consist of Canadian Revolving Loans of the same Type; (ii) may be repaid or prepaid and re-borrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Canadian Revolving Loan: (A) the Canadian Sub-Facility Exposure of any Canadian Lender would exceed such Canadian Lender’s Canadian Commitment, (B) the Aggregate Canadian Sub-Facility Exposure would exceed the Total Canadian Commitment, (C) the Foreign Currency Exposure would exceed the Maximum Foreign Exposure Amount, (D) the Foreign Subsidiary Borrower Exposure would exceed the Maximum Foreign Exposure Amount, or (E) any Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.16(c). The Canadian Revolving Loans to be made by each Canadian Lender will be made on a pro rata basis based upon each Canadian Lender’s Canadian Commitment Percentage of each Canadian Borrowing, in each case in accordance with Section 2.09.
     Section 2.04 Reserved.
     Section 2.05 Swing Line Facility.
          (a) Swing Loans. During the Revolving Facility Availability Period up to but not including the Revolving Facility Termination Date, the Swing Line Lender may, at its option, cancellable at any time for any reason whatsoever, on the terms and conditions set forth in this Agreement, make a Swing Loan or Swing Loans to the Company from time to time, which Swing Loans (i) shall be payable on demand, and if not demanded earlier, demand shall be deemed to be made on the Revolving Facility Termination Date; (ii) [reserved]; (iii) shall be made only in Dollars; (iv) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (v) may only be made if after giving effect thereto: (A) the aggregate principal amount of Swing Loans outstanding does not exceed the Swing Line Commitment, or (B) the Aggregate Revolving Facility Exposure would not exceed the Total Revolving Commitment; and (vi) shall not be made if, after giving effect thereto, any Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.16(c).
          (b) Swing Loan Refunding. At any time, the Swing Line Lender may, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Global Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Line Refunding”). Promptly upon receipt of a Notice of Swing Line Refunding, the Global Agent shall give notice of the contents thereof to the Revolving Lenders and, unless an Event of Default specified in Section 8.01(h) in respect of the Company has occurred, the Company. Each such Notice of Swing Line Refunding shall be deemed to constitute delivery by the Company of a Notice of Borrowing requesting Revolving Loans consisting of US Base Rate Loans in the principal amount of the Swing Loans to which it relates.

Each Revolving Lender (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 4.03 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (d) below) to make a Revolving Loan to the Company in the Funding Amount applicable to such Lender based on such Lender’s Funding Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Line Refunding relates. Each such Lender shall make the amount of such Revolving Loan available to the Global Agent in immediately available funds at the Payment Office not later than 2:00 P.M. (local time at the Payment Office), if such notice is received by such Lender prior to 11:00 A.M. (local time at its Domestic Lending Office), or not later than 2:00 P.M. (local time at the Payment Office) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Line Refunding related.
          (c) Swing Loan Participation. If, prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Line Refunding, any of the events specified in Section 8.01(h) shall have occurred in respect of the Company or one or more of the Revolving Lenders shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Revolving Lender (other than the Swing Line Lender), or each Revolving Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Line Refunding related, in an amount (the “Swing Line Participation Amount”) equal to such Lender’s Funding Percentage of such outstanding Swing Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender’s Swing Line Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s Swing Loan Participation in, such Swing Loans and its Swing Line Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the greater of the Federal Funds Effective Rate and a rate determined by the Global Agent in accordance with industry rules on interbank compensation from the due date until such amount is paid in full. Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Company on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Lender its ratable share of such amount based on its Payment Sharing Percentage of such amount in effect on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

          (d) Obligations Unconditional. Each Revolving Lender’s obligation to make Revolving Loans pursuant to Section 2.05(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Line Refunding shall be subject to the condition that (i) such Lender shall have received a Notice of Swing Line Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Line Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender that an Event of Default had occurred and was continuing, but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Line Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect upon the Borrowers; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.
     Section 2.06 Revolving Facility Letters of Credit.
          (a) Revolving Facility LC Issuance. At any time prior to the Revolving Facility Termination Date, the Company may request a LC Issuer at any time and from time to time to issue, for the account of the Company, any other Revolving Facility Borrower or any Subsidiary Guarantor, and subject to and upon the terms and conditions herein set forth, each LC Issuer agrees to issue from time to time Revolving Facility Letters of Credit denominated and payable in Dollars or any Designated Foreign Currency and in each case in such form as may be approved by such LC Issuer and the Global Agent; provided, however, that notwithstanding the foregoing, no Revolving Facility LC Issuance shall be made if, after giving effect thereto: (A) the Revolving Facility LC Outstandings would exceed the Revolving Facility LC Commitment Amount, (B) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (C) the Aggregate Revolving Facility Exposure would exceed the Total Revolving Commitment, (D) the Foreign Currency Exposure would exceed the Maximum Foreign Exposure Amount, (E) the Foreign Subsidiary Borrower Exposure would exceed the Maximum Foreign Exposure Amount, or (F) any Borrower would be required to prepay Loans or cash collateralize Revolving Facility Letters of Credit pursuant to Section 2.16(c). Subject to Section 2.06(c) below, each Revolving Facility Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (x) thirteen (13) months from the date of issuance (or renewal) thereof, and (y) ten (10) Business Days prior to the Revolving Facility Termination Date.
          (b) Revolving Facility LC Requests. Whenever the Company desires that a Revolving Facility Letter of Credit be issued for its account or the account of any eligible LC Obligor, the Company shall give the applicable LC Issuer, and shall give or cause to be given to the Global Agent, written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Global Agent) which, if in the form of written notice shall be substantially in the form of Exhibit B-3 (each such request, a “Revolving Facility LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable LC Issuer), prior to 11:00 A.M. (local time at the Notice Office) at least three (3) Business Days (or such shorter period as may be acceptable to the relevant LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which Revolving Facility LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith (including, a completed application and agreement for, and if applicable a reimbursement agreement with respect to, such Revolving Facility Letter of Credit). In the event of any inconsistency between any of the terms or provisions of any LC Document relating to any Revolving Facility Letter of Credit and the terms and provisions of this Agreement respecting Revolving Facility Letters of Credit, the terms and provisions of this Agreement shall control. Unless the applicable LC Issuer has received notice from any Lender, the Global Agent or any Credit Party, at least one day prior to the requested date of issuance of the applicable Revolving Facility Letter of Credit, that one or more applicable conditions specified in Section 4.03 is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.06, such LC Issuer or any of such LC Issuer’s Affiliates will issue a Revolving Facility Letter of Credit. Each request by the Company or any LC Obligor for the issuance of a Revolving Facility Letter of Credit shall be deemed to be a representation by the Company and such LC Obligor that they shall be in compliance with the preceding sentence and with Section 4.03 after giving effect to the requested issuance of such Revolving Facility Letter of Credit.
          (c) Auto-Renewal Letters of Credit. If an LC Obligor so requests in any applicable Revolving Facility LC Request, each LC Issuer shall agree to issue a Revolving Facility Letter of Credit that has automatic renewal provisions; provided, however, that any Revolving Facility Letter of Credit that has automatic renewal provisions must permit such LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Revolving Facility Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Revolving Facility Letter of Credit is issued. Once any such Revolving Facility Letter of Credit that has automatic renewal provisions has been issued, the Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Revolving Facility Letter of Credit at any time to an expiry date not later than 30 Business Days prior to the Revolving Facility Termination Date; provided, however, that such LC Issuer shall not permit any such renewal if (i) such LC Issuer has determined that it would have no obligation at such time to issue such Revolving Facility Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the date that such LC Issuer is permitted to send a notice of non-renewal from the Global Agent, any Lender or any Credit Party that one or more of the applicable conditions specified in Section 4.03 is not then satisfied.
          (d) Existing Letters of Credit. On and after the Closing Date, each Existing Letter of Credit shall be deemed to have been issued by the Lender that issued such Existing Letter of Credit and such Lender shall be deemed to be the “LC Issuer” with respect to such Existing Letter of Credit pursuant to the terms of this Agreement and each Existing Letter of Credit shall constitute a Revolving Facility Letter of Credit for all purposes hereof and under this Agreement and the other Loan Documents. The Company agrees that it shall be liable with respect to any drawing made under any of the Existing Letters of Credit in accordance with this Section and the other provisions of this Agreement. Each LC Issuer of an Existing Letter of Credit agrees that on and after the Closing Date (i) the fees applicable to each Existing Letter of

Credit shall be the fees set forth in Section 2.14, and (ii) any reimbursement agreement in effect with respect to each Existing Letter of Credit shall be deemed terminated and each Existing Letter of Credit shall be governed by and subject to the terms and conditions of this Agreement.
          (e) Reserved.
          (f) Notice of Revolving Facility LC Issuance. Each LC Issuer shall, on the date of each Revolving Facility LC Issuance by it, give the Global Agent, each applicable Lender and the Company written notice of such Revolving Facility LC Issuance which shall specify whether such Revolving Facility Letter of Credit is a Commercial Letter of Credit or a Standby Letter of Credit and be accompanied by a copy to the Global Agent of the Revolving Facility Letter of Credit or Revolving Facility Letters of Credit issued by it. Each LC Issuer shall provide to the Global Agent and each Lender a quarterly (or monthly if requested by any applicable Lender) summary describing each Revolving Facility Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate Revolving Facility LC Outstandings represented by Revolving Facility Letters of Credit issued by such LC Issuer.
          (g) Defaulting Lender. Notwithstanding the foregoing, in the event that at any time one or more Lenders is a Defaulting Lender, no LC Issuer shall be required to make any Revolving Facility LC Issuance unless either (i) such LC Issuer has entered into arrangements satisfactory to it and the Company to eliminate such LC Issuer’s risk with respect to the Revolving Facility LC Participations of the Defaulting Lender or Defaulting Lenders, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ Funding Percentage of the Revolving Facility LC Outstandings (it being understood that such LC Issuer would consider the Company or such Defaulting Lender or Defaulting Lenders providing cash collateral to the Global Agent, for the benefit of such applicable LC Issuer, to secure such Defaulting Lender’s or Defaulting Lenders’ Funding Percentage of the applicable Revolving Facility Letter of Credit, a satisfactory arrangement); or (ii) such Revolving Facility LC Issuance, taking into account the potential failure of the Defaulting Lender or Defaulting Lenders to risk participate therein, will not cause such LC Issuer to incur aggregate credit exposure hereunder with respect to Revolving Loans and Revolving Facility LC Outstandings in excess of its Commitments, and the Company has undertaken, for the benefit of such LC Issuer, pursuant to an instrument satisfactory in form and substance to such LC Issuer, not to thereafter incur Loans or Revolving Facility LC Outstandings hereunder that would cause such LC Issuer to incur aggregate credit exposure hereunder with respect to Revolving Loans and Revolving Facility LC Outstandings in excess of its Commitments.
          (h) Reimbursement Obligations.
               (i) Revolving Facility Borrowers Obligations Generally; Effect as Borrowing. Each Revolving Facility Borrower hereby agrees to reimburse (or cause any LC Obligor for whose account a Revolving Facility Letter of Credit was issued to reimburse) each LC Issuer, by making payment directly to such LC Issuer in immediately available funds at the payment office of such LC Issuer, for any Unpaid Drawing with respect to any Revolving Facility Letter of Credit immediately after, and in any event on the date on which, such LC Issuer notifies the Company (or any such other LC Obligor for whose account such Revolving

Facility Letter of Credit was issued) of such payment or disbursement (which notice to the Company (or such other LC Obligor) shall be delivered reasonably promptly after any such payment or disbursement, such payment to be made in Dollars or in the applicable Designated Foreign Currency in which such Revolving Facility Letter of Credit is denominated, with interest on the amount so paid or disbursed by such LC Issuer, to the extent not reimbursed prior to 1:00 P.M. (local time at the payment office of the applicable LC Issuer) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans that are US Base Rate Loans (plus an additional 2% per annum if not reimbursed on the date of such payment or disbursement), any such interest also to be payable on demand. If by 11:00 A.M. on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the Company or the relevant LC Obligor has not made such reimbursement out of its available cash on hand or a contemporaneous Borrowing hereunder (if such Borrowing is otherwise available to the Company or such LC Obligor), (x) the Company, or if the LC Obligor is a Foreign Revolving Facility Borrower, such Foreign Revolving Facility Borrower, will in each case be deemed to have given a Notice of Borrowing for Revolving Loans that are US Base Rate Loans in an aggregate Dollar Equivalent principal amount sufficient to reimburse such Unpaid Drawing (and the Global Agent shall promptly give notice to the Lenders of such deemed Notice of Borrowing), (y) the Lenders shall (subject to the satisfaction or waiver of the conditions set forth in Section 4.03 (other than the delivery of a Notice of Borrowing)), unless they are legally prohibited from doing so, make the Revolving Loans contemplated by such deemed Notice of Borrowing (which Revolving Loans shall be considered made under Section 2.02), and (z) the proceeds of such Revolving Loans shall be disbursed directly to the applicable LC Issuer to the extent necessary to effect such reimbursement, with any excess proceeds to be made available to the applicable Borrower in accordance with the applicable provisions of this Agreement. Any notice given by the Global Agent or applicable LC Issuer pursuant to this Section 2.06(h)(i) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
               (ii) Obligations Absolute. Each LC Obligor’s obligation under this Section to reimburse each LC Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer, the Global Agent or any Lender, including, without limitation, any circumstances described in Section 2.06(i)(v), and any defense based upon the failure of any drawing under a Revolving Facility Letter of Credit to conform to the terms of the Revolving Facility Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing, it being understood and agreed that such LC Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any LC Obligor’s or the Company’s instructions or those contained in the Revolving Facility Letters of Credit or any modifications, amendments or supplements thereto; provided, however, that no LC Obligor shall be obligated to reimburse a LC Issuer for any wrongful payment made by such LC Issuer under a Revolving Facility Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer, as determined by a final non-appealable judgment of a court of competent jurisdiction.

               (iii) Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Revolving Facility Letter of Credit by the beneficiary thereof, the applicable LC Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Revolving Facility Letter of Credit have been delivered and that they comply on their face with the requirements of such Revolving Facility Letter of Credit.
               (iv) Indemnity. The Company and each LC Obligor hereby agrees to protect, indemnify, pay and save harmless each LC Issuer and any of its Affiliates that has issued a Revolving Facility Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel unless the allocated costs resulting from services provided by such internal counsel are duplicative of services then being provided by outside counsel) which such LC Issuer or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Revolving Facility Letter of Credit, other than as a result of (A) the bad faith, gross negligence or willful misconduct of such LC Issuer as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by such LC Issuer or any of such LC Issuer’s Affiliates of a proper demand for payment made under any Revolving Facility Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
               (v) Liability for Acts and Omissions. As between any Credit Party and the applicable LC Issuer, or such LC Issuer’s Affiliates, such Credit Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Revolving Facility Letters of Credit. In furtherance and not in limitation of the foregoing, such LC Issuer shall not be responsible for any of the following, including any losses or damages to any Credit Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Revolving Facility Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such LC Issuer or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Revolving Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Revolving Facility Letter of Credit, or any other party to which such Revolving Facility Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Revolving Facility Letter of Credit or any other claim of any Credit Party against any beneficiary of such Revolving Facility Letter of Credit, or any such transferee, or any dispute between or among any Credit Party and any beneficiary of any Revolving Facility Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Revolving Facility Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Revolving Facility Letter of

Credit of the proceeds of any drawing under such Revolving Facility Letter of Credit; or (viii) any consequences arising from causes beyond the control of such LC Issuer or its Affiliates, as applicable, including any act or omission of any Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such LC Issuer’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve such LC Issuer from liability for such LC Issuer’s bad faith, gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall such LC Issuer or its Affiliates be liable to any Credit Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Revolving Facility Letter of Credit.
          Without limiting the generality of the foregoing, the applicable LC Issuer and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by such LC Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Revolving Facility Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Revolving Facility Letter of Credit; (iii) may honor a previously dishonored presentation under a Revolving Facility Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such LC Issuer or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Revolving Facility Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on such LC Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Revolving Facility Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Revolving Facility Letter of Credit fail to conform in any way with such Revolving Facility Letter of Credit.
          In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by any LC Issuer or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such LC Issuer or its Affiliates under any resulting liability to the Company, any other Borrower or any Lender.
          (i) Revolving Facility LC Participations.
               (i) Immediately upon each Revolving Facility LC Issuance, the LC Issuer of such Revolving Facility Letter of Credit shall be deemed to have sold and transferred to each Revolving Lender, and each such Lender (each a “Revolving Facility LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation (a “Revolving Facility LC Participation”), to the extent of such Lender’s Funding Percentage of the Stated Amount of such Revolving Facility Letter of Credit in effect at such time of issuance, in such Revolving Facility Letter of Credit, each substitute letter of credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although LC Fees relating thereto shall be payable directly to the Global Agent for the account of the Lenders as provided in Section 2.14 and the Revolving Facility LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.14(e)), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.
               (ii) In determining whether to pay under any Revolving Facility Letter of Credit, a LC Issuer shall not have any obligation relative to the Revolving Facility LC Participants other than to determine that any documents required to be delivered under such Revolving Facility Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Revolving Facility Letter of Credit. Any action taken or omitted to be taken by a LC Issuer under or in connection with any Revolving Facility Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such LC Issuer any resulting liability.
     In the event that a LC Issuer makes any payment under any Revolving Facility Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.06(h) (by a Revolving Loan or otherwise), such LC Issuer shall promptly notify the Global Agent, and the Global Agent shall promptly notify each Revolving Facility LC Participant, of such failure, and upon such notice each Revolving Facility LC Participant shall promptly and unconditionally pay to the Global Agent for the account of such LC Issuer, the amount of such Revolving Facility LC Participant’s Funding Percentage of such payment in Dollars or in the applicable Designated Foreign Currency (unless the Global Agent agrees to payment in Dollars) in which such Revolving Facility Letter of Credit is denominated and in same day funds; provided, however, that no Revolving Facility LC Participant shall be obligated to pay to the Global Agent its Funding Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Revolving Facility Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer as determined by a final non-appealable judgment of a court of competent jurisdiction. If the Global Agent so notifies any Revolving Facility LC Participant required to fund a payment under a Revolving Facility Letter of Credit prior to 11:00 A.M. (local time at its Notice Office) on any Business Day, such Revolving Facility LC Participant shall make available to the Global Agent for the account of the relevant LC Issuer such Revolving Facility LC Participant’s Funding Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Revolving Facility LC Participant shall not have so made its Funding Percentage of the amount of such payment available to the Global Agent for the account of the relevant LC Issuer, such Revolving Facility LC Participant agrees to pay to the Global Agent for the account of such LC Issuer forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Global Agent for the account of such LC Issuer as follows: (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the date and (ii) at a rate per annum equal to the rate applicable to Loans under the Base Rate on and after the fourth day following the date on which the applicable

Letter of Credit was drawn. The failure of any Revolving Facility LC Participant to make available to the Global Agent for the account of the relevant LC Issuer its Funding Percentage of any payment under any Revolving Facility Letter of Credit shall not relieve any other Revolving Facility LC Participant of its obligation hereunder to make available to the Global Agent for the account of such LC Issuer its Funding Percentage of any payment under any Revolving Facility Letter of Credit on the date required, as specified above, but no Revolving Facility LC Participant shall be responsible for the failure of any other Revolving Facility LC Participant to make available to the Global Agent for the account of such LC Issuer such other Revolving Facility LC Participant’s Funding Percentage of any such payment. The failure of the Global Agent or the applicable LC Issuer to give any such notice of a drawing of the applicable Revolving Facility Letter of Credit or in sufficient time to enable any Revolving Facility LC Participant to effect such payment on the date therefor shall not relieve any such Revolving Facility LC Participant from its obligations under this Section 2.06(i).
               (iii) Whenever a LC Issuer receives a payment of a reimbursement obligation from an LC Obligor as to which the Global Agent has received for the account of such LC Issuer any payments from the Revolving Facility LC Participants pursuant to subpart (ii) above, such LC Issuer shall pay to the Global Agent and the Global Agent shall promptly pay to each Revolving Facility LC Participant that has paid its applicable Funding Percentage thereof, in same day funds, an amount equal to such Revolving Facility LC Participant’s applicable Payment Sharing Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective Revolving Facility LC Participations, as and to the extent so received.
               (iv) If the Global Agent is required at any time to return to the Company, any LC Obligor or any other Credit Party, or to a trustee, receiver, liquidator, custodian, or any official in any proceeding related to an Insolvency Event, any portion of any payment made by the Company, any LC Obligor or any other Credit Party to the Global Agent for the account of the applicable LC Issuer pursuant to this Section in reimbursement of a payment made under the Revolving Facility Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Global Agent, forthwith return to the Global Agent for the account of such LC Issuer the amount of its Funding Percentage of any amounts so returned by the Global Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Global Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.
               (v) The obligations of the Revolving Facility LC Participants to make payments to the Global Agent for the account of each LC Issuer with respect to Revolving Facility Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
                    (A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents or any Revolving Facility Letter of Credit;

                    (B) the existence of any claim, set-off, defense or other right that (y) such Lender may have against the applicable LC Issuer or any of its Affiliates, the Company, any LC Obligor or any other Person for any reason whatsoever, or which the Company or any LC Obligor may have against such LC Issuer or any of its Affiliates, any Lender or any other Person for any reason whatsoever; or (z) any LC Obligor may have at any time against a beneficiary named in a Revolving Facility Letter of Credit, any transferee of any Revolving Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Global Agent, any LC Issuer, any Lender, or other Person, whether in connection with this Agreement, any Revolving Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Revolving Facility Letter of Credit), other than any claim that the applicable LC Obligor may have against any applicable LC Issuer for gross negligence or willful misconduct of such LC Issuer in making payment under any applicable Revolving Facility Letter of Credit;
                    (C) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Revolving Facility Letter of Credit, or any draft, certificate or other document presented under the Revolving Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the transport of any property or provision of services relating to a Revolving Facility Letter of Credit, in each case even if the applicable LC Issuer or any of its Affiliates has been notified thereof;
                    (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;
                    (E) any breach of this Agreement or any other Loan Document by any party thereto, or the occurrence of any Default or Event of Default;
                    (F) any claim of breach of warranty that might be made by the Company, any LC Obligor or any other Credit Party or any Lender against any beneficiary of a Revolving Facility Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which the Company, any LC Obligor, any other Credit Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Revolving Facility Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the applicable LC Issuer or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Company, any LC Obligor, any other Credit Party or Subsidiaries of the Company, any LC Obligor, any other Credit Party and the beneficiary for which any Revolving Facility Letter of Credit was procured);
                    (G) payment by the applicable LC Issuer or any of its Affiliates under any Revolving Facility Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Revolving Facility Letter of Credit;
                    (H) the solvency of, or any acts or omissions by, any beneficiary of any Revolving Facility Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Revolving Facility Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Revolving Facility Letter of Credit;
                    (I) any failure by the applicable LC Issuer or any of its Affiliates to issue any Revolving Facility Letter of Credit in the form requested by the Company or any LC Obligor, unless such LC Issuer has received written notice from the Company or such LC Obligor of such failure within three Business Days after such LC Issuer shall have furnished the Company or such LC Obligor and the Global Agent a copy of such Revolving Facility Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
                    (J) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company, any LC Obligor, any other Credit Party or Subsidiaries of the Company, any LC Obligor, any other Credit Party;
                    (K) the occurrence or continuance of any proceeding related to an Insolvency Event with respect to the Company, any LC Obligor or any other Credit Party;
                    (L) the fact that the Revolving Facility Termination Date shall have passed or this Agreement or the Revolving Commitments hereunder shall have been terminated; and
                    (M) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
               (vi) To the extent any LC Issuer is not indemnified by the Company or any LC Obligor, the Revolving Facility LC Participants will reimburse and indemnify such LC Issuer, in proportion to their respective Fixed Commitment Percentages (determined at the time such indemnity is sought), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such LC Issuer in performing its respective duties in any way related to or arising out of Revolving Facility LC Issuances by it; provided, however, that no Revolving Facility LC Participants shall be liable for (A) any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such LC Issuer’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction, or (B) any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from the failure of any other Revolving Facility LC Participant to fund any Revolving Facility LC Participation pursuant to this Section.

     Section 2.07 Canadian Letters of Credit.
          (a) Canadian LC Issuance. At any time after a Canadian Borrower has become a Foreign Subsidiary Borrower under this Agreement in accordance with Section 2.19 and thereafter but prior to the Revolving Facility Termination Date, the Company may request a LC Issuer at any time and from time to time to issue, for the account of any Canadian Borrower, and subject to and upon the terms and conditions herein set forth, each LC Issuer agrees to issue from time to time Canadian Letters of Credit denominated and payable in Canadian Dollars and in each case in such form as may be approved by such LC Issuer and the Global Agent; provided, however, that notwithstanding the foregoing, no Canadian LC Issuance shall be made if after giving effect thereto: (A) the Canadian LC Outstandings would exceed the Canadian LC Commitment Amount, (B) the Canadian Sub-Facility Exposure of any Canadian Lender would exceed such Canadian Lender’s Canadian Commitment, (C) the Aggregate Canadian Sub-Facility Exposure would exceed the Total Canadian Commitment, (D) the Foreign Currency Exposure would exceed the Maximum Foreign Exposure Amount, (E) the Foreign Subsidiary Borrower Exposure would exceed the Maximum Foreign Exposure Amount, or (F) any Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.16(c). Subject to Section 2.07(c) below, each Canadian Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (x) thirteen (13) months from the date of issuance (or renewal) thereof, and (y) ten (10) Business Days prior to the Revolving Facility Termination Date.
          (b) Canadian LC Requests. Whenever the Company desires that a Letter of Credit be issued for the account of a Canadian Borrower, the Company shall give the applicable LC Issuer, and shall give or cause to be given to the Global Agent, written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Global Agent) which, if in the form of written notice shall be substantially in the form of Exhibit B-4 (each such request, a “Canadian LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by such LC Issuer), prior to 11:00 A.M. (local time at the Notice Office) at least three Business Days (or such shorter period as may be acceptable to the relevant LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which Canadian LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith. In the event of any inconsistency between any of the terms or provisions of any LC Document relating to any Canadian Letter of Credit and the terms and provisions of this Agreement respecting Canadian Letters of Credit, the terms and provisions of this Agreement shall control. Unless the applicable LC Issuer has received notice from any Lender, the Global Agent or any Credit Party, at least one day prior to the requested date of issuance of the applicable Canadian Letter of Credit, that one or more applicable conditions specified in Section 4.03 is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Canadian Lenders set forth in this Section 2.07, such LC Issuer or any of such LC Issuer’s Affiliates will issue a Canadian Letter of Credit. Each request by the Company or any LC Obligor for the issuance of a Canadian Letter of Credit shall be deemed to be a representation by the Company and such LC Obligor that they shall be in compliance with the preceding sentence and with Section 4.03 after giving effect to the requested issuance of such Canadian Letter of Credit.

          (c) Auto-Renewal Letters of Credit. If an LC Obligor so requests in any applicable Canadian LC Request, each LC Issuer shall agree to issue a Canadian Letter of Credit that has automatic renewal provisions; provided, however, that any Canadian Letter of Credit that has automatic renewal provisions must permit such LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Canadian Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Canadian Letter of Credit is issued. Once any such Canadian Letter of Credit that has automatic renewal provisions has been issued, the Canadian Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Canadian Letter of Credit at any time to an expiry date not later than 30 Business Days prior to the Revolving Facility Termination Date; provided, however, that such LC Issuer shall not permit any such renewal if (i) such LC Issuer has determined that it would have no obligation at such time to issue such Canadian Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the date that such LC Issuer is permitted to send a notice of non-renewal from the Global Agent, any Lender or any Credit Party that one or more of the applicable conditions specified in Section 4.03 is not then satisfied.
          (d) Reserved.
          (e) Notice of Canadian LC Issuance. Each LC Issuer shall, on the date of each Canadian LC Issuance by it, give the Global Agent, each applicable Lender and the Company written notice of such Canadian LC Issuance which shall specify whether such Canadian Letter of Credit is a Commercial Letter of Credit or a Standby Letter of Credit and be accompanied by a copy to the Global Agent of the Canadian Letter of Credit or Canadian Letters of Credit issued by it. Each LC Issuer shall provide to the Global Agent and each Canadian Lender a quarterly (or monthly if requested by any applicable Lender) summary describing each Canadian Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate Canadian LC Outstandings represented by Canadian Letters of Credit issued by such LC Issuer.
          (f) Defaulting Lender. Notwithstanding the foregoing, in the event that at any time one or more Lenders is a Defaulting Lender, no LC Issuer shall be required to make any Canadian LC Issuance unless either (i) such LC Issuer has entered into arrangements satisfactory to it and the Company to eliminate such LC Issuer’s risk with respect to the Canadian LC Participations of the Defaulting Lender or Defaulting Lenders, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ Canadian Commitment Percentage of the Canadian LC Outstandings (it being understood that such LC Issuer would consider the Company or such Defaulting Lender or Defaulting Lenders providing cash collateral to the Global Agent, for the benefit of such LC Issuer, to secure such Defaulting Lender’s or Defaulting Lenders’ Funding Percentage of the Canadian Letter of Credit, a satisfactory arrangement); or (ii) such Canadian LC Issuance, taking into account the potential failure of the Defaulting Lender or Defaulting Lenders to risk participate therein, will not cause such LC Issuer to incur aggregate credit exposure hereunder with respect to Revolving Loans and Canadian LC Outstandings in excess of its Commitments, and the Company has undertaken, for the benefit of such LC Issuer, pursuant to an instrument satisfactory in form and substance to such LC Issuer, not to thereafter incur Revolving Loans or Canadian LC Outstandings hereunder that would cause such LC Issuer to incur aggregate credit exposure hereunder with respect to Revolving Loans and Canadian LC Outstandings in excess of its Commitments.
          (g) Reimbursement Obligations.
               (i) Canadian Borrowers Obligations Generally; Effect as Borrowing. Each Canadian Borrower hereby agrees to reimburse each LC Issuer, by making payment directly to such LC Issuer in immediately available funds at the payment office of such LC Issuer in Canada, for any Unpaid Drawings with respect to any Canadian Letter of Credit immediately after, and in any event on the date on which, such LC Issuer notifies the Company and the applicable LC Obligor of such payment or disbursement (which notice to the Company or such Obligor shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in Canadian Dollars, with interest on the amount so paid or disbursed by such LC Issuer, to the extent not reimbursed prior to 1:00 P.M. (local time at the payment office of the applicable LC Issuer in Canada) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Canadian Revolving Loans that are Canadian Base Rate Loans (plus an additional 2% per annum if not reimbursed on the date of such payment or disbursement), any such interest also to be payable on demand. If by 11:00 A.M. on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the relevant LC Obligor has not made such reimbursement out of its available cash on hand or a contemporaneous Canadian Borrowing hereunder (if such Canadian Borrowing is otherwise available to such LC Obligor), (x) the LC Obligor will in each case be deemed to have given a Notice of Borrowing for Canadian Revolving Loans that are Canadian Base Rate Loans in an aggregate Dollar Equivalent principal amount sufficient to reimburse such Unpaid Drawing (and the Global Agent shall promptly give notice to the Canadian Lenders of such deemed Notice of Borrowing), (y) the Canadian Lenders shall, unless they are legally prohibited from doing so, make the Canadian Revolving Loans contemplated by such deemed Notice of Borrowing (which Canadian Revolving Loans shall be considered made under Section 2.03), and (z) the proceeds of such Canadian Revolving Loans shall be disbursed directly to the applicable LC Issuer to the extent necessary to effect such reimbursement, with any excess proceeds to be made available to the applicable Canadian Borrower in accordance with the applicable provisions of this Agreement. Any notice given by the Global Agent or applicable LC Issuer pursuant to this Section 2.07(g)(i) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
               (ii) Obligations Absolute. Each LC Obligor’s obligation under this Section to reimburse each LC Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer, the Global Agent or any Lender, including, without limitation, any of the circumstances described in Section 2.07(h)(v) and any defense based upon the failure of any drawing under a Canadian Letter of Credit to conform to the terms of the Canadian Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing, it being understood and agreed that such LC Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any LC Obligor’s or the Company’s instructions or those contained in the Canadian Letters of Credit or any modifications, amendments or supplements thereto; provided, however, that no LC Obligor shall be obligated to reimburse a LC Issuer for any wrongful payment made by such LC Issuer under a Canadian Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer as determined by a final non-appealable judgment of a court of competent jurisdiction.
               (iii) Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Canadian Letter of Credit by the beneficiary thereof, the applicable LC Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Canadian Letter of Credit have been delivered and that they comply on their face with the requirements of such Canadian Letter of Credit.
               (iv) Indemnity. The Company and each LC Obligor hereby agrees to protect, indemnify, pay and save harmless each LC Issuer and any of its Affiliates that has issued a Canadian Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel unless the allocated costs resulting from services provided by such internal counsel are duplicative of services then being provided by outside counsel) which such LC Issuer or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Canadian Letter of Credit, other than as a result of (A) the bad faith, gross negligence or willful misconduct of such LC Issuer as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by such LC Issuer or any of such LC Issuer’s Affiliates of a proper demand for payment made under any Canadian Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
               (v) Liability for Acts and Omissions. As between any Credit Party and the applicable LC Issuer, or such LC Issuer’s Affiliates, such Credit Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Canadian Letters of Credit. In furtherance and not in limitation of the foregoing, such LC Issuer shall not be responsible for any of the following, including any losses or damages to any Credit Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Canadian Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such LC Issuer or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Canadian Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Canadian Letter of Credit, or any other party to which such Canadian Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Canadian Letter of Credit or any other claim of any Credit Party against any beneficiary of such Canadian Letter of Credit, or any such transferee, or any dispute between or among any Credit Party and any beneficiary of any Canadian Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Canadian Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Canadian Letter of Credit of the proceeds of any drawing under such Canadian Letter of Credit; or (viii) any consequences arising from causes beyond the control of such LC Issuer or its Affiliates, as applicable, including any act or omission of any Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such LC Issuer’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve such LC Issuer from liability for such LC Issuer’s bad faith, gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall such LC Issuer or its Affiliates be liable to any Credit Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Canadian Letter of Credit.
          Without limiting the generality of the foregoing, the applicable LC Issuer and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by such LC Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Canadian Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Canadian Letter of Credit; (iii) may honor a previously dishonored presentation under a Canadian Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such LC Issuer or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Canadian Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on such LC Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Canadian Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Canadian Letter of Credit fail to conform in any way with such Canadian Letter of Credit.
          In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by any LC Issuer or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such LC Issuer or its Affiliates under any resulting liability to the Company, any Canadian Borrower or any Lender.

          (h) Canadian LC Participations.
               (i) Immediately upon each Canadian LC Issuance, the LC Issuer of such Canadian Letter of Credit shall be deemed to have sold and transferred to each Canadian Lender, and each such Canadian Lender (each a “Canadian LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation (a “Canadian LC Participation”), to the extent of such Lender’s Canadian Commitment Percentage of the Stated Amount of such Canadian Letter of Credit in effect at such time of issuance, in such Canadian Letter of Credit, each substitute letter of credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although LC Fees relating thereto shall be payable directly to the Global Agent for the account of the Lenders as provided in Section 2.14 and the Canadian LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.14(e)), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.
               (ii) In determining whether to pay under any Canadian Letter of Credit, a LC Issuer shall not have any obligation relative to the Canadian LC Participants other than to determine that any documents required to be delivered under such Canadian Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Canadian Letter of Credit. Any action taken or omitted to be taken by a LC Issuer under or in connection with any Canadian Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such LC Issuer any resulting liability.
     In the event that a LC Issuer makes any payment under any Canadian Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.07(g), such LC Issuer shall promptly notify the Global Agent, and the Global Agent shall promptly notify each Canadian LC Participant of such failure, and each Canadian LC Participant shall promptly and unconditionally pay to the Global Agent at the Canadian Payment Office for the account of such LC Issuer, the amount of such Canadian LC Participant’s Canadian Commitment Percentage of such payment in Canadian Dollars and in same day funds; provided, however, that no Canadian LC Participant shall be obligated to pay to the Global Agent its Canadian Commitment Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Canadian Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer as determined by a final non-appealable judgment of a court of competent jurisdiction. If the Global Agent so notifies any Canadian LC Participant required to fund a payment under a Canadian Letter of Credit prior to 11:00 A.M. (local time at its Notice Office) on any Business Day, such Canadian LC Participant shall make available to the Global Agent at the Canadian Payment Office for the account of the relevant LC Issuer such Canadian LC Participant’s Canadian Commitment Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Canadian LC Participant shall not have so made its Canadian Commitment Percentage of the amount of such payment available to the Global Agent for the account of the relevant LC Issuer, such Participant agrees to pay to the Global Agent for the account of such LC Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Global Agent for the account of such LC Issuer at (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the date and (ii) at a rate per annum equal to the rate applicable to Loans under the Canadian Base Rate on and after the fourth day following the date on which the applicable Letter of Credit was drawn. The failure of any Canadian LC Participant to make available to the Global Agent for the account of the relevant LC Issuer its Canadian Commitment Percentage of any payment under any Canadian Letter of Credit shall not relieve any other Canadian LC Participant of its obligation hereunder to make available to the Global Agent for the account of such LC Issuer its Canadian Commitment Percentage of any payment under any Canadian Letter of Credit on the date required, as specified above, but no Canadian LC Participant shall be responsible for the failure of any other Canadian LC Participant to make available to the Global Agent for the account of such LC Issuer such other Canadian LC Participant’s Canadian Commitment Percentage of any such payment. The failure of the Global Agent or the applicable LC Issuer to give any such notice of a drawing of the applicable Canadian Letter of Credit or in sufficient time to enable any Canadian LC Participant to effect such payment on the date therefor shall not relieve any such Canadian LC Participant from its obligations under this Section 2.07(h).
               (iii) Whenever a LC Issuer receives a payment of a reimbursement obligation from an LC Obligor as to which the Global Agent has received for the account of such LC Issuer any payments from the Canadian LC Participants pursuant to subpart (ii) above, such LC Issuer shall pay to the Global Agent at the Canadian Payment Office and the Global Agent shall promptly pay to each Canadian LC Participant that has paid its applicable Canadian Commitment Percentage thereof, in same day funds, an amount equal to such Canadian LC Participant’s applicable Canadian Commitment Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective Canadian LC Participations, as and to the extent so received.
               (iv) If the Global Agent is required at any time to return to the Company, any LC Obligor or any other Credit Party, or to a trustee, receiver, liquidator, custodian, or any official in any proceeding related to an Insolvency Event, any portion of any payment made by the Company, any LC Obligor or any other Credit Party to the Global Agent for the account of the applicable LC Issuer pursuant to this Section in reimbursement of a payment made under the Canadian Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Global Agent, forthwith return to the Global Agent for the account of such LC Issuer the amount of its Funding Percentage of any amounts so returned by the Global Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Global Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.
               (v) The obligations of the Canadian LC Participants to make payments to the Global Agent for the account of each LC Issuer with respect to Canadian Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances :
                    (A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents or any Canadian Letter of Credit;

                    (B) the existence of any claim, set-off, defense or other right that (y) such Lender may have against the applicable LC Issuer or any of its Affiliates, the Company, any LC Obligor or any other Person for any reason whatsoever, or which the Company or any LC Obligor may have against such LC Issuer or any of its Affiliates, any Lender or any other Person for any reason whatsoever; or (z) any LC Obligor may have at any time against a beneficiary named in a Canadian Letter of Credit, any transferee of any Canadian Letter of Credit (or any Person for whom any such transferee may be acting), the Global Agent, any LC Issuer, any Lender, or other Person, whether in connection with this Agreement, any Canadian Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Canadian Letter of Credit), other than any claim that the applicable LC Obligor may have against any applicable LC Issuer for gross negligence or willful misconduct of such LC Issuer in making payment under any applicable Canadian Letter of Credit;
                    (C) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Canadian Letter of Credit, or any draft, certificate or other document presented under the Canadian Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the transport of any property or provision of services relating to a Canadian Letter of Credit, in each case even if the applicable LC Issuer or any of its Affiliates has been notified thereof;
                    (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;
                    (E) any breach of this Agreement or any other Loan Document by any party thereto, or the occurrence of any Default or Event of Default;
                    (F) any claim of breach of warranty that might be made by the Company, any LC Obligor or any other Credit Party or any Lender against any beneficiary of a Canadian Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which the Company, any LC Obligor, any other Credit Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Canadian Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the applicable LC Issuer or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Company, any LC Obligor, any other Credit Party or Subsidiaries of the Company, any LC Obligor, any other Credit Party and the beneficiary for which any Canadian Letter of Credit was procured);
                    (G) payment by the applicable LC Issuer or any of its Affiliates under any Canadian Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Canadian Letter of Credit;

                    (H) the solvency of, or any acts or omissions by, any beneficiary of any Canadian Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Canadian Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Canadian Letter of Credit;
                    (I) any failure by the applicable LC Issuer or any of its Affiliates to issue any Canadian Letter of Credit in the form requested by the Company or any LC Obligor, unless such LC Issuer has received written notice from the Company or such LC Obligor of such failure within three Business Days after such LC Issuer shall have furnished the Company or such LC Obligor and the Global Agent a copy of such Canadian Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
                    (J) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company, any LC Obligor, any other Credit Party or Subsidiaries of the Company, any LC Obligor, any other Credit Party;
                    (K) the occurrence or continuance of any proceeding related to an Insolvency Event under the Bankruptcy Code or any similar other Law with respect to the Company, any LC Obligor or any other Credit Party;
                    (L) the fact that the Revolving Credit Termination Date shall have passed or this Agreement or the Revolving Commitments hereunder shall have been terminated; and
                    (M) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
               (vi) To the extent any LC Issuer is not indemnified by the Company or any LC Obligor, the Canadian LC Participants will reimburse and indemnify such LC Issuer, in proportion to their respective Canadian Commitment Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such Issuer in performing its respective duties in any way related to or arising out of LC Issuances by it; provided, however, that no Canadian LC Participants shall be liable for (A) any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such LC Issuer’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction, or (B) any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from the failure of any other Canadian LC Participant to fund any Canadian LC Participation pursuant to this Section.
     Section 2.08 Notice of Borrowing.
          (a) Time of Notice. Subject to Section 2.02(b), each Borrowing of a Loan shall be made upon notice in the form provided for below which shall be provided by the applicable Borrower to the Global Agent at its Notice Office not later than (i) in the case of each Borrowing of a Fixed Rate Loan, 11:00 A.M. (local time at its Notice Office), or 1:00 P.M.

(local time at its Notice Office) if the Global Agent has provided a Notice of Adjustment pursuant to Section 2.10(b) on such day, at least three Business Days prior to the date of such Borrowing, (ii) in the case of each Borrowing of a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office), or 1:00 P.M. (local time at its Notice Office) if the Global Agent has provided a Notice of Adjustment pursuant to Section 2.10(b) on such day, on the proposed date of such Borrowing, and (iii) in the case of any Borrowing under the Swing Line Facility, prior to 1:00 P.M. (local time at its Notice Office) on the proposed date of such Borrowing.
          (b) Notice of Borrowing. Each request for a Borrowing shall be made by an Authorized Officer of the Borrower requesting such Borrowing by delivering written notice of such request substantially in the form of Exhibit B-1 (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of such Borrower of a Notice of Borrowing by letter, facsimile or telex), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans such Borrowing will consist of, (iv) whether such Loan is a Revolving Loan, and (v) if applicable, the initial Interest Period, and Designated Foreign Currency applicable thereto. Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Global Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Global Agent in good faith to be from an Authorized Officer of the applicable Borrower entitled to give telephonic notices under this Agreement on behalf of such Borrower. In each such case, the Global Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.
          (c) Minimum Borrowing Amount. The aggregate principal amount of each Borrowing by any Borrower shall not be less than the Minimum Borrowing Amount.
          (d) Maximum Borrowings. More than one Borrowing may be incurred by a Borrower on any day; provided, however, that (i) if there are two or more Borrowings on a single day by the same Borrower that consist of Fixed Rate Loans, each such Borrowing shall have a different initial Interest Period, (ii) at no time shall there be more than 12 Borrowings of Fixed Rate Loans outstanding hereunder for all of the Borrowers, and (iii) at no time shall there be more than three Borrowings of Canadian Revolving Loans outstanding hereunder.
     Section 2.09 Funding Obligations; Disbursement of Funds.
          (a) Several Nature of Funding Obligations. The Commitments of each Lender hereunder and the obligation of each Lender to make Loans, acquire and fund Swing Loan Participations, Revolving Facility LC Participations and Canadian LC Participations, as the case may be, are several and not joint obligations. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder and no such failure, or any other failure to perform its obligations hereunder, by any Lender shall affect the Obligations of any Borrower to any other party. Nothing herein and no subsequent termination of the Commitments pursuant to

Section 2.15 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
          (b) Funding Obligations. Except with respect to the making of Swing Loans by the Swing Line Lender and Foreign Currency Loans by an Accepting Lender or Augmenting Lender, all Loans hereunder shall be funded as follows: (i) all Revolving Loans made, and Revolving Facility LC Participations acquired by each Revolving Lender, shall be made or acquired, as the case may be, on a pro rata basis based upon each Revolving Lender’s Funding Percentage of the amount of such Revolving Borrowing or Revolving Facility Letter of Credit in effect on the date the applicable Revolving Borrowing is to be made or the Revolving Facility Letter of Credit is to be issued, and (ii) all Canadian Revolving Loans made, and Canadian LC Participations acquired by each Canadian Lender, shall be made or acquired, as the case may be, on a pro rata basis based upon each Canadian Lender’s Canadian Commitment Percentage of the amount of such Canadian Borrowing or Canadian LC Participation in effect on the date the applicable Canadian Borrowing is to be made. Each Foreign Currency Loan shall be funded by one or more Accepting Lenders and/or Augmenting Lenders in such proportions agreed to among such Accepting Lenders, Augmenting Lenders, the Company and the Global Agent immediately prior to the time of the making of such Foreign Currency Loan.
          (c) Notice to Lenders. The Global Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing applicable to such Lender, or Conversion or Continuation thereof, and LC Issuance, and of such Lender’s proportionate share thereof or participation therein and of the other matters covered by the Notice of Borrowing, Notice of Continuation or Conversion, Revolving Facility LC Request or Canadian LC Request, as the case may be, relating thereto.
          (d) Funding of Loans.
               (i) Revolving Loans. Promptly on the date specified in each Notice of Borrowing, each Revolving Lender will make available its Funding Amount, if any, of each Revolving Borrowing (other than a Revolving Borrowing of Foreign Currency Loans) requested to be made on such date to the Global Agent at the Payment Office in Dollars and in immediately available funds and the Global Agent promptly will make available to the appropriate Borrower by depositing to its account at the Payment Office (or such other account as such Borrower shall specify) the aggregate of the amounts so made available in the type of funds received. With respect to any Foreign Currency Loan, each Accepting Lender and/or Augmenting Lender that has agreed to make such Foreign Currency Loan in accordance with Section 2.02(b) shall make available its proportionate amount of such Loan, as determined in accordance with Section 2.09(b), on the date agreed to among such Accepting Lenders, Augmenting Lenders, the Company and the Global Agent prior to the time of the making of such Foreign Currency Loan, to the Global Agent at the Payment Office in the applicable Designated Foreign Currency (or, if the Global Agent agrees, in Dollars) and in immediately available funds and the Global Agent promptly will make available to the appropriate Borrower by depositing to its account at the Payment Office (or such other account as such Borrower shall specify) the aggregate of the amounts so made available in the type of funds received. Notwithstanding anything contained herein to the contrary, the Global Agent may, with respect to notices by the Borrowers for

Foreign Currency Loans, engage in reasonable rounding of the applicable Designated Foreign Currency amounts requested to be loaned, and the Borrowers’ request or notice shall thereby be deemed to reflect such rounded amounts.
               (ii) Canadian Revolving Loans. Promptly on the date specified in each Notice of Borrowing, each Canadian Lender will make available its proportionate share, if any, of each Canadian Borrowing requested to be made on such date to the Global Agent at the Canadian Payment Office in Canadian Dollars and in immediately available funds and the Canadian Administrative Branch of the Global Agent promptly will make available to the appropriate Canadian Borrower by depositing to its account at the Canadian Payment Office (or such other account in Canada as such Canadian Borrower shall specify) the aggregate of the amounts so made available in the type of funds received.
               (iii) Reserved.
               (iv) Swing Loans.
                    (A) So long as the Swing Line Lender elects to make Swing Loans, promptly on the date specified in each Notice of Borrowing, the Swing Line Lender will make available to the Company by depositing to its account at the Payment Office (or such other account as the Company shall specify) the aggregate of Swing Loans requested in such Notice of Borrowing.
                    (B) In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.05(a), without the requirement for a specific request from the Company pursuant to Section 2.08(b), the Swing Line Lender may make Swing Loans to the Company in accordance with the provisions of any agreements between the Company and the Swing Line Lender relating to the Company’s deposit, sweep and other accounts with the Swing Line Lender and related arrangements and agreements regarding the management and investment of the Company’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Company’s accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.09(d)(iv)(B) in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.05(a), (ii) be subject to any limitations as to individual amount set forth in the Cash Management Agreement, (iii) be payable by the Company, both as to principal and interest, at the times set forth in the Cash Management Agreements (but in no event later than the Revolving Facility Termination Date), (iv) not be made at any time after the Swing Line Lender has notice of the occurrence and during the continuance of a Default or Event of Default, (v) if not repaid by the Company in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation to purchase participating interests therein pursuant to Section 2.05(c) and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of Section 2.05.
          (e) Advance Funding. Unless the Global Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Global Agent its portion of the Borrowing or Borrowings to be made on such date, the Global

Agent may assume that such Lender has made such amount available to the Global Agent or the Canadian Administrative Branch of the Global Agent, as the case may be, on such date of Borrowing, and the Global Agent or the Canadian Administrative Branch of the Global Agent, in reliance upon such assumption, may (in their sole discretion and without any obligation to do so) make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Global Agent or the Canadian Administrative Branch of the Global Agent, as the case may be, by such Lender and the Global Agent or the Canadian Administrative Branch of the Global Agent has made the same available to such Borrower, the Global Agent or the Canadian Administrative Branch of the Global Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Global Agent’s demand therefor, the Global Agent shall promptly notify such Borrower, and such Borrower shall immediately pay such corresponding amount to the Global Agent or the Canadian Administrative Branch of the Global Agent, as appropriate. The Global Agent or the Canadian Administrative Branch of the Global Agent, as applicable, shall also be entitled to recover from such Lender or such Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Global Agent or the Canadian Administrative Branch of the Global Agent to such Borrower to the date such corresponding amount is recovered by the Global Agent or the Canadian Administrative Branch of the Global Agent, at a rate per annum equal to (x) if paid by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Global Agent in accordance with banking industry rules on interbank compensation or (y) if paid by such Borrower, the then applicable rate of interest, calculated in accordance with Section 2.12, for the respective Loans at the Base Rate for payments to the Global Agent and at the Canadian Base Rate for payments to the Canadian Administrative Branch of the Global Agent (but without any requirement to pay any amounts in respect thereof pursuant to Section 3.04).
     Section 2.10 Adjustment of Loans and Certain Other Obligations.
          (a) Requirement for Adjustment. If on any Adjustment Date (i) (A) the Revolving/Canadian Facility Exposure of any Canadian Lender (whether directly or by its Canadian Lending Installation) is in excess of an amount equal to such Lender’s Fixed Commitment Percentage of the Aggregate Credit Facility Exposure and (B) such Lender has any Revolving Facility Exposure owing to it, or (ii) (A) the Revolving/Canadian Facility Exposure of any Canadian Lender (whether directly or by its Canadian Lending Installation) is less than an amount equal to such Lender’s Fixed Percentage of the Aggregate Credit Facility Exposure and (B) the Non-Canadian Lenders have Revolving Facility Exposure owing to them, then, in the case of each of the foregoing, the Obligations owing to all of the Revolving Lenders shall be adjusted through a repayment and re-advancement of the Revolving Loans and a sale of Revolving Facility LC Outstandings in accordance with this Section, such that the Revolving Facility Exposure of each Lender is equal to its Fixed Commitment Percentage of the Aggregate Credit Facility Exposure, or as close thereto as possible without exceeding the amount of any Lender’s Revolving Commitment or the Total Revolving Commitment.
          (b) Notice of Adjustment. The Global Agent shall provide to each Lender and the Company, on each Adjustment Date (or, if the Global Agent is aware of an adjustment that is going to occur as a result of a notice received by the Global Agent pursuant to Section 2.06(b),

Section 2.08(b), Section 2.13(c) or Section 2.16(a), on the date any such notice is received by the Global Agent) notice by 12:00 noon (local time at its Notice Office) of any adjustment to be made pursuant to this Section and shall specify therein for each Lender the details regarding the adjustments to be made (a “Notice of Adjustment”).
          (c) Manner of Adjustment. On each Adjustment Date, to the extent necessary, the Revolving Loans and Revolving Facility LC Outstandings shall be adjusted as hereinafter set forth such that the Revolving/Canadian Facility Exposure of each applicable Lender is equal to its Fixed Commitment Percentage of the Aggregate Revolving/Canadian Facility Exposure, or as close thereto as possible without exceeding the amount of any Lender’s Revolving Commitment or the Total Revolving Commitment. Any adjustment of the Revolving Loans and Revolving Facility LC Outstandings shall be made by the Global Agent on the applicable Adjustment Date in the following manner:
               (i) the Revolving Borrowings (and all the Revolving Loans comprising such Borrowings) designated by the Global Agent in the Notice of Adjustment relating to such adjustment, as determined in accordance with Section 2.10(d) below, as being required to be repaid, shall be repaid in full by the Revolving Facility Borrowers out of the proceeds of new Revolving Borrowings to be made as set forth in this Section;
               (ii) the Revolving Facility Borrowers shall pay on such Adjustment Date all of the accrued and unpaid interest owing on all of the Revolving Loans made to each Revolving Facility Borrower that are being repaid in accordance with this Section, together with any amounts that may be due pursuant to Section 2.10(h) below;
               (iii) the new Revolving Borrowings (and the Revolving Loans comprising such Revolving Borrowings) to be made pursuant to this Section shall, except as set forth below, be in the same aggregate principal amount (except in the case of an adjustment being made as a result of a request for a new Revolving Borrowing in which case the amount of the Revolving Loans shall be increased appropriately to reflect the amount of such new Revolving Borrowing), of the same Type, have the same Interest Period (or as close thereto as possible), and be in the same currency as the original Revolving Borrowings to which they relate; provided, however, that (A) the principal amount of the Revolving Loans to be made by each Lender pursuant to each such Revolving Borrowing shall be in the amount specified in the Notice of Adjustment sent by the Global Agent, and (B) unless the applicable Revolving Facility Borrowers have properly submitted a Notice of Borrowing or Notice of Conversion or Continuation in accordance with this Agreement, all such Revolving Loans comprising such new Revolving Borrowings shall be US Base Rate Loans unless and until Converted in accordance with Section 2.13 by the applicable Revolving Facility Borrower to Fixed Rate Loans or, in the case of any Foreign Currency Loan, shall be repaid by the applicable Revolving Facility Borrower in full on the Adjustment Date unless the applicable Revolving Facility Borrower has Continued such Foreign Currency Loan in accordance with Section 2.13;
               (iv) if specified by the Global Agent in the Notice of Adjustment, each Lender or the applicable Lenders shall purchase from the other Lenders or other applicable Lenders the amount of the Revolving Facility LC Outstandings of such other Lenders or other applicable Lenders as specified in such Notice of Adjustment; and

               (v) the Revolving Facility Borrowers shall pay on such Adjustment Date all of the accrued and unpaid LC Fees with respect to any Revolving Facility LC Outstandings that are being sold pursuant to subpart (iv) above, together with any amounts that may be due pursuant to Section 2.10(h) below.
          (d) Determination of Loans to be Repaid. In determining which Revolving Loans are required to be repaid pursuant to this Section, the Global Agent shall designate such Revolving Loans in the following order (in each case to the extent Revolving Loans of such Type are outstanding and in an amount necessary to effect the adjustments required pursuant to this Section): (i) first, US Base Rate Loans, (ii) second, Eurodollar Loans (with Interest Periods ending closest to the Adjustment Date on which such Eurodollar Loans are to be repaid having preference over Interest Periods ending later), and (iii) third, Foreign Currency Loans (with Interest Periods ending closest to the Adjustment Date on which such Foreign Currency Loans are to be repaid having preference over Interest Periods ending later).
          (e) Payment Obligations. To the extent necessary, each Lender shall pay to the Global Agent, for distribution to the appropriate Lenders, the amounts required to be paid by it pursuant to each Notice of Adjustment. Each such Lender shall make such amounts available to the Global Agent at the times and in the manner set forth in Section 2.09(d), provided that any amounts payable pursuant to Section 2.10(c)(iv) above shall be paid by the appropriate Lenders on the applicable Adjustment Date to the Global Agent or for the account of the Lenders to which such payment is due in immediately available funds at the Payment Office.
          (f) Participations. If any Lender determines that it is legally prohibited from making any Revolving Loans when required to do so pursuant to this Section, such Lender shall purchase an undivided participating interest in the Revolving Credit Exposure of the other Lenders as appropriate in an amount equal to the amount of the Revolving Loan or Revolving Loans such prohibited Lender was required to fund. On the date that any prohibited Lender is required to purchase a participation pursuant to the preceding sentence, each such Lender shall pay to each other Lender, in immediately available funds, the amount due to each such other Lender. If any amount required to be paid by any Lender to any other Lender pursuant to the above provisions is not paid on the date such payment is due, such Lender shall pay to each other Lender on demand interest on the amount not so paid at the greater of the Federal Funds Effective Rate and a rate determined by the Global Agent in accordance with industry rules on interbank compensation from the due date until such amount is paid in full.
          (g) Obligations Unconditional. Each Lender’s obligation to make Revolving Loans and/or to purchase Revolving Facility LC Outstandings or participations pursuant to this Section shall be subject to the conditions that (i) such Lender shall have received a Notice of Adjustment complying with the provisions hereof and (ii) in the case of an adjustment being made as a result of a request by a Revolving Facility Borrower for a new Revolving Borrowing, that such Revolving Facility Borrower has satisfied all of the conditions to the making of such new Revolving Facility Borrowing pursuant to the terms of this Agreement, but otherwise shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B)

the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect upon the Borrowers; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.
          (h) Breakage Compensation. Each Borrower shall be required to pay any breakage compensation or other prepayment costs associated with the adjustment of any of the Obligations pursuant to this Section, in each case in accordance with Article III. The Global Agent shall use its best efforts to effect any adjustment of the Obligations pursuant to this Section in a manner that minimizes any such breakage compensation or prepayment costs, but shall not be liable to the Borrowers for failing to do so.
     Section 2.11 Evidence of Obligations.
          (a) Loan Accounts of Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (b) Loan Accounts of Global Agent; Lender Register. The Global Agent shall maintain accounts in which it shall record (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the currency in which such Loan is denominated, the Interest Period and applicable interest rate, (ii) the amount and other details with respect to each Letter of Credit issued hereunder, (iii) the amount of any principal due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iv) the amount of any sum received by the Global Agent hereunder for the account of the Lenders and each Lender’s share thereof, and (v) the other details relating to the Loans and Letters of Credit to be made or issued hereunder. In addition, the Global Agent shall maintain a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders, and the Commitments from time to time of each of the Lenders. The Global Agent will make the Lender Register available to any Lender or the Company upon its request.
          (c) Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Section 2.11(a) and (b) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein, provided, that the failure of any Lender or the Global Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.
          (d) Notes. Upon request of any Lender or the Swing Line Lender, (i) the Company will execute and deliver to such Lender a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence the Company’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender, (ii) each Foreign Revolving Facility Borrower will execute and deliver to such Lender a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence its obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender, (iii) if applicable, the Canadian Borrowers will execute and deliver to each Canadian Lender a CDOR Note and a

Canadian Base Rate Note with blanks appropriately completed in conformity herewith to evidence their obligation to pay the principal of, and interest on, the Canadian Revolving Loans made to them by such Lender, and (iv) the Company will execute and deliver to the Swing Line Lender a Swing Line Note with blanks appropriately completed in conformity herewith to evidence the Company’s obligation to pay the principal of, and interest on, the Swing Loans made to it by the Swing Line Lender; provided, however, that the decision of any Lender or the Swing Line Lender to not request a Note shall in no way detract from any Borrower’s obligation to repay the Loans and other amounts owing by such Borrower to such Lender or the Swing Line Lender.
     Section 2.12 Interest; Default Rate.
          (a) Interest on Revolving Loans. The outstanding principal amount of each Revolving Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a US Base Rate Loan, the Base Rate plus the Applicable Margin in effect from time to time, (ii) during such periods as such Revolving Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Margin in effect from time to time, and (iii) during such periods as a Revolving Loan is a Foreign Currency Loan, the relevant Adjusted Foreign Currency Rate for such Foreign Currency Loan for the applicable Interest Period plus the Applicable Margin in effect from time to time.
          (b) Interest on Canadian Revolving Loans.
               (i) Each Canadian Base Rate Loan made by each Canadian Lender shall bear interest on the outstanding principal amount thereof at a fluctuating rate per annum that shall at all times be equal to the Canadian Base Rate plus the Applicable Margin in effect from time to time.
               (ii) Each CDOR Loan made by each Canadian Lender shall bear interest on the outstanding principal amount thereof at a fluctuating rate per annum that shall at all times be equal to the CDOR Rate for the applicable Interest Period, plus the applicable Margin in effect from time to time.
          (c) Reserved.
          (d) Interest on Swing Loans. The outstanding principal amount of each Swing Loan shall bear interest from the date of the Borrowing at a rate per annum that shall be equal to the Quoted Rate applicable thereto.
          (e) Default Interest. Notwithstanding the above provisions, if an Event of Default is in existence, upon written notice by the Global Agent (which notice the Global Agent shall give at the direction of the Required Lenders), (i) all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each Loan shall bear interest, payable on demand, at a rate per annum equal to the Default Rate, and (ii) the fees applicable to any Revolving Facility LC Outstandings and Canadian LC Outstandings shall be increased by an additional 2% per annum in excess of the fees otherwise applicable thereto. In addition, if any amount (other than amounts as to which the foregoing subparts (i) and (ii) are applicable)

payable by any Borrower under the Loan Documents is not paid when due, upon written notice by the Global Agent (which notice the Global Agent shall give at the direction of the Required Lenders), such amount shall bear interest, payable on demand, at a rate per annum equal to 2% per annum above the interest rate that is or would be applicable from time to time pursuant to Section 2.12(a)(i) above.
          (f) Accrual and Payment of Interest. Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the applicable Borrower: (i) in respect of each US Base Rate Loan, quarterly in arrears on the last Business Day of each June, September, December and March, (ii) in respect of each Canadian Base Rate Loan, monthly in arrears on the last Business Day of each month, (iii) in respect of each Fixed Rate Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period, (iv) in respect of any Swing Loan, quarterly in arrears on the last Business Day of each June, September, December and March, and (v) in respect of all Loans, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), on each Adjustment Date if required pursuant to Section 2.10, at maturity (whether by acceleration or otherwise), and, after such maturity, on demand.
          (g) Computations of Interest and Discounts. All computations of interest on Fixed Rate Loans and Swing Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days and all computations of interest on Base Rate Loans and Unpaid Drawings hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable. For purposes of this Agreement, whenever interest to be paid on a Canadian Revolving Loan is to be calculated on the basis of a period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by such lesser period of time.
          (h) Information as to Interest Rates. The Global Agent upon determining the interest rate for any Borrowing shall promptly notify the applicable Borrowers and the Lenders thereof.
     Section 2.13 Conversion and Continuation of Loans.
          (a) Conversion and Continuation of Revolving Loans. The Company and each other Revolving Facility Borrower shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Revolving Loans of one Type made to it into a Borrowing or Borrowings of another Type of Loan that can be made to it pursuant to Section 2.02 and (ii) Continue a Borrowing of Eurodollar Loans or Foreign Currency Loans, as the case may be, at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans or Foreign Currency Loans (in the same Designated Foreign Currency as the original Foreign Currency Loan) with a new Interest Period; provided, however, that (A) no Foreign Currency Loan may be Converted into a US Base Rate Loan, Eurodollar Loan or a Foreign Currency Loan that is denominated in a different Designated Foreign Currency, and (B) any Conversion of Eurodollar Loans into US Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans.

Notwithstanding the foregoing, if any Borrower delivers a Notice of Continuation or Conversion requesting that the Lenders renew the Adjusted Foreign Currency Rate with respect to an outstanding Revolving Borrowing of Revolving Loans denominated in a Designated Foreign Currency, the Lenders shall be under no obligation to renew such Adjusted Foreign Currency Rate if any Lender delivers to the Global Agent a notice by 5:00 p.m., Pittsburgh time, four (4) Business Days prior to effective date of such renewal that such Lender cannot continue to provide Revolving Loans in such Designated Foreign Currency. In the event the Global Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Global Agent will notify the Borrowers promptly, but no later than 12:00 noon, Pittsburgh time, three (3) Business Days prior to the renewal date that the renewal of such Revolving Loans in such Designated Foreign Currency is not then available, and the Global Agent shall promptly thereafter notify the Lenders of the same. If the Global Agent shall have so notified the Borrowers that any such continuation of Designated Foreign Currency Loans is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Designated Foreign Currency Loans shall be redenominated into the Base Rate in Dollars with effect from the last day of the Interest Period with respect to any such Designated Foreign Currency Loans. The Global Agent will promptly notify the Borrowers and the Lenders of any such redenomination, and in such notice, the Global Agent will state the aggregate Dollar Equivalent amount of the redenominated Designated Foreign Currency Loans as of the Computation Date with respect thereto and such Lender’s ratable share thereof. If the Borrowers fail to select a new Interest Period or Designated Foreign Currency to apply to any Revolving Borrowing of Loans under the Adjusted Foreign Currency Rate at the expiration of an existing Interest Period applicable to such Revolving Borrowing in accordance with the provisions of Section 2.12 [Interest; Default Rate], the Borrowers shall be deemed to have continued such Revolving Borrowing at the same Designated Foreign Currency for an Interest Period of the same duration, as applicable, commencing upon the last day of the existing Interest Period.
          (b) Conversion and Continuation of Canadian Revolving Loans. The Canadian Borrowers shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Canadian Revolving Loans of one Type made to them into a Borrowing or Borrowings of another Type of Loan that can be made to them pursuant to the Canadian Sub-Facility and (ii) Continue a Borrowing of CDOR Loans at the end of the applicable Interest Period as a new Borrowing of CDOR Loans with a new Interest Period, provided, however, that any Conversion of CDOR Loans into Canadian Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such CDOR Loans.
          (c) Notice of Continuation and Conversion. Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the applicable Borrower to the Global Agent at its Notice Office not later than (i) in the case of each Continuation of or Conversion into a Fixed Rate Loan, prior to 11:00 A.M. (local time at its Notice Office), or 1:00 P.M. (local time at its Notice Office) if the Global Agent has provided a Notice of Adjustment pursuant to Section 2.10(b) on such day, at least three Business Days prior to the date of such Continuation or Conversion, and (ii) in the case of each Conversion to a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office), or 1:00 P.M. (local time at its Notice Office) if the Global Agent has provided a Notice of Adjustment pursuant to Section 2.10(b) on such day, on the proposed date of such Conversion. Each such request shall be made by an Authorized Officer of the applicable Borrower delivering written notice of such request substantially in the form of Exhibit B-2 (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be continued immediately in writing by delivery by an Authorized Officer of such Borrower of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of each Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Global Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Global Agent in good faith to be from an Authorized Officer of such Borrower entitled to give telephonic notices under this Agreement on behalf of such Borrower. In each such case, the Global Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.
     Section 2.14 Fees.
          (a) Commitment Fees.
               (i) The Company agrees to pay to the Global Agent, for the ratable benefit of each Lender that is a Revolving Lender as consideration for its Revolving Commitment, nonrefundable commitment fees (the “Commitment Fees”) accruing from the date hereof until the Revolving Facility Termination Date based upon such Lender’s Fixed Commitment Percentage of the Total Revolving Commitment in effect on each day, computed for each day at a rate per annum equal to (A) the Applicable Commitment Fee Rate in effect on such day (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) times (B) the average daily Unutilized Revolving Commitment (for purposes of this computation, PNC’s Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment); provided, however, that any Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Company prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
               (ii) Accrued Commitment Fees shall be due and payable in arrears on the last Business Day of each June, September, December and March and on the Revolving Facility Termination Date.
          (b) [Reserved]
          (c) LC Fees for Revolving Facility Letters of Credit.
               (i) The Company agrees to pay a fee in respect of each Revolving Facility Letter of Credit issued hereunder that is a Standby Letter of Credit for the period from the date of issuance of such Revolving Facility Letter of Credit until the expiration date thereof

(including any extensions of such expiration date that may be made at the election of the account party or the beneficiary), computed for each day at a rate per annum equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on such day times (B) the Stated Amount of such Revolving Facility Letter of Credit on such day. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each June, September, December and March and on each Adjustment Date as set forth in Section 2.10 and on the Revolving Facility Termination Date. Such fees shall be payable to the Global Agent, for the ratable benefit of the Lenders.
               (ii) The Company agrees to pay a fee in respect of each Revolving Facility Letter of Credit issued hereunder that is a Commercial Letter of Credit in an amount equal to (A) one-half of the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on the date of issuance times (B) the Stated Amount of such Revolving Facility Letter of Credit. The foregoing fees shall be payable on the date of issuance of such Letter of Credit (or such other date as is agreed to by the Global Agent and the applicable LC Issuer, but in any case not later than the expiry date of such Revolving Facility Letter of Credit), to the applicable LC Issuer for the ratable benefit of the Lenders based on each Lender’s Funding Percentage in effect on the date of issuance.
               (iii) Fees under this Section 2.14(c) accrued with respect to a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender except to the extent that such fees shall otherwise have been due and payable by the Company prior to such time; and provided further that no such fees shall accrue with respect to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
          (d) LC Fees for Canadian Facility Letters of Credit.
               (i) The Canadian Borrowers agree to pay a fee in respect of each Canadian Letter of Credit issued hereunder that is a Standby Letter of Credit for the period from the date of issuance of such Canadian Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the beneficiary), computed for each day at a rate per annum equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on the date of issuance (or any increase in the amount, or renewal or extension) thereof times (B) the Stated Amount of such Canadian Letter of Credit on such day. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each June, September, December and March and on each Adjustment Date as set forth in Section 2.10 and on the Revolving Facility Termination Date. Such fees shall be payable to the Canadian Administrative Branch of the Global Agent, for the ratable benefit of the Canadian Lenders.
               (ii) The Canadian Borrowers agree to pay a fee in respect of each Canadian Letter of Credit issued hereunder that is a Commercial Letter of Credit in an amount equal to (A) one-half of the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on the date of issuance times (B) the Stated Amount of such Canadian Letter of Credit. The foregoing fees shall be payable on the date of issuance of such Canadian Letter of Credit (or such other date as is agreed to by the Global Agent and the applicable LC Issuer, but in any case not later than the expiry date of such Canadian Letter of Credit), to the applicable LC Issuer for the ratable benefit of the Canadian Lenders based on each Canadian Lender’s Canadian Commitment Percentage in effect on the date of issuance.
               (iii) Fees under this Section 2.14(d) accrued with respect to a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender except to the extent that such fees shall otherwise have been due and payable by the Company prior to such time; and provided further that no such fees shall accrue with respect to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
          (e) Fronting Fees.
               (i) The Company agrees to pay directly to each LC Issuer, for its own account, a fronting fee equal to 0.10% per annum (computed on the basis of a year of 360 days and actual days elapsed) which fees shall be computed on the daily average Revolving Facility LC Outstandings and shall be payable quarterly in arrears on the last Business Day of each June, September, December and March following issuance of each Revolving Facility Letter of Credit and on each Adjustment Date as set forth in Section 2.10 and on the Revolving Facility Termination Date.
               (ii) The Canadian Borrowers agree to pay directly to each LC Issuer, for its own account, a fronting fee equal to 0.10% per annum (computed on the basis of a year of 360 days and actual days elapsed) which fees shall be computed on the daily average Canadian LC Outstandings and shall be payable quarterly in arrears on the last Business Day of each June, September, December and March following issuance of each Canadian Letter of Credit and on each Adjustment Date as set forth in Section 2.10 and on the Canadian Facility Termination Date.
          (f) Additional Charges of LC Issuer. The Company and each other Borrower and LC Obligor, as applicable, agree to pay directly to each LC Issuer upon each LC Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such LC Issuance, drawing, amendment, extension, renewal or transfer be the processing charge, fees and administrative expenses payable with respect to the Letters of Credit that such LC Issuer is customarily charging for issuances of, drawings under or maintenance, negotiation, administration, amendments, extensions, renewals or transfers of, letters of credit issued by it.
          (g) Global Agent Fees. The Company shall pay to the Global Agent, on the Closing Date and thereafter, for its own account, the fees payable to the Global Agent set forth in the Fee Letter.
          (h) Computations of Fees. Except for the computation of Commitment Fees which shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable, all computations of LC Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

     Section 2.15 Termination and Reduction of Commitments.
          (a) Mandatory Termination of Commitments. Unless previously terminated pursuant to Article VIII, all of the Revolving Commitments shall terminate on the Revolving Facility Termination Date.
          (b) Voluntary Termination of the Commitments. Upon at least three (3) Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Global Agent at its Notice Office (which notice the Global Agent shall promptly transmit to each of the Lenders), the Company shall have the right to terminate in whole the Commitments, provided that (i) all outstanding Loans and Unpaid Drawings are contemporaneously prepaid in accordance with Section 2.16, (ii) either there are no outstanding Letters of Credit or the Company shall contemporaneously cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions acceptable to each LC Issuer and the Required Lenders), and (iii) notwithstanding the foregoing, such a notice may state that it is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company by written notice to the Global Agent at the Notice Office on or prior to the specified effective date stating that such condition has not been satisfied, subject, however, to the Company’s payment of any breakage compensation or other costs associated with such revoked notice pursuant to this Section, in each case in accordance with Article III.
          (c) Partial Reduction of Commitments. Upon at least five Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Global Agent at its Notice Office (which notice the Global Agent shall promptly transmit to each of the Lenders), the Company shall have the right to partially and permanently reduce the Unutilized Total Commitment; provided, however, that (A) any such reduction shall apply to proportionately (based on each Lender’s Fixed Commitment Percentage) and permanently reduce the Revolving Commitment of each Lender and the Canadian Commitment of each Canadian Lender, (B) such reduction of the Revolving Commitment shall apply to proportionately and permanently reduce the Revolving Facility LC Commitment Amount and the Maximum Foreign Exposure Amount, but only to the extent that the Unutilized Total Revolving Commitment would be reduced below any such limits, (C) no such reduction shall be permitted if any Borrower would be required to make a mandatory prepayment of Loans or cash collateralize Letters of Credit pursuant to Section 2.16, unless such reduction is made contemporaneously with a prepayment or cash collateralization required pursuant to Section 2.16, and (D) any partial reduction shall be in the amount of at least $5,000,000 (or, if greater, in integral multiples of $1,000,000).
     Section 2.16 Payments and Prepayments of Loans.
          (a) Voluntary Prepayments. Each Borrower shall have the right to prepay any of the Loans owing by it, in whole or in part, without premium or penalty (except as specified in subparts (d) and (g) below), from time to time. The Borrower making such prepayment shall give the Global Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Global Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Fixed Rate Loans) the specific Borrowing(s) pursuant to which made, which notice shall be received by the Global Agent by (x)

11:00 A.M. (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Fixed Rate Loans, or (y) 11:00 A.M. (local time at the Notice Office) one Business Day prior to the date of such prepayment, in the case of any prepayment of Base Rate Loans, and which notice shall promptly be transmitted by the Global Agent to each of the affected Lenders; provided, however, that (i) in the case of prepayment of any Borrowings, each partial prepayment of any such Borrowing shall be in an aggregate principal of at least $2,500,000 (or, if less, the full amount of such Borrowing) or the Dollar Equivalent thereof, or an integral multiple of $500,000 or the Dollar Equivalent thereof in excess thereof; (ii) no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; and (iii) each prepayment in respect of any Loans shall, unless otherwise specified by the applicable Borrower, be applied to repay such Loans in accordance with Section 2.17(b). Notwithstanding anything contained herein to the contrary, the Global Agent may, with respect to notices by the Borrowers for voluntary prepayments of less than the full amount of a Revolving Borrowing of Foreign Currency Loans, engage in reasonable rounding of the applicable Designated Foreign Currency amounts to be repaid, and the Borrowers’ notice shall thereby be deemed to reflect such rounded amounts
          (b) Replacement of a Lender. In the event any Lender or LC Issuer (i) gives notice under Section 3.01, (ii) requests compensation under Section 3.02, or requires any Borrower to pay any additional amount to any Lender, LC Issuer or any Governmental Authority for the account of any Lender or LC Issuer pursuant to Section 3.03, (iii) is a Defaulting Lender, (iv) becomes subject to the control of a Governmental Authority (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 11.11, then in any such event the Borrowers may, at their sole expense, upon notice to such Lender or LC Issuer and the Global Agent, require such Lender or LC Issuer to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.05), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations, provided that:
                    (A) the Borrowers shall have paid to the Global Agent the assignment fee specified in Section 11.05;
                    (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, Revolving Facility LC Participations, Canadian LC Participations and Swing Loan Participations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
                    (C) in the case of any such assignment resulting from a claim for compensation under Section 3.02(a) or payments required to be made pursuant to Section 3.03, such assignment will result in a reduction in such compensation or payments thereafter; and
                    (D) such assignment does not conflict with applicable Law.

Solely with respect to circumstances described in Section 2.16(b)(i) through 2.16(b)(iii), a Lender or LC Issuer shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender, LC Issuer or otherwise, such circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Nothing in this Section 2.16 or in any other provision of this Agreement shall be deemed to prejudice any rights that the Borrowers may have against any Defaulting Lender.
          (c) Mandatory Payments. The Loans shall be subject to mandatory repayment or prepayment, and the Revolving LC Outstandings and Canadian LC Outstandings shall be subject to cash collateralization requirements, in accordance with the following provisions:
               (i) Maturity. Unless Continued or Converted in accordance with the terms of this Agreement, the principal amount of each Fixed Rate Loan shall be payable by the applicable Borrower on the last day of the Interest Period applicable to such Fixed Rate Loan. The entire principal amount of all outstanding Revolving Loans owing by each Borrower shall be repaid in full on the Revolving Facility Termination Date.
               (ii) Adjustment Dates. The Borrowers shall repay the principal amount of the Revolving Loans required to be paid by each of them on any Adjustment Date in accordance with Section 2.10.
               (iii) Loans Exceed the Commitments. If on any date (after giving effect to any other payments on such date) (A) the Revolving Facility Exposure of any Lender exceeds such Lender’s Revolving Commitment, (B) the Aggregate Revolving Facility Exposure exceeds the Total Revolving Commitment, (C) the Foreign Currency Exposure exceeds the Maximum Foreign Exposure Amount by five percent (5%) or more under any calculation pursuant to Section 1.05, (D) the Foreign Subsidiary Borrower Exposure exceeds the Maximum Foreign Exposure Amount, (E) the Canadian Sub-Facility Exposure of any Canadian Lender exceeds such Canadian Lender’s Canadian Commitment by five percent (5%) or more under any calculation pursuant to Section 1.05, (F) the Aggregate Canadian Sub-Facility Exposure exceeds the Total Canadian Commitment by five percent (5%) or more under any calculation pursuant to Section 1.05, or (G) the aggregate principal amount of Swing Loans outstanding exceeds the Swing Line Commitment, then, in the case of each of the foregoing, the applicable Borrower or the Company shall prepay on such date the principal amount of Loans and, after Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess and conforming in the case of partial prepayments of Loans to the requirements as to the amounts of partial prepayments of Loans that are contained in subpart (a) above.
               (iv) Revolving Facility LC Outstandings Exceed Commitment. If on any date (A) the Revolving Facility LC Outstandings exceed the Revolving Facility LC Commitment Amount, or (B) the Canadian LC Outstandings exceed the Canadian LC Commitment Amount, in each case as then in effect by five percent (5%) or more under any calculation pursuant to Section 1.05, then the applicable LC Obligor or the Company shall pay to the Global Agent or the Canadian Administrative Branch of the Global Agent, as appropriate, an amount in cash equal to such excess and the Global Agent shall hold such payment as security for the reimbursement obligations of the applicable LC Obligors hereunder in respect of Revolving Facility Letters of Credit or Canadian Letters of Credit, as the case may be, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Global Agent, each LC Issuer and the Company (which shall permit certain investments in Cash Equivalents satisfactory to the Global Agent, each LC Issuer and the Company until the proceeds are applied to the secured obligations).
               (v) Certain Proceeds of Indebtedness. Not later than the Business Day following the date of the receipt by any Credit Party of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other reasonable and customary fees and costs associated therewith) in excess of $5,000,000 from any sale or issuance of any Indebtedness (other than any Indebtedness incurred pursuant to any of Section 7.04(a) through (m), (o) and (p)) after the Closing Date, the Company will make a prepayment of the Loans in an amount equal to 100% of such net proceeds in excess of such amount in accordance with Section 2.16(d) below.
               (vi) Certain Proceeds of Asset Sales. If during any fiscal year of the Company, the Company or any other Domestic Credit Party receives cumulative Net Cash Proceeds during such fiscal year from one or more Asset Sales described in Section 7.02(e)(i) or Section 7.02(f) aggregating $10,000,000 or more for such fiscal year, not later than the Business Day following the date of receipt of Net Cash Proceeds in excess of such amount, the Company will make a prepayment of the Loans in an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount in accordance with Section 2.16(d) below; provided, that (A) if no Default or Event of Default shall have occurred and be continuing, and (B) the Company notifies the Global Agent of the amount and nature thereof and of its intention to reinvest all or a portion of such Net Cash Proceeds in assets used or useful in the business of the Company or any of its Subsidiaries during such 360 day period, then no such prepayment shall be required to the extent of the amount of such Net Cash Proceeds as to which the Company so indicates such reinvestment will take place. If at the end of any such 360 day period any portion of such Net Cash Proceeds in excess of $500,000 has not been so reinvested, the Company will immediately make a prepayment of the Loans, as provided above.
               (vii) Certain Proceeds of an Event of Loss. If during any fiscal year of the Company, the Company or any other Domestic Credit Party receives cumulative Net Cash Proceeds during such fiscal year from one or more Events of Loss aggregating $10,000,000 or more for such fiscal year, not later than the Business Day following the date of receipt of Net Cash Proceeds in excess of such amount, the Company will make a prepayment of the Loans in an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Event of Loss in accordance with Section 2.16(d) below. Notwithstanding the foregoing, in the event any property suffers an Event of Loss and (A) the Net Cash Proceeds received in any fiscal year as a result of such Event of Loss are less than $5,000,000, (B) no Default or Event of Default has occurred and is continuing, and (C) the Company notifies the Global Agent and the Lenders in writing that it intends to rebuild or restore the affected property, that such rebuilding or restoration can be accomplished within 360 days out of such Net Cash Proceeds and other funds available to the Company, then no such prepayment of the Loans shall be required. Any amounts in excess of $500,000 not so applied to the costs of rebuilding or restoration or as provided in Section 8.03 shall be applied to the prepayment of the Loans as provided above.

          (d) Applications of Certain Prepayment Proceeds. Subject to Section 2.16(e) below, each prepayment required to be made pursuant to Sections 2.16(c)(v), (vi), or (vii) above shall be applied as a mandatory prepayment of principal of first, the outstanding Swing Loans, and second, the outstanding Revolving Loans.
          (e) Reserved.
          (f) Particular Loans to be Prepaid. With respect to each repayment or prepayment of Loans required by this Section, the Borrower making such repayment or prepayment shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made; provided, however, that (i) such Borrower shall first so designate all Loans that are Base Rate Loans and Fixed Rate Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Fixed Rate Loans for repayment or prepayment, (ii) if the outstanding principal amount of Fixed Rate Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall, in the case of Eurodollar Loans or CDOR Loans, be Converted into Base Rate Loans and, in the case of Foreign Currency Loans, be repaid in full, and (iii) each repayment and prepayment of any Loans made pursuant to a Borrowing shall be applied in accordance with Section 2.17(b). In the absence of a designation by a Borrower as described in the preceding sentence, the Global Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Article III.
          (g) Breakage and Other Compensation. Any prepayment made pursuant to this Section shall be accompanied by any amounts payable in respect thereof under Article III. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under Section 2.16 shall be in excess of the amount of the Base Rate Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the Company, the balance of such required prepayment shall be either (A) deposited in a collateral account held at the Global Agent and applied to the prepayment of Fixed Rate Loans on the last day of the then next-expiring Interest Period for Fixed Rate Loans, provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Global Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit in such collateral account to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Article III.
     Section 2.17 Method and Place of Payment.
          (a) Generally. All payments made by any Borrower hereunder, under any Note or any other Loan Document, shall be made without setoff, counterclaim or other defense.

          (b) Application of Payments. Except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, (i) all payments and prepayments of Loans (other than Swing Loans) and Unpaid Drawings with respect to Letters of Credit shall be applied by the Global Agent for the ratable benefit of the Lenders entitled thereto (based on each such Lender’s Payment Sharing Percentage at the time of such payment) to pay or prepay such Loans or Unpaid Drawings, (ii) all payments or prepayments of Swing Loans and payments of interest thereon shall be applied to pay or prepay such Swing Loans and unpaid interest thereon, (iii) all payments of Fees shall be applied as set forth in Section 2.14, and (iv) with respect to any other amounts, such amounts shall be distributed by the Global Agent for the ratable account of the Lenders entitled thereto in accordance with the terms of this Agreement.
          (c) Payment of Obligations. Except as set forth in subpart (d) below, all payments under this Agreement with respect to any of the Obligations shall be made to the Global Agent on the date when due and shall be made at the Payment Office in immediately available funds and, except as set forth in the next sentence, shall be made in Dollars. With respect to any Foreign Currency Loan, all payments (including prepayments) to any Lender of the principal of or interest on such Foreign Currency Loan shall be made in the same Designated Foreign Currency as the original Loan and with respect to any Revolving Facility Letter of Credit issued in a Designated Foreign Currency, all Unpaid Drawings with respect to each such Revolving Facility Letter of Credit shall be made in the same Designated Foreign Currency in which each such Revolving Facility Letter of Credit was issued, unless the applicable LC Issuer agrees otherwise; provided, however, that if it is impossible or illegal for any Borrower to effect payment of a Loan in the Designated Foreign Currency in which such Loan was made, or if any Borrower defaults in its obligation to do so, the Global Agent may at its option (and shall, in the case of such impossibility or illegality) permit such payment to be made (i) at and to a different location, subsidiary, affiliate or correspondent of the Global Agent, or (ii) in the Equivalent Amount of Dollars or (iii) in an Equivalent Amount of such other currency (freely convertible into Dollars) as the Global Agent may solely at its option designate. Upon any events described in (i) through (iii) of the preceding sentence, the Borrowers shall make such payment and the Borrowers agree to hold each Lender harmless from and against any loss incurred by any Lender arising from the cost to such Lender of any premium, any costs of exchange, the cost of hedging and covering the Designated Foreign Currency in which such Loan was originally made, and from any change in the value of Dollars, or such other currency, in relation to the Designated Foreign Currency that was due and owing. Such loss shall be calculated for the period commencing with the first day of the Interest Period for such Loan and continuing through the date of payment thereof. Without prejudice to the survival of any other agreement of the hereunder, the Borrowers’ obligations under this Section 2.17(c) shall survive termination of this Agreement.
          (d) Canadian Obligations. All payments under this Agreement with respect to the Canadian Obligations shall be made to the Canadian Administrative Branch of the Global Agent not later than 11:00 A.M. (local time at the Canadian Payment Office) on the date when due and shall be made at the Canadian Payment Office in immediately available funds and in Canadian Dollars.
          (e) Timing of Payments. Any payments under this Agreement that are made later than 11:00 A.M. (local time at the Payment Office or the Canadian Payment Office, as the

case may be) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
          (f) Distribution to Lenders. Upon the Global Agent’s receipt of payments hereunder, the Global Agent shall immediately distribute to each Lender or the applicable LC Issuer, as the case may be, its ratable share (as determined in accordance with subpart (b) above), if any, of the amount of principal, interest, and Fees received by it for the account of such Lender. Payments received by the Global Agent in Dollars shall be delivered to the Lenders or the applicable LC Issuer, as the case may be, in Dollars in immediately available funds. Payments received by the Global Agent in any Designated Foreign Currency shall be delivered to the Lenders or the applicable LC Issuer, as the case may be, in such Designated Foreign Currency in same day funds; provided, however, that if at any time insufficient funds are received by and available to the Global Agent to pay fully all amounts of principal, Unpaid Drawings, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, such funds shall be applied (i) first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and (ii) second, towards payment of principal and Unpaid Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unpaid Drawings then due to such parties.
     Section 2.18 Authority of Company; Liability of Foreign Subsidiary Borrowers.
          (a) Authority of the Company. Each Foreign Subsidiary Borrower hereby irrevocably designates and appoints the Company as its agent under this Agreement and the other Loan Documents and hereby irrevocably authorizes the Company to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers (including, but not limited to, requesting a Loan or Letter of Credit for such Foreign Subsidiary Borrowers hereunder) and perform such duties as such Foreign Subsidiary Borrower could exercise on its own (which the Company may, but shall not be obligated to, do), together with such other powers as are reasonably incidental thereto, with all such actions by the Company that purport to be on behalf of any Foreign Subsidiary Borrower being sufficient, without any further action or authorization by such Foreign Subsidiary Borrower, to bind such Foreign Subsidiary Borrower. The Global Agent, the Lenders and each LC Issuer shall be entitled to rely upon all statements, certificates, notices, consents, affidavits, letters, cablegrams, telegrams, facsimile transmissions, electronic transmissions, e-mails, telex or teletype messages, orders or other documents or conversations furnished or made by the Company pursuant to any of the provisions of this Agreement or any of the other Loan Documents, or otherwise in connection with the transactions contemplated by the Loan Documents, as being made or furnished on behalf of, and with the effect of irrevocably binding, each Foreign Subsidiary Borrower, without any duty to ascertain or to inquire as to the authority of the Company in so doing. Notwithstanding the foregoing, the Global Agent, the Lenders and each LC Issuer may also rely on or act in accordance with directions or instructions coming directly from any such Foreign Subsidiary Borrower.

          (b) Foreign Revolving Facility Borrowers. The parties intend that this Agreement shall in all circumstances be interpreted to provide that each Foreign Revolving Facility Borrower is liable only for Loans made to such Foreign Revolving Facility Borrower, interest on such Loans, such Foreign Revolving Facility Borrower’s reimbursement obligations with respect to any Revolving Facility Letter of Credit issued for its account and its ratable share of any of the other Obligations, including, without limitation, general fees, reimbursements and charges hereunder and under any other Loan Document that are attributable to it. The liability of any Foreign Revolving Facility Borrower for the payment of any of the Obligations or the performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from but not joint with the Obligations of any other Borrower. Nothing in this Section is intended to limit, nor shall it be deemed to limit, any of the liability of the Company for any of the Obligations, whether in its primary capacity as a Borrower, pursuant to its guaranty obligations set forth in Article X, at law or otherwise.
          (c) Canadian Borrowers. To the extent permitted by law, each Canadian Borrower is and shall at all times be fully liable, jointly and severally, for all of the Canadian Revolving Loans made hereunder and for all of the other Canadian Obligations. Each Canadian Borrower agrees that it is receiving or will receive a direct pecuniary benefit for each Canadian Revolving Loan made hereunder and each Canadian Letter of Credit issued hereunder. Each request by any of the Canadian Borrowers for a Borrowing, Continuation or Conversion of any Canadian Revolving Loan or for any Canadian LC Request shall be deemed to be a joint and several request by all of the Canadian Borrowers. Each Canadian Borrower hereby authorizes any other Canadian Borrower to request a Borrowing, Continuation or Conversion of a Canadian Revolving Loan or a Canadian LC Request hereunder.
     Section 2.19 Eligibility and Addition/Release of Foreign Subsidiary Borrowers.
          (a) No Foreign Subsidiary Borrowers as of the Closing Date. The parties hereto acknowledge that there are no Foreign Revolving Facility Borrowers or Canadian Borrowers as of the Closing Date and, as such, no Foreign Subsidiary of the Company shall be permitted to request or receive the proceeds of any Borrowing nor shall any Letter of Credit be issued for its account.
          (b) Eligibility of Foreign Subsidiaries. At the request of the Company, a Foreign Subsidiary of the Company may become a Foreign Subsidiary Borrower hereunder, provided that (i) only a Foreign Subsidiary that is organized under the laws of Canada or any Province thereof may become a Canadian Borrower and no Foreign Subsidiary organized under the laws of Canada or any Province thereof may become a Foreign Revolving Facility Borrower; (ii) prior to becoming a Foreign Subsidiary Borrower, the Company has provided to the Global Agent a written request signed by the Company and such Foreign Subsidiary, that such Foreign Subsidiary be designated as a Foreign Subsidiary Borrower pursuant to the terms of this Agreement; (iii) such Foreign Subsidiary shall be a wholly-owned Subsidiary of the Company; (iv) the Company and such Foreign Subsidiary shall have satisfied the conditions precedent set forth in Section 4.02; (v) the addition of such Foreign Subsidiary as a Foreign Subsidiary Borrower hereunder shall not result in withholding tax liability or other adverse tax consequences or adverse legal impact to the Global Agent, any LC Issuer or any Lender hereunder; and (vi) at the time of the request by the Company that such Foreign Subsidiary be added as Foreign Subsidiary Borrower and after giving effect to the addition of such Foreign Subsidiary as a Foreign Subsidiary Borrower, no Default or Event of Default shall exist or begin to exist.
          (c) Notification to Lenders. Upon satisfaction by the Company and any Foreign Subsidiary of the requirements set forth in subpart (b) above, and the Global Agent’s satisfaction that the addition of such Foreign Subsidiary as a Foreign Subsidiary Borrower hereunder is appropriately documented pursuant to this Agreement and the other Loan Documents, the Global Agent shall promptly notify the Company, such Foreign Subsidiary and the Lenders thereof, and shall notify the Lenders whether such Foreign Subsidiary is a Canadian Borrower or Foreign Revolving Facility Borrower, whereupon such Foreign Subsidiary shall be designated a “Foreign Subsidiary Borrower” pursuant to the terms and conditions of this Agreement, and such Foreign Subsidiary shall become bound by all representations, warranties, covenants, provisions and conditions of this Agreement and each other Loan Document applicable to the Foreign Subsidiary Borrowers as if such Foreign Subsidiary Borrower had been the original party making such representations, warranties and covenants.
          (d) Release of Foreign Subsidiary Borrowers. Upon written request of the Company and any Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower may be released as a Foreign Subsidiary Borrower hereunder, so long as (i) such Foreign Subsidiary Borrower does not have any Credit Facility Exposure owing to any Lender at such time and has paid all accrued and unpaid interest and fees and other amounts due by or from such Foreign Subsidiary Borrower hereunder, if any, owing by it, and (ii) no Default or Event of Default shall exist or immediately thereafter shall begin to exist. No such release shall be effective until confirmed by the Global Agent to the Company, such Foreign Subsidiary Borrower and the Lenders in writing (which the Collateral Agent agrees to promptly do upon satisfaction of the conditions set forth in this subpart). The Lenders hereby authorize the Global Agent to release such Foreign Subsidiary Borrower in accordance with the terms and conditions of this subpart and agree that the Global Agent may execute and deliver such documents or agreements as the Global Agent shall deem necessary or appropriate in connection therewith. No release of a Foreign Subsidiary Borrower shall affect the Company’s obligations under Article X of this Agreement or any other Credit Party’s obligations under the Subsidiary Guaranty.
     Section 2.20 Collateral and Collateral Release Date.
     At all times on and after the Closing Date, unless and until released in accordance with this Section, all of the Obligations of the Credit Parties shall be secured by the Collateral on the terms and conditions set forth in the Security Documents. Upon the written request of the Company to the Global Agent and the Collateral Agent at any time after the Company has achieved an Investment Grade Rating from at least two of the Ratings Agencies on or after the Closing Date, the Collateral Agent shall release and terminate all of the Liens granted to it pursuant to the Security Documents so long as no Default or Event of Default exists or immediately thereafter would exist. In connection with the foregoing, the Collateral Agent shall, at the Company’s expense, prepare and file all necessary termination statements and releases terminating and releasing the Liens granted to the Collateral Agent pursuant to the Security Documents and shall return to the Company all share certificates or other Collateral held by the Collateral Agent and transfer documents relating thereto. The Lenders hereby authorize the

Global Agent and the Collateral Agent to execute and deliver such documents or agreements as the Global Agent or the Collateral Agent deem necessary or appropriate in connection with the foregoing. The release of the Collateral pursuant to this Section shall not be effective until the date (the “Collateral Release Date”) that (i) the Collateral Agent has filed all termination statements and releases, deemed necessary or appropriate by the Company, which the Collateral Agent shall promptly do upon satisfaction by the Company of the conditions set forth in this Section, and (ii) the Global Agent has provided notice of the same to the Lenders, which notice the Global Agent shall promptly provide upon the satisfaction by the Company of the conditions set forth in this Section.
     Section 2.21 Liability of Foreign Subsidiary Borrowers.
     The parties intend that this Agreement shall in all circumstances be interpreted to provide that each Foreign Subsidiary Borrower is liable only for Loans made to such Foreign Subsidiary Borrower, interest on such Loans, such Foreign Borrower’s reimbursement obligations with respect to any Letter of Credit issued for its account and its ratable share of any of the other Obligations, including, without limitation, general fees, reimbursements and charges hereunder and under any other Loan Document that are attributable to it. Nothing in this Section is intended to limit, nor shall it be deemed to limit, any of the liability of the Company for any of the Obligations, whether in its primary capacity as a Borrower, pursuant to its guaranty obligations set forth in Article X, at law or otherwise.
     ARTICLE III — TAXES, INCREASED COSTS AND ILLEGALITY
     Section 3.01 Interest Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.
          (a) Unascertainable. If on any date on which any interest rate applicable to any Fixed Rate Loan would otherwise be determined, the Global Agent shall have determined that:
               (i) adequate and reasonable means do not exist for ascertaining such interest rate, or
               (ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market or the Canadian commercial banking market relating to such interest rate, the Global Agent shall have the rights specified in Section 3.01(c).
          (b) Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:
               (i) the making, maintenance or funding of any Fixed Rate Loan has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), or

               (ii) the interest rate applicable to a Fixed Rate Loan will not adequately and fairly reflect such Lender’s actual cost of funds (not the return) for the establishment or maintenance of any such Loan, or
               (iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which the interest rate applicable to any Fixed Rate Loan applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market or the Canadian commercial banking market, as applicable, then the Global Agent shall have the rights specified in Section 3.01(c).
          (c) Global Agent’s and Lenders’ Rights. In the case of any event specified in Section 3.01(a) above, the Global Agent shall promptly so notify the Lenders and the applicable Borrower thereof, and in the case of an event specified in Section 3.01(b) above, such Lender shall promptly so notify the Global Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Global Agent shall promptly send copies of such notice and certificate to the other Lenders and the applicable Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Global Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the applicable Borrower to select, convert to or renew the applicable interest rate shall be suspended until the Global Agent shall have later notified the Borrower, or such Lender shall have later notified the Global Agent, of the Global Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Global Agent makes a determination under Section 3.01(a) and the Borrower has previously notified the Global Agent of its selection of, conversion to or renewal of such interest rate and such interest rate has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate or the Canadian Base Rate, as applicable, otherwise available with respect to such Loans. If any Lender notifies the Global Agent of a determination under Section 3.01(b), the applicable Borrower shall, subject to the Borrower’s indemnification Obligations under Section 3.04, as to any Fixed Rate Loan of the Lender on the date specified in such notice either convert such Loan to the Base Rate or the Canadian Base Rate, as applicable, otherwise available with respect to such Loan or prepay such Loan in accordance with Section 2.16. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate or the Canadian Base Rate, as applicable, otherwise available with respect to such Loan upon such specified date.
     Section 3.02 Increased Costs.
          (a) Increased Costs Generally. If any Change in Law shall:
               (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in any Fixed Rate Loan) or any LC Issuer;

               (ii) subject any Lender or any LC Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Fixed Rate Loan made by it, or change the basis of taxation of payments to such Lender or any LC Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.03 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or any LC Issuer); or
               (iii) impose on any Lender, any LC Issuer, the London interbank market or the Canadian commercial banking market any other condition, cost or expense affecting this Agreement or any Fixed Rate Loan made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Fixed Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or any LC Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or any LC Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or any LC Issuer, the applicable Borrower will pay to such Lender or any LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or any LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Lender or any LC Issuer determines that any Change in Law affecting such Lender or any LC Issuer or any lending office of such Lender or such Lender’s or any LC Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or any LC Issuer’s capital or on the capital of such Lender’s or any LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any LC Issuer, to a level below that which such Lender or any LC Issuer or such Lender’s or any LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or any LC Issuer’s policies and the policies of such Lender’s or any LC Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or any LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or any LC Issuer or such Lender’s or any LC Issuer’s holding company for any such reduction suffered.
          (c) Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or LC Issuer setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in Sections 3.02(a) or 3.02(b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Delay in Requests. Promptly after any Lender or LC Issuer has determined that it will make a request for increased compensation pursuant to this Section 3.02,

such Lender or LC Issuer shall notify the Borrower thereof. Failure or delay on the part of any Lender or any LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or LC Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
     Section 3.03 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Global Agent, any Lender or any LC Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) the applicable Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
          (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of Section 3.03(a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
          (c) Indemnification by the Borrowers. The Borrowers shall indemnify the Global Agent, each Lender and each LC Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Global Agent, such Lender or such LC Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or LC Issuer (with a copy to the Global Agent), or by the Global Agent on its own behalf or on behalf of a Lender or LC Issuer, shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Global Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Global Agent.

          (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the applicable Borrower (with a copy to the Global Agent), at the time or times prescribed by applicable Law or reasonably requested by the applicable Borrower or the Global Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Global Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations. Further, the Global Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code. In addition, any Lender, if requested by the Borrower or the Global Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Global Agent as will enable the Borrower or the Global Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
          Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to such Borrower and the Global Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower or the Global Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
               (i) two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
               (ii) two (2) duly completed valid originals of IRS Form W-8ECI,
               (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,
               (iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made (an “Exemption Certificate”), or

               (v) to the extent that any Lender is not a Foreign Lender, such Lender shall submit to the Global Agent two (2) originals of an IRS Form W-9 or any other form prescribed by applicable Law demonstrating that such Lender is not a Foreign Lender.
          (f) Treatment of Certain Refunds. If the Global Agent, any Lender or any LC Issuer determines, in good faith and in its sole discretion, that it has received a refund of any taxes in respect of or calculated with reference to Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.03, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.03 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Global Agent, such Lender or such LC Issuer (including any Taxes imposed with respect to such refund) as is determined by the Global Agent, any Lender or any LC Issuer in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Borrower, upon the request of the Global Agent, such Lender or the LC Issuer, agrees to repay as soon as reasonably practicable the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Global Agent, such Lender or such LC Issuer in the event the Global Agent, such Lender or such LC Issuer is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Global Agent, any Lender or any LC Issuer to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person.
     Section 3.04 Indemnity.
          In addition to the compensation or payments required by Section 3.02 or Section 3.03, the Borrowers shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:
          (a) payment, prepayment, conversion or renewal of any Fixed Rate Loan on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),
          (b) attempt by any Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any loan requests or notices of Conversion or Continuation under this Agreement including Sections 2.6, 2.8, or 2.13, notices relating to termination of the Commitments under this Agreement including Section 2.15(b), or notices relating to prepayments under this Agreement including Section 2.16, or
          (c) default by any Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of any Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.
          If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the applicable Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the applicable Borrower to such Lender ten (10) Business Days after such notice is given.
     Section 3.05 Mitigation Obligations.
     If any Lender requests compensation under Section 3.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.02 or 3.03, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
ARTICLE IV — CONDITIONS PRECEDENT
     Section 4.01 Conditions Precedent at Closing Date.
     The obligation of the Lenders to make Loans, and of any LC Issuer to issue Letters of Credit, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:
               (i) Credit Agreement. This Agreement shall have been executed by the Company, the Global Agent, each LC Issuer and each of the Lenders.
               (ii) Notes. The Company shall have executed and delivered to the Global Agent a Swing Line Note for the Swing Line Lender and a Revolving Facility Note for the account of each Lender that has requested such a Note.
               (iii) Subsidiary Guaranty. The Subsidiary Guarantors shall have duly executed and delivered the Guaranty of Payment (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the “Subsidiary Guaranty”), substantially in the form of Exhibit C-1.
               (iv) Security Agreement, Collateral Assignments and Control Agreements. The Company and each Subsidiary Guarantor shall have duly executed and delivered the Pledge and Security Agreement (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the “Security Agreement”), substantially in the form of Exhibit C-2, and shall have executed and delivered the Collateral Assignment Agreements required pursuant to the terms of the Security Agreement. In addition, the Company shall deliver or cause to be delivered, Control Agreements required pursuant to the terms of the Security Agreement, duly executed by the appropriate depositary institution, securities intermediary or issuer as the case may be, for each of the accounts set forth on Schedule 4.01(iv).
               (v) Fees. The Company shall have (A) paid all fees payable pursuant to the Fee Letter that are required to be paid by the Company on the Closing Date, and (B) paid or caused to be paid all reasonable fees and expenses of the Global Agent and the Collateral Agent and of special counsel to the Global Agent and the Collateral Agent that have been invoiced on or prior to the Closing Date in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.
               (vi) Corporate Resolutions and Approvals. The Global Agent shall have received certified copies of the resolutions of the Board of Directors of the Company and each Subsidiary Guarantor, approving the Loan Documents to which the Company or any such Subsidiary Guarantor, as the case may be, is or may become a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the execution, delivery and performance by the Company or any such Subsidiary Guarantor of the Loan Documents to which it is or may become a party.
               (vii) Incumbency Certificates. The Global Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Company and of each Subsidiary Guarantor, certifying the names and true signatures of the officers of the Company or such Subsidiary Guarantor, as the case may be, authorized to sign the Loan Documents to which the Company or such Subsidiary Guarantor is a party and any other documents to which the Company or any such other Subsidiary Guarantor is a party that may be executed and delivered in connection herewith.
               (viii) Opinions of Counsel. The Global Agent shall have received such opinions of counsel from counsel to the Company and the Subsidiary Guarantors as the Global Agent shall request, each of which shall be addressed to the Global Agent and each of the Lenders and dated the Closing Date and in form and substance satisfactory to the Global Agent.
               (ix) Recordation of Security Documents, Delivery of Collateral, Taxes, etc. The Security Documents (or proper notices or UCC financing statements in respect thereof) shall have been duly recorded, published and filed in such manner and in such places as is required by law to establish, perfect, preserve and protect the rights and security interests of the parties thereto and their respective successors and assigns, all collateral items required to be physically delivered to the Collateral Agent thereunder shall have been so delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issue and delivery of the Notes shall have been paid in full.

               (x) Evidence of Insurance. The Global Agent shall have received certificates of insurance and other evidence, satisfactory to it, of compliance with the insurance requirements of this Agreement and the Security Documents.
               (xi) Search Reports. The Global Agent shall have received the results of UCC and other search reports from one or more commercial search firms acceptable to the Global Agent, listing all of the effective financing statements filed against any Credit Party, together with copies of such financing statements.
               (xii) Corporate Charter, Other Organizational Documents and Good Standing Certificates. The Global Agent shall have received: (A) an original certified copy of the Certificate or Articles of Incorporation or equivalent formation document of each Credit Party and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State and a copy of any Bylaws or equivalent organizational document of each Credit Party and any and all amendments and restatements thereof, certified by the Secretary or Assistant Secretary (or any other officer) of each Credit Party as being complete as of the Closing Date; and (B) an original good standing certificate from the Secretary of State of the state of incorporation, dated as of a recent date, listing all charter documents affecting such Credit Party and certifying as to the good standing of such Credit Party.
               (xiii) Closing Certificate. The Global Agent shall have received a certificate substantially in the form of Exhibit F, dated the Closing Date, of a responsible financial or accounting officer of the Company to the effect that, at and as of the Closing Date and both before and after giving effect to the initial Borrowings hereunder and the application of the proceeds thereof: (A) no Default or Event of Default has occurred or is continuing; and (B) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents are true and correct in all material respects as of the Closing Date.
               (xiv) Proceedings and Documents. All corporate and other proceedings and all documents incidental to the transactions contemplated hereby shall be satisfactory in substance and form to the Global Agent and the Lenders and the Global Agent and its special counsel and the Lenders shall have received all such counterpart originals or certified or other copies of such documents as the Global Agent or its special counsel or any Lender may reasonably request.
               (xv) No Material Adverse Effect. There shall not have occurred any event or condition since February 28, 2010 that, in the opinion of the Lenders, has had or could reasonably be expected to have a Material Adverse Effect.
               (xvi) No Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that purports to materially and adversely affect any transaction contemplated hereby or the ability of any Borrower or any other obligor to perform their respective obligations under the Loan Documents.

               (xvii) Due Diligence. The Global Agent shall have completed, in form and scope satisfactory to the Global Agent and the Lenders, the business, legal, accounting and financial due diligence on the Company and its Subsidiaries.
               (xviii) Regulatory Approvals and Consents. All material authorizations, consents, approvals, licenses, qualifications or formal exemptions, filings, declarations and registrations with, any court, Governmental Authority or regulatory authority or any securities exchange or any other person or party (whether or not governmental) required in connection with transactions contemplated by this Agreement and the other Loan Documents have been made or obtained.
               (xix) Indentures and Receivables Purchase Agreement. The Company shall have delivered to the Global Agent, fully executed copies of the Senior Indenture (1998), the Senior Indenture (2006), the Subordinated Indenture and the Amended and Restated Receivables Purchase Agreement (referred to in the definition of Receivables Facility Documents) (in each case, together with any and all amendments, supplements and/or other modifications thereto), certified by an Authorized Officer of the Company as being final and complete copies as of the Closing Date.
               (xx) Existing Indebtedness. After giving effect to the transactions contemplated herein, the Term Loans (as defined in the Existing Credit Agreement) shall have been paid in full and the Company and its Subsidiaries shall have outstanding no Indebtedness other than (A) the Loans and (B) Indebtedness permitted under Section 7.04.
               (xxi) Landlord’s Agreements. The Company shall use commercially reasonable efforts to deliver or cause to be delivered Landlord’s Agreements, in form and substance reasonably satisfactory to the Global Agent, duly executed by the applicable landlords of the Real Property set forth on Schedule 4.01(xxi).
               (xxii) Miscellaneous. The Credit Parties shall have provided to the Global Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Global Agent or the Lenders.
     Each Lender agrees that unless the Global Agent has notified the Lenders that any of the conditions precedent set forth in this Section 4.01 have not been satisfied, such conditions precedent shall be deemed to have been satisfied upon the Global Agent’s determination that such conditions precedent have been satisfied.
     Section 4.02 Conditions Precedent to Addition of Foreign Subsidiary Borrowers.
     The obligation of the Lenders to make Loans, and of any LC Issuer to issue Letters of Credit, to any Foreign Subsidiary Borrower that becomes a party to this Agreement pursuant to Section 2.19, is subject to the satisfaction of each of the following conditions at least 10 days prior to the date on which any such Loan is made to, or Letter of Credit is issued for the account of, such Foreign Subsidiary Borrower:
               (i) Joinder Agreement. Such Foreign Subsidiary Borrower shall have executed and delivered to the Global Agent a Joinder Agreement (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, a “Joinder Agreement”), substantially in the form of Exhibit D, pursuant to which such Foreign Subsidiary Borrower shall have become a party to this Agreement.
               (ii) Notes. Such Foreign Subsidiary Borrower shall have executed and delivered to the Global Agent a Revolving Facility Note or a Canadian Sub-Facility Note, as the case may be, for the account of each Lender that has requested a Note.
               (iii) Corporate Resolutions and Approvals. The Global Agent shall have received certified copies of the resolutions of the Board of Directors or equivalent governing body of such Foreign Subsidiary Borrower, approving the Loan Documents to which such Foreign Subsidiary Borrower is or may become a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the execution, delivery and performance by such Foreign Subsidiary Borrower of the Loan Documents to which it is or may become a party.
               (iv) Incumbency Certificates. The Global Agent shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officers) of such Foreign Subsidiary Borrower, certifying the names and true signatures of the officers of such Foreign Subsidiary Borrower authorized to sign the Loan Documents to such Foreign Subsidiary Borrower is a party and any other documents to which such Foreign Subsidiary Borrower is a party that may be executed and delivered in connection herewith.
               (v) Opinions of Counsel. The Global Agent shall have received such opinions of counsel from counsel to such Foreign Subsidiary Borrower as the Global Agent shall request, each of which shall be addressed to the Global Agent and each of the Lenders and in form and substance satisfactory to the Global Agent.
               (vi) Organizational Documents. The Global Agent shall have received an original certified copy of the Organizational Documents of such Foreign Subsidiary Borrower, certified by an officer of such Foreign Subsidiary Borrower as being true and correct and in full force and effect.
               (vii) Amendments to Loan Documents. The Global Agent shall have received such amendments or other modifications to the Loan Documents, fully executed by the appropriate parties thereto, that the Global Agent deems necessary or appropriate in connection with the addition of such Foreign Subsidiary Borrower.
               (viii) Proceedings and Documents. All corporate and other proceedings with respect to the addition of such Foreign Subsidiary Borrower and all documents incidental thereto shall be satisfactory in substance and form to the Global Agent and the Lenders and the Global Agent and its special counsel and the Lenders shall have received all such counterpart originals or certified or other copies of such documents as the Global Agent or its special counsel or any Lender may reasonably request.
               (ix) Miscellaneous. The Company and such Foreign Subsidiary Borrower shall have provided to the Global Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Global Agent or the Lenders.
     Section 4.03 Conditions Precedent to All Credit Events.
     The obligations of the Lenders to make or participate in each Credit Event is subject, at the time thereof, to the satisfaction of the following conditions:
          (a) Notice. The Global Agent shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.08(b), with respect to any Borrowing, (ii) a Notice of Continuation or Conversion meeting the requirements of Section 2.13(c) with respect to a Continuation or Conversion, or (iii) a Revolving Facility LC Request meeting the requirement of Section 2.06(b) with respect to Revolving Facility LC Issuances or a Canadian Facility LC Request meeting the requirements of Section 2.07(b) with respect to Canadian LC Issuances, as the case may be.
          (b) No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.
     The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the applicable Borrower to each of the Lenders that all of the applicable conditions specified in Section 4.01, Section 4.03 and, if applicable, Section 4.02 have been satisfied as of the times referred to in such Sections.
     Section 4.04 Post-Closing Covenants.
     The Company shall:
               (i) deliver or cause to be delivered on or before the 180th day after the Closing Date (which period may be extended by the Global Agent in its reasonable discretion), Control Agreements required pursuant to the terms of the Security Agreement, duly executed by the appropriate depositary institution, securities intermediary or issuer as the case may be, for each of the accounts set forth on Schedule 4.04(i).
               (ii) use commercially reasonable efforts to deliver or cause to be delivered on or before the 180th day after the Closing Date (which period may be extended by the Global Agent in its reasonable discretion), Landlord’s Agreements, in form and substance reasonably satisfactory to the Global Agent, duly executed by the applicable landlords of the Real Property set forth on Schedule 4.04(ii).
               (iii) deliver or cause to be delivered on or before the 30th day after the Closing Date(which period may be extended by the Global Agent in its reasonable discretion),

Collateral Assignment Agreements for the Credit Parties not parties to the Existing Credit Agreement and amendments to Collateral Assignment Agreements delivered in connection with the Existing Credit Agreement adding Intellectual Property (as defined in the Security Agreement) now owned by the applicable Credit Party but not currently identified in the applicable Collateral Assignment Agreement.
               (iv) deliver or cause to be delivered on or before the 30th day after the Closing Date(which period may be extended by the Global Agent in its reasonable discretion), updated stock powers duly executed in blank and undated with respect to Collateral consisting of stock certificates.
ARTICLE V — REPRESENTATIONS AND WARRANTIES
     In order to induce the Global Agent, the Lenders and each LC Issuer to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, the Company and, if applicable, each Foreign Subsidiary Borrower (as to itself only) makes the following representations and warranties to, and agreements with, the Global Agent, the Lenders and each LC Issuer, all of which shall survive the execution and delivery of this Agreement and each Credit Event:
     Section 5.01 Corporate Status, etc.
     The Company and each of its Subsidiaries (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its formation (except where failure to be in good standing would not have a Material Adverse Effect) and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 5.01 lists, as of the Closing Date, each Subsidiary of the Company (and the direct and indirect ownership interest of the Company therein).
     Section 5.02 Corporate Power and Authority, etc.
     Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party. Each Credit Party has duly executed and delivered each Loan Document to which it is party and each Loan Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

     Section 5.03 No Violation.
     Neither the execution, delivery and performance by any Credit Party of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents) upon any of the property or assets of such Credit Party pursuant to the terms of any promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other agreement or other instrument, to which such Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject, or (iii) will violate any provision of the Organizational Documents of such Credit Party.
     Section 5.04 Governmental Approvals.
     No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Loan Document to which it is a party or any of its obligations thereunder, or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Credit Party is a party, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents and those consents and approvals that will have been obtained at the time any Subsidiary becomes a Borrower hereunder.
     Section 5.05 Litigation.
     There are no actions, suits or proceedings pending or, to the knowledge of any Borrower, threatened with respect to any Borrower or any of its Subsidiaries (i) that have had, or could reasonably be expected to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of any of the Loan Documents, or of any action to be taken by the Company or any of the other Credit Parties pursuant to any of the Loan Documents.
     Section 5.06 Use of Proceeds; Margin Regulations.
          (a) The proceeds of all Loans and LC Issuances shall be utilized to refinance the Existing Credit Agreement and to provide working capital and funds for general corporate purposes (including without limitation for Permitted Acquisitions, Share Repurchases and the World Headquarters Initiative) and capital expenditures, in each case, not inconsistent with the terms of this Agreement.
          (b) No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Company or of the Company and its consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.
     Section 5.07 Financial Statements, etc.
          (a) The Company has furnished to the Global Agent and the Lenders complete and correct copies of the audited consolidated statements of financial position (balance sheets) of the Company and its consolidated Subsidiaries as of February 28, 2010 and the related audited consolidated statements of operation (income statements), shareholders’ equity, and cash flows of the Company and its consolidated Subsidiaries for the fiscal year of the Company then ended, accompanied by the report thereon of Ernst & Young LLP, as included in the Company’s Report on Form 10-K filed with the SEC. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present the financial position of the Company and its consolidated Subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated. The Company and its consolidated Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans or LC Issuances hereunder, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition of the Company and its Subsidiaries, taken as a whole.
          (b) The financial projections of the Company and its Subsidiaries for the fiscal years 2011 through 2015 prepared by the Company and delivered to the Global Agent and the Lenders (the “Financial Projections”) were prepared on behalf of the Company in good faith after taking into account historical levels of business activity of the Company and its Subsidiaries, known trends, including general economic trends, and all other information, assumptions and estimates considered by management of the Company and its Subsidiaries to be pertinent thereto; provided, however, that no representation or warranty is made as to the impact of future general economic conditions or as to whether the Company’s projected consolidated results as set forth in the Financial Projections will actually be realized, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the Financial Projections may differ materially from the Financial Projections. No facts are known to the Company as of the Closing Date which are not reflected in the Financial Projections and if reflected in the Financial Projections would result in a material adverse change in the assets, liabilities, results of operations or cash flows reflected therein.
     Section 5.08 Solvency.
     Each Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Borrower has incurred to the Global Agent, each LC Issuer and the Lenders under the Loan Documents. Each Borrower now has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its debts as they mature and such Borrower, as of the Closing

Date or as of the date such Borrower became a “Borrower” hereunder, owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay such Borrower’s debts; and no Borrower is entering into the Loan Documents with the intent to hinder, delay or defraud its creditors. For purposes of this Section, “debt” means any liability on a claim, and “claim” means (x) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
     Section 5.09 No Material Adverse Change.
     Since February 28, 2010, there has been no change in the condition, business or affairs of the Company and its Subsidiaries taken as a whole, or their properties and assets considered as an entirety, except for changes none of which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.
     Section 5.10 Tax Returns and Payments.
     The Company and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those contested in good faith. The Company and each of its Subsidiaries have established on their books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP. No Borrower knows of any proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, which, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the Company and its Subsidiaries have made, could reasonably be expected to have a Material Adverse Effect.
     Section 5.11 Title to Properties, etc.
     The Company and each of its Subsidiaries has good and marketable title, in the case of Real Property, and good title (or valid Leaseholds, in the case of any leased property, or valid licenses, in the case of any licensed property), in the case of all other property, to all of its properties and assets free and clear of Liens other than Permitted Liens. The interests of the Company and each of its Subsidiaries in the properties reflected in the most recent balance sheet referred to in Section 5.07(a), taken as a whole, were sufficient, in the judgment of each Borrower, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by the Borrowers and such Subsidiaries.
     Section 5.12 Lawful Operations, etc.
     The Company and each of its Subsidiaries: (i) hold all necessary foreign, federal, state, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct their business; and (ii) are in full compliance with all material requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or their properties and assets, including without limitation, applicable requirements of Environmental Laws, except in each case for any failure to hold such governmental licenses, registrations, certifications, permits and/or authorizations, or noncompliance with any such law, regulation or rule, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     Section 5.13 Environmental Matters.
          (a) The Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the conduct of the business of the Borrowers and each of their Subsidiaries under any Environmental Law have been secured and the Borrowers and each of their Subsidiaries are in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Company or such Subsidiary is a party or that would affect the ability of the Company or such Subsidiary to operate any Real Property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect. There are no Environmental Claims pending or, to the best knowledge of any Borrower, threatened wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Borrowers or any of their Subsidiaries or on any property adjacent to any such Real Property, that are known by any such Borrower or as to which any Borrower or any such Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any Real Property of the Company or any of its Subsidiaries; or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.
          (b) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Company or any of its Subsidiaries or (ii) released on any such Real Property, in each case where such occurrence or event is not in compliance with Environmental Laws and is reasonably likely to have a Material Adverse Effect.
     Section 5.14 Compliance with ERISA.
     Compliance by the Borrowers with the provisions hereof and Credit Events contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code which could reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries, (i) have fulfilled all obligations under minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multiemployer Plan or a Multiple Employer Plan, (ii) have satisfied all respective contribution obligations in respect of each Multiemployer Plan and each Multiple Employer Plan, (iii) are in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multiemployer Plan and each Multiple Employer Plan, and (iv) have not incurred any liability (contingent or otherwise) under Title IV of ERISA to the PBGC (or otherwise) with respect to any Plan, any Multiemployer Plan, any Multiple Employer Plan, or any trust established thereunder, except, in each case under clauses (i) through (iv) above, where the failure to do so could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multiemployer Plan or Multiple Employer Plan, which termination or Reportable Event will or could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any ERISA Affiliate is at the date hereof, or has been at any time within the two years preceding the date hereof, an employer required to contribute to a Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in Multiple Employer Plan. Neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed to the Global Agent and the Lenders in writing.
     Section 5.15 Investment Company Act, etc.
     Neither the Company nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Interstate Commerce Act, as amended, the Federal Power Act, as amended, or any applicable state public utility law.
     Section 5.16 Insurance.
     The Company and each of its Subsidiaries maintains insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards and in each case in compliance with the terms of Section 6.03.
     Section 5.17 Burdensome Contracts; Labor Relations.
     Neither the Company nor any of its Subsidiaries (i) is subject to any burdensome contract, agreement, corporate restriction, judgment, decree or order, (ii) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (iii) is subject to any material strike, slow down, workout or other concerted interruptions of operations by employees of the Company or any Subsidiary, whether or not relating to any labor contracts, (iv) is subject to any significant pending or, to the knowledge of any Borrower, threatened, unfair labor practice complaint, before the National Labor Relations Board, (v) is subject to any significant pending or, to the knowledge of any Borrower, threatened, grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement, (vi) is subject to any significant pending or, to the knowledge of any Borrower, threatened, significant strike, labor dispute, slowdown or stoppage, or (vii) is, to the knowledge of any Borrower, involved or subject to any union representation organizing or certification matter with respect to the employees of the Company or any of its Subsidiaries, except (with respect to any matter specified in any of the above clauses), for such matters as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     Section 5.18 Security Interests.
     Once executed and delivered, and until the Collateral Release Date or otherwise terminated in accordance with the terms thereof, each of the Security Documents creates, as security for the Obligations (as defined in the Security Agreement), a valid and enforceable, and upon making the filings and recordings referenced in the next sentence, perfected security interest in and Lien on all of the Collateral subject thereto from time to time, in favor of the Collateral Agent for the benefit of the Secured Parties (as defined in the Security Agreement), superior to and prior to the rights of all third persons and subject to no other Liens, except that the Collateral under the Security Documents may be subject to Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with (a) any such Security Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof, (b) any assets of John Sands (Australia) Ltd. or John Sands (N.Z.) Ltd. located in Australia or New Zealand, as applicable, and (c) any assets located at offices in Hong Kong, Mexico, the People’s Republic of China and such other foreign jurisdictions as are reasonably acceptable to the Global Agent. All recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid.
     Section 5.19 True and Complete Disclosure.
     All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of any Borrower or any of their Subsidiaries in writing to the Global Agent, the Collateral Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, other than the Financial Projections (as to which representations are made only as provided in Section 5.07(b)), is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such Person in writing to the Global Agent, the Collateral Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, except that any such future information consisting of financial projections prepared by the Company or any of its Subsidiaries is only represented herein as being based on good faith estimates and assumptions believed by such persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

     Section 5.20 Certain Indentures.
     No Event of Default (as defined in each of the Senior Indenture (2006) and the Subordinated Indenture) or event or condition that, with the passage of time or giving of notice or both, would constitute an Event of Default (as defined in each of the Senior Indenture (2006) and the Subordinated Indenture), exists under any of the Senior Indenture (2006) and Subordinated Indenture), nor will any such Event of Default or event or condition that, with the passage of time or giving of notice or both, would constitute such an Event of Default, exist under any of Senior Indenture (2006) and the Subordinated Indenture immediately after the occurrence of any Credit Event.
     Section 5.21 Defaults.
     No Default or Event of Default exists as of the Closing Date hereunder, nor will any Default or Event of Default begin to exist immediately after the execution and delivery hereof.
     Section 5.22 Anti-Terrorism Law Compliance.
     Neither the Company, any other Credit Party, nor any of its Subsidiaries is subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or LC Issuer from making any advance or extension of credit to any Borrower or from otherwise conducting business with any Borrower.
ARTICLE VI — AFFIRMATIVE COVENANTS
     Each Borrower hereby covenants and agrees that on the Closing Date and thereafter so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full:
     Section 6.01 Reporting Requirements.
     The Borrowers will furnish to the Global Agent:
          (a) Annual Financial Statements. As soon as available and in any event within 100 days after the close of each fiscal year of the Company, the consolidated statement of financial position (balance sheet) of the Company and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statement of operations (income statement), of stockholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by the Company, which opinion shall be unqualified and shall (i) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).
          (b) Quarterly Financial Statements. As soon as available and in any event within 60 days after the close of each of the quarterly accounting periods in each fiscal year of the Company, the unaudited consolidated statement of financial position of the Company and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of operations and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of the Company by the Chief Financial Officer, Treasurer, Assistant Treasurer or Controller of the Company, subject to changes resulting from normal year-end audit adjustments.
          (c) Officer’s Compliance Certificates. By no later than 100 days after the close of each fiscal year of the Company and no later than 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Company, a certificate (a “Compliance Certificate”), substantially in the form of Exhibit E, signed by the Chief Financial Officer, Treasurer, Assistant Treasurer or Controller of the Company to the effect that, to the best knowledge of the Company, no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Borrowers have taken or propose to take with respect thereto, which certificate shall set forth the calculations required to establish compliance with the provisions of Section 7.07, Section 7.12, Section 7.05(d) and (q), and Section 7.06(c), (d) and (e).
          (d) Forecasts. Not later than 100 days after the commencement of any fiscal year of the Company and its Subsidiaries, an update of the Company’s annual forecast for such fiscal year and the subsequent two years in reasonable detail.
          (e) Notices. Promptly, and in any event within three Business Days, after the Company or any of its Subsidiaries obtains knowledge thereof, notice of:
               (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrowers have taken or propose to take with respect thereto, and
               (ii) the commencement of, or any other material development concerning, any litigation or governmental or regulatory proceeding pending against the Company or any of its Subsidiaries, if the same would be reasonably likely to have a Material Adverse Effect.

          (f) ERISA. Promptly, and in any event within 10 days after the Company or any ERISA Affiliate knows of the occurrence of any of the events described in clauses (i) through (viii) below (but only if and to the extent that any such event individually, or when considered together with all other such events that have then occurred, would be reasonably likely to have a Material Adverse Effect), the Company will notify the Global Agent thereof and, if requested by the Global Agent, deliver to the Global Agent such details and information as to such occurrence (which may include copies of any notices required or proposed to be given by the Company or the ERISA Affiliate to, or filed with, the PBGC, a Plan participant or the Plan administrator with respect thereto, and the action, if any, that the Company or such ERISA Affiliate is required or proposes to take:
               (i) that a Reportable Event has occurred with respect to any Plan;
               (ii) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan;
               (iii) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan;
               (iv) the institution of any steps by the Company or any Subsidiary to withdraw from any Multiemployer Plan or Multiple Employer Plan;
               (v) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any Plan;
               (vi) that a Plan has an Unfunded Plan Status;
               (vii) any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare liability; or
               (viii) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.
          (g) Environmental Matters. Promptly upon, and in any event within 10 Business Days after, an officer of the Company or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent any of the following could reasonably be expected to have a Material Adverse Effect: (i) any pending or threatened Environmental Claim against the Company or any of its Subsidiaries or any Real Property owned or operated by the Company or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property owned or operated by the Company or any of its Subsidiaries that (A) results in noncompliance by the Company or any of its Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned, leased or operated by the Company or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Company or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Company or any of its Subsidiaries as required by any Environmental Law or any governmental or other global agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim, the Company’s or such Subsidiary’s response thereto and the potential exposure in dollars of the Company and its Subsidiaries with respect thereto.
          (h) SEC Reports and Registration Statements. Promptly after filing with the SEC, copies of all annual, quarterly or current reports that the Company or any of its Subsidiaries files with the SEC on Forms 10-K, 10-Q or 8-K (or any successor forms), provided that the notification by the Company of the electronic filing of any of the foregoing reports with the SEC shall satisfy the requirements of this clause (h) (without, however, affecting the Company’s obligations under Sections 6.01(a) and (b) above).
          (i) Annual, Quarterly and Other Reports. Promptly after transmission thereof to its stockholders (but without duplication of the Company’s obligations under Sections 6.01(a), copies of all annual, quarterly and other reports and all proxy statements that the Company furnishes to its stockholders generally.
          (j) Other Notices. Promptly after the transmission or receipt thereof, as applicable, copies of all material notices received or sent by the Company or any Subsidiary to or from the holders of any Material Indebtedness or any trustee with respect thereto.
          (k) Other Information. Promptly, such other information or documents (financial or otherwise) relating to the Company or any of its Subsidiaries as the Global Agent (for itself or on behalf of any Lender) may reasonably request from time to time.
     Section 6.02 Books, Records and Inspections.
     The Borrowers will, and will cause each of their Subsidiaries to, (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrowers or such Subsidiaries, as the case may be, in accordance with GAAP (if applicable, or such other foreign accounting principles applicable to any Foreign Subsidiary in its jurisdiction of organization) ; and (ii) permit, upon at least two Business Days’ notice to any Borrower, officers and designated representatives of the Global Agent or, upon the occurrence and during the continuance of an Event of Default, any of the Lenders to visit and inspect any of the properties or assets of the Borrowers and any of their Subsidiaries in whomsoever’s possession (but only to the extent such Borrower or such Subsidiary has the right to do so to the extent in the possession of another Person), to examine the books of account of the Borrowers and any of their Subsidiaries, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of the Borrowers and of any of their Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, all at such reasonable times and intervals and to such reasonable extent as the Global Agent or, upon the occurrence and during the continuance of an Event of Default any of the Lenders may request (subject in all such cases to Section 11.14).

     Section 6.03 Insurance.
          (a) The Borrowers will, and will cause each of their Subsidiaries to, (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Borrowers and their Subsidiaries as of the Closing Date, and (ii) promptly upon any Lender’s written request, furnish to such Lender such information about such insurance as such Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Lender and, if requested, certified by an Authorized Officer of the appropriate Borrower.
          (b) The Company will, and will cause each other Credit Party to, at all times keep its respective property that is subject to the Lien of any Security Document insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Company or any such Credit Party) (i) shall be endorsed to the Global Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee (with respect to Collateral) or, to the extent permitted by applicable law, as an additional insured), (ii) shall state that such insurance policies shall not be canceled without 30 days’ prior written notice thereof (or 10 days’ prior written notice in the case of cancellation for the non-payment of premiums) by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent, the Global Agent and the Lenders, and (iv) shall in the case of any such certificates or endorsements in favor of the Collateral Agent, be delivered to or deposited with the Collateral Agent. The Collateral Agent shall deliver copies of any certificates of insurance to a Lender upon such Lender’s reasonable request.
          (c) If the Company or any other Credit Party shall fail to maintain any insurance in accordance with this Section, or if the Company or any such Credit Party shall fail to so endorse and deliver or deposit all endorsements or certificates with respect thereto, the Global Agent shall have the right (but shall be under no obligation), upon prior written notice to the Company, to procure such insurance and the Company agrees to reimburse the Global Agent on demand, for all costs and expenses of procuring such insurance.
     Section 6.04 Payment of Taxes and Claims.
     Each Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien or charge upon any properties of the Company or any of its Subsidiaries; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP. Without limiting the generality of the foregoing, the Company will, and will cause each of its Subsidiaries to, pay in full all of its wage obligations to its employees in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207) and any comparable provisions of applicable law.

     Section 6.05 Corporate Franchises.
     Each Borrower will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, and its material rights and authority; provided, however, that nothing in this Section shall be deemed to prohibit any transaction permitted by Section 7.02.
     Section 6.06 Good Repair.
     Each Borrower will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses.
     Section 6.07 Compliance with Statutes, etc.
     Each Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not be reasonably expected to have a Material Adverse Effect.
     Section 6.08 Compliance with Environmental Laws.
     Without limitation of the covenants contained in Section 6.07:
          (a) Each Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by such Borrower or any of its Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that (i) such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP or such noncompliance is de minimus, and (ii) such noncompliance is not reasonably expected to have a Material Adverse Effect.
          (b) Each Borrower will keep or cause to be kept, and will cause each of its Subsidiaries to keep or cause to be kept, all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens.
          (c) Neither the Company nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Company or any of its Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, except for such noncompliance as would not be reasonably expected to have a Material Adverse Effect.

          (d) If required to do so under any applicable order of any Governmental Authority, the Company will undertake, and cause each of its Subsidiaries to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Company or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that the Company or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP.
     Section 6.09 Certain Subsidiaries to Join in Subsidiary Guaranty.
     Subject to Section 6.10(b) below, in the event that at any time after the Closing Date, the Company acquires, creates or has any Domestic Subsidiary that is not already a party to the Subsidiary Guaranty, or any Foreign Subsidiary Borrower acquires, creates or has any Subsidiary that is not already a party to a Foreign Subsidiary Guaranty, the Company or such Foreign Borrower Subsidiary will promptly, but in any event within 10 Business Days, cause such Subsidiary to deliver to the Global Agent, in sufficient quantities for the Lenders, (a) (i) a joinder supplement, reasonably satisfactory in form and substance to the Global Agent, duly executed by such Domestic Subsidiary, pursuant to which such Domestic Subsidiary joins in the Subsidiary Guaranty as a guarantor thereunder or (ii) a Foreign Subsidiary Guaranty duly executed by such Foreign Subsidiary, and (b) resolutions of the Board of Directors or equivalent governing body of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement and the other Loan Documents to which such Subsidiary is, or will be a party, together with such other corporate documentation and an opinion of counsel as the Global Agent shall reasonably request, in each case, in form and substance satisfactory to the Global Agent; provided, however, that, notwithstanding the foregoing or anything else in this Agreement to the contrary, (i) neither the Receivables Subsidiary nor AGSC shall be required to become a Subsidiary Guarantor hereunder so long as the Permitted Receivables Facility shall not have been terminated, (ii) a Subsidiary shall not be required to become a party to the Subsidiary Guaranty or a Foreign Subsidiary Guaranty, as applicable, so long as (A) the total assets of such Subsidiary shall be less than $5,000,000, and (B) the aggregate of the total assets of all such Subsidiaries with total asset values of less than $5,000,000 that are not parties to the Subsidiary Guaranty or a Foreign Subsidiary Guaranty, as applicable, shall not exceed $50,000,000 and (iii) a Foreign Subsidiary shall only be required to guaranty the Obligations of a Foreign Subsidiary Borrower that is organized under the laws of the same country as such Foreign Subsidiary.
     Section 6.10 Additional Security; Further Assurances.
          (a) Additional Security. Subject to subpart (b) below, in the event that at any time prior to the Collateral Release Date, the Company or any Subsidiary Guarantor (or a Person that has become a Subsidiary Guarantor or has executed a Foreign Subsidiary Guaranty pursuant to Section 6.09 after the Closing Date) acquires, owns or holds an interest in any personal property that is not at the time included in the Collateral (unless such personal property is exempted from becoming Collateral pursuant to the terms hereof or any other Loan Document), the Company will promptly notify the Global Agent in writing of such event, identifying the property or interests in question and referring specifically to the rights of the Global Agent and the Lenders under this Section, and the Company will, or will cause such Subsidiary to, within 10 Business Days following request by the Global Agent, grant to the Collateral Agent for the benefit of the Secured Creditors (as defined in the Security Agreement) a Lien on such personal property pursuant to the terms of such security agreements, assignments, or other documents as the Global Agent deems appropriate (collectively, the “Additional Security Document”) or a joinder in any existing Security Document.
          (b) Foreign and Non-Material Subsidiaries. Notwithstanding anything in subpart (a) above or elsewhere in this Agreement to the contrary, (i) neither the Receivables Subsidiary nor AGSC shall be required to become a party to any Security Documents so long as the Permitted Receivables Facility shall not have been terminated, (ii) a Subsidiary shall not be required to become (or remain) a party to any of the Security Documents or to become (or remain) a Subsidiary Guarantor, as the case may be, so long as (A) the total assets of such Subsidiary shall be less than $5,000,000, and (B) the aggregate of the total assets of all such Subsidiaries with total asset values of less than $5,000,000 that are not parties to the Subsidiary Guaranty shall not exceed $50,000,000, (iii) the stock or other equity interest of any Foreign Subsidiary (or any Domestic Subsidiary substantially all of whose assets consist of equity interests in “controlled foreign corporations” under Section 957 of the Code) shall not serve as security for any of the Obligations of any Domestic Credit Party, other than the stock or other equity interest of any first tier Foreign Subsidiary of a Domestic Credit Party (or any Domestic Subsidiary described in the first parenthetical clause of this subclause (iii)) representing no more than 65% of the total combined voting power of all classes of stock or other equity interest of such Foreign Subsidiary (or any Domestic Subsidiary described in the first parenthetical clause of this subclause (iii)) entitled to vote and having total assets greater than $5,000,000, and (iv) the stock or other equity interest of any Subsidiary of a Foreign Subsidiary Borrower shall serve as security for any of the Obligations of such Foreign Subsidiary Borrower, except to the extent a pledge thereof would (taking into account any corresponding or ancillary tax benefits or favorable tax attributes, whether or not in the same tax regime) reasonably be expected to result in material adverse tax consequences to the Company, as confirmed by an opinion of counsel of the applicable jurisdiction which opinion shall be reasonably satisfactory to the Global Agent.
          (c) Further Assurances. Prior to the Collateral Release Date, the Company will, and will cause each of its Subsidiaries to, at the expense of the Company, make, execute, endorse, acknowledge, file and/or deliver to the Global Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, opinions of local counsel, corporate resolutions, Landlords Agreements, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents, including without limitation Additional Security Documents, as the Global Agent or the Collateral Agent may reasonably require.
          (d) Landlord/Mortgagees Waivers. Prior to the Collateral Release Date, the Company will promptly upon request of the Global Agent exercise commercially reasonable efforts to obtain, and maintain in effect, Landlord’s Agreements on any Real Property on which any items of tangible Collateral with an aggregate book value in excess of $4,000,000 are located

(each such location being herein referred to as a “Material Leased Location”), in form and substance reasonably acceptable to the Global Agent.
     Section 6.11 [Reserved]
     Section 6.12 Senior Debt.
     The Company will at all times ensure that the claims of the Lenders in respect of the Obligations of the Borrowers will not be subordinate to, and will in all respects rank at least pari passu with the claims of, every unsecured creditor of the Borrowers and the claims of the creditors under the Senior Indenture (1998) and Senior Indenture (2006).
ARTICLE VII — NEGATIVE COVENANTS
     Each Borrower hereby covenants and agrees that on the Closing Date and thereafter for so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full:
     Section 7.01 Changes in Business.
     Neither the Company nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries, would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the Closing Date.
     Section 7.02 Consolidation, Merger, Acquisitions, Asset Sales, etc.
     The Company will not, and will not permit any of its Subsidiaries to, (i) wind up, liquidate or dissolve their affairs, (ii) enter into any transaction of merger or consolidation, (iii) make or otherwise effect any Acquisition, (iv) sell or otherwise dispose of any of their property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (v) agree to do any of the foregoing at any future time, except that, if no Default or Event of Default shall have occurred and be continuing or would result therefrom each of the following shall be permitted:
          (a) the merger, consolidation or amalgamation of (i) any Subsidiary of the Company (other than the Receivables Subsidiary) with or into the Company, provided the Company is the surviving or continuing or resulting corporation; (ii) any Subsidiary of the Company (other than the Receivables Subsidiary) with or into any Subsidiary Guarantor, provided that the surviving or continuing or resulting corporation is a Subsidiary Guarantor; (iii) any Foreign Subsidiary of the Company with or into any Foreign Credit Party, provided that such Foreign Credit Party is the surviving continuing or resulting corporation; (iv) any Foreign Subsidiary of the Company (other than a Foreign Credit Party) with or into any other Foreign Subsidiary of the Company (other than a Foreign Credit Party), or (v) any Domestic Subsidiary of the Company that is not a Subsidiary Guarantor with or into any other Domestic Subsidiary of the Company that is not a Subsidiary Guarantor so long as no merger, consolidation or amalgamation permitted pursuant to the foregoing Section 7.02(a) is made in order to avoid the application of Section 6.09 or Section 6.10;
          (b) any Asset Sale by (i) the Company to any other Domestic Credit Party, or by any Foreign Credit Party to any other Foreign Credit Party, (ii) any Subsidiary of the Company (other than the Receivables Subsidiary) to any Domestic Credit Party; (iii) any Foreign Subsidiary of the Company (other than a Foreign Credit Party) to any other Foreign Subsidiary or any Domestic Subsidiary that is not a Subsidiary Guarantor; (iv) any Domestic Subsidiary that is not a Subsidiary Guarantor to any Foreign Subsidiary or to any other Domestic Subsidiary that is not a Subsidiary Guarantor; or (v) the Company or any Subsidiary of the Company to the Company or any Subsidiary of the Company so long as the fair market value of all such asset sales made pursuant to this clause (v) does not exceed $10,000,000 during any fiscal year; so long as no Asset Sale permitted pursuant to the foregoing 7.02(b) is made in order to avoid the application of Section 6.09 or Section 6.10.
          (c) the Company or any Subsidiary (other than the Receivables Subsidiary) may make any Acquisition that is a Permitted Acquisition, provided that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied;
          (d) AGSC, the Company or any of its Subsidiaries may sell Receivables Related Assets (including by capital contribution) in connection with the Permitted Receivables Facility;
          (e) the Company or any of its Subsidiaries may (i) make a Permitted Asset Disposition or (ii) wind up, liquidate or dissolve any Subsidiary that is not a Credit Party or, if such Subsidiary is a Credit Party, would not (but for already being a Credit Party) at the time of any such winding-up, liquidation or dissolution, be required to become a Credit Party pursuant to Section 6.09;
          (f) in addition to any Asset Sale permitted above, the Company or any of its Subsidiaries may consummate any Asset Sale, provided that (i) the consideration for each such Asset Sale represents fair value and at least 75% of such consideration consists of cash except that any portion of such consideration consisting of the assumption of liabilities, direct or contingent, of the Company or any of its Subsidiaries by the transferee shall be excluded from such calculation; (ii) in the case of any Asset Sale involving consideration in excess of $10,000,000, at least five Business Days prior to the date of completion of such Asset Sale, the Company shall have delivered to the Global Agent an officer’s certificate executed on behalf of the Company by an Authorized Officer, which certificate shall contain (A) a description of the proposed transaction, the date such transaction is scheduled to be consummated, the estimated sale price or other consideration for such transaction, and (B) a certification that no Default or Event of Default has occurred and is continuing, or would result from consummation of such transaction; and (iii) the aggregate amount of all Asset Sales made pursuant to this subpart during any fiscal year of the Company shall not exceed $150,000,000;
          (g) the Receivables Subsidiary may sell or transfer Account Receivables to any Person (other than the Company or any of the Company’s Subsidiaries or Affiliates) in connection with any receivables put option, credit default swap, credit insurance arrangement or other transaction pursuant to which the Receivables Subsidiary hedges credit risk related to account debtors under certain Account Receivables, provided that (i) no obligation of the Receivables Subsidiary in connection with such transaction shall be guaranteed by the Company or any Subsidiary of the Company, and (ii) there shall be no recourse to or obligation of the Company or any Subsidiary of the Company (other than the Receivables Subsidiary) whatsoever in connection with such transaction other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with such put option, credit default swap, credit insurance arrangement or other transaction;
          (h) Asset Sales in connection with the World Headquarters Initiative in an aggregate amount not to exceed $75,000,000;
          (i) Asset Sales with respect to inventory, supplies, materials and equipment in connection with the restructuring and expansion of the Company’s Chinese operations in an aggregate amount not to exceed $5,000,000;
          (j) to the extent the following would otherwise be prohibited by this Section 7.02, Investments permitted by Section 7.05, Liens permitted by Section 7.03, and dividends, distributions and Share Repurchases permitted by Section 7.06; and
          (k) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivable financing transaction.
     Section 7.03 Liens.
     The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Company or any such Subsidiary whether now owned or hereafter acquired, except that the foregoing shall not apply to:
          (a) any Standard Permitted Lien;
          (b) Liens in existence on the Closing Date that are listed in Schedule 7.03, provided that such Liens shall only secure such obligations that they secure on the Closing Date and extensions, renewals and refinancings of such obligations permitted by Section 7.04(b);
          (c) Liens (i) that are placed upon fixed or capital assets, acquired, constructed or improved by the Company or any Subsidiary, provided that (A) such Liens secure Indebtedness permitted by Section 7.04(f), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 90% of the cost of acquiring, constructing or improving such fixed or capital assets; and (D) such Liens shall not apply to any other property or assets of the Company or any Subsidiary; or (ii) arising out of the refinancing, replacement, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets;

          (d) Liens on Receivables Related Assets arising in connection with the sale of such Receivables Related Assets in connection with the Permitted Receivables Facility;
          (e) any Lien (i) granted to the Global Agent or the Collateral Agent securing any of the Obligations or any other Indebtedness of the Credit Parties under the Loan Documents, any Indebtedness under any Designated Hedge Agreement, or (ii) granted to the Collateral Agent to secure the Obligations (as defined in the Security Agreement);
          (f) Liens on consigned Scan-Based Inventory (as defined in the Security Agreement), but only to the extent a Grantor Customer (as defined in the Security Agreement) has a Lien, or has a creditor that has a Lien, on the inventory of such Grantor Customer;
          (g) Liens on assets securing Indebtedness permitted under Section 7.04(m), provided that any such Lien shall only secure the obligations that it secures on the date of the applicable Permitted Acquisition and does not extend to any property of any Subsidiary of the Company;
          (h) Liens in favor of a Person (other than the Company or any of the Company’s Subsidiaries or Affiliates) on intellectual property and other tangible or intangible video digital or entertainment assets of the Company or any of its Subsidiaries produced, manufactured, developed, marketed or otherwise distributed by such Person, provided that (i) such Liens do not secure Indebtedness, (ii) in any twelve month period, the Company or any of the Company’s Subsidiaries may grant such Liens, provided that the aggregate book value of the assets subject to such Liens granted in such twelve month period shall not exceed $20,000,000, and (iii) the benefit of such Liens may also run in favor of such Person’s lender or lenders for the limited purpose of allowing such lender or lenders to complete and liquidate products of such Person bearing or utilizing such property or assets, and provided further, that in connection with any such Lien, the Collateral Agent may enter into agreements on behalf of the Collateral Agent and the Secured Creditors (which agreements shall be in form and substance satisfactory to the Collateral Agent) regarding the relative priority of such Lien and the Liens created under the Loan Documents and/or the subordination or impairment of any rights and remedies of the Collateral Agent and the Secured Creditors in respect of the assets subject to such Lien (including without limitation, subordinating the Liens in favor of the Global Agent for the benefit of the Secured Creditors with respect to such assets in favor of such Person); or
          (i) Liens on fixed or capital assets securing purchase money Indebtedness permitted under Section 7.04(o) to be incurred in connection with the World Headquarters Initiative.
     Section 7.04 Indebtedness.
     The Company will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Company or any of its Subsidiaries, except:
          (a) the Indebtedness incurred under this Agreement and the other Loan Documents;

          (b) the Indebtedness set forth on Schedule 7.04, and any refinancing, replacement, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof;
          (c) the unsecured Indebtedness evidenced by the notes issued pursuant to the Senior Indenture (2006), provided that the principal amount of such Indebtedness shall not at any time exceed $225,000,000, and any refinancing, replacement, extension, renewal or refunding of any such Indebtedness (i) not involving an increase in the principal amount thereof, (ii) with a final maturity date that is no earlier than the earlier of (A) the final maturity date prior to such refinancing, extension, renewal or refunding, and (B) the date that is 181 days after the Revolving Facility Termination Date in effect at the time of such refinancing, replacement, extension, renewal or refunding (it being understood that any provision requiring an offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction), and (iii) the covenants, events of default, subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are on market terms for similar issuers at the time of issuance and are no more restrictive than the terms of this Agreement as reasonably determined by the Global Agent;
          (d) the unsecured Indebtedness of the Company in connection with the notes issued pursuant to the Subordinated Indenture, provided, that the aggregate principal amount of all of such Indebtedness shall not at any time exceed $32,700,000 and any refinancing, replacement, extension, renewal or refunding of any such Indebtedness (i) not involving an increase in the principal amount thereof, (ii) with a final maturity date that is no earlier than the earlier of (A) the final maturity date prior to such refinancing, extension, renewal or refunding, and (B) the date that is 181 days after the Revolving Facility Termination Date in effect at the time of such refinancing, replacement, extension, renewal or refunding (it being understood that any provision requiring an offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction), and (iii) the covenants, events of default, subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are on market terms for similar issuers at the time of issuance and are no more restrictive than the terms of this Agreement as reasonably determined by the Global Agent;
          (e) the Indebtedness of the Company in connection with the notes or securities issued pursuant to the Senior Indenture (1998), so long as the aggregate principal amount of such Indebtedness shall not at any time exceed $181,000;
          (f) (i) the Indebtedness consisting of Capital Lease Obligations of the Company and its Subsidiaries, (ii) purchase money Indebtedness secured by a Lien referred to in Section 7.03(c), and (iii) any refinancing, replacement, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof, provided the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) of Indebtedness permitted by this subpart (f) shall not exceed $25,000,000 at any time;
          (g) the Indebtedness constituting Permitted Foreign Subsidiary Loans and Investments;

          (h) any intercompany loans (i) made by the Company or any Subsidiary of the Company to any Domestic Credit Party; or (ii) made by any Foreign Subsidiary of the Company (other than a Foreign Credit Party) to any other Foreign Subsidiary of the Company;
          (i) the Indebtedness of the Company and its Subsidiaries under Hedge Agreements, provided (i) such Hedge Agreements have been entered into in the ordinary course of business and not for speculative purposes, (ii) the aggregate amount of the net obligations or Indebtedness under all such Hedge Agreements does not exceed $25,000,000 at any time, and (iii) such Hedge Agreements shall conform to ISDA standards and shall be in all other respects acceptable to the Global Agent;
          (j) any Guaranty Obligations permitted by Section 7.05;
          (k) (i) the Indebtedness of the Receivables Subsidiary under the Permitted Receivables Facility, so long as the funded amount shall not exceed $100,000,000 at any time, or (ii) the Indebtedness of the Receivables Subsidiary or AGSC to the Company or any other Subsidiary of the Company in connection with the Permitted Receivables Facility in accordance with the Receivables Facility Documents;
          (l) the Indebtedness of the Company to AGSC in connection with the Permitted Receivables Facility in accordance with the Receivables Facility Documents provided all of such Indebtedness shall constitute Subordinated Indebtedness;
          (m) Indebtedness assumed in connection with a Permitted Acquisition or other acquisition of assets permitted under this Agreement, and any refinancing, replacement, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof, so long as (i) such Indebtedness existed at the time of such Permitted Acquisition or the acquisition and was not incurred in contemplation of such Permitted Acquisition or the acquisition, (ii) after giving effect to the incurrence of such Indebtedness, the Company would be in compliance on a pro forma basis with the covenants set forth in Section 7.07, and (iii) the aggregate principal amount of all such Indebtedness shall not at any time exceed $50,000,000;
          (n) other Indebtedness of the Company to the extent not permitted by any of the foregoing clauses, provided that (i) all such Indebtedness constitutes Subordinated Indebtedness, (ii) no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (iii) (A) with respect to such Indebtedness in a principal amount of $5,000,000 or more, the documentation with respect to such Indebtedness shall be in form and substance satisfactory to the Global Agent, and (B) with respect to such Indebtedness in a principal amount of less than $5,000,000, the terms of the subordination applicable thereto shall be in form and substance satisfactory to the Global Agent, and (iv) the Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.07 both immediately before and after giving pro forma effect to the incurrence of such Indebtedness;
          (o) unsecured or purchase money Indebtedness incurred in connection with the Company’s World Headquarters Initiative not to exceed the aggregate principal amount of $75,000,000; and

          (p) additional Indebtedness of the Company or any of its Subsidiaries to the extent not permitted by any of the foregoing clauses, provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed $75,000,000 at any time.
     Section 7.05 Investments and Guaranty Obligations.
     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) make or commit to make any Investment or (ii) be or become obligated under any Guaranty Obligations, except:
          (a) Investments by the Company or any of its Subsidiaries in cash and Cash Equivalents;
          (b) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;
          (c) the Company and its Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
          (d) any Permitted Creditor Investment;
          (e) loans and advances to employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business or in accordance with the Company’s relocation policy in connection with the World Headquarters Initiative, provided the aggregate outstanding amount of all such loans and advances shall not exceed $5,000,000 at any time;
          (f) to the extent not permitted by any of the other subparts in this Section, Investments existing as of the Closing Date and described on Schedule 7.05;
          (g) any Guaranty Obligations of the Company or any Subsidiary in favor of the Global Agent, each LC Issuer and the Lenders and any other Benefited Creditors under any Designated Hedge Agreements pursuant to the Loan Documents;
          (h) the Indebtedness of the Receivables Subsidiary to the Company or AGSC and Indebtedness of AGSC to the Company in connection with the Permitted Receivables Facility in accordance with the Receivables Facility Documents;
          (i) Subordinated Indebtedness of the Company to AGSC in connection with the Permitted Receivables Facility in accordance with the Receivables Facility Documents;
          (j) Investments of the Company and its Subsidiaries in Hedge Agreements permitted to be to entered into pursuant to this Agreement;
          (k) Investments (i) of the Company or any of its Subsidiaries in any Subsidiary existing as of the Closing Date, (ii) of the Company in any Domestic Credit Party,

(iii) of any Domestic Credit Party in any other Domestic Credit Party (other than the Company), (iv) of any Domestic Subsidiary that is not a Domestic Credit Party in any other Domestic Subsidiary (other than the Company), or (v) constituting Permitted Foreign Subsidiary Loans and Investments;
          (l) Investments (i) of any Foreign Subsidiary in any other Subsidiary of the Company existing as of the Closing Date, (ii) of any Foreign Subsidiary (other than a Foreign Credit Party) in any other Subsidiary of the Company (other than the Receivables Subsidiary), or (iii) of any Foreign Credit Party in any Domestic Credit Party (other than the Company);
          (m) intercompany loans and advances permitted by Section 7.04(h);
          (n) the Acquisitions permitted by Section 7.02;
          (o) Investments constituting Restricted Payments permitted by Section 7.06;
          (p) any Guaranty Obligation incurred by any Domestic Credit Party with respect to Indebtedness of another Domestic Credit Party which Indebtedness is permitted by Section 7.04;
          (q) other Investments by the Company or any Subsidiary of the Company (other than the Receivables Subsidiary) in any other Person made after the Closing Date and not permitted pursuant to the foregoing subparts, provided that (i) at the time of making any such Investment no Default or Event of Default shall have occurred and be continuing, or would result therefrom, and (ii) the maximum cumulative amount of all such Investments that are so made pursuant to this subpart and outstanding at any time shall not exceed an aggregate of $150,000,000, taking into account the repayment of any loans or advances comprising such Investments;
          (r) the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 7.02(f);
          (s) Guaranty Obligations constituting Indebtedness that is permitted under Section 7.04 (other than pursuant to clause (j) thereof); and
          (t) Investments in connection with the restructuring or expansion of the Company’s Chinese operations consisting of (i) the creation of a new or restructured corporate entity under the laws of China (which may take the form of one or more wholly foreign owned entities (WFOE), (ii) the acquisition or ownership of equity or other interests in any such entities, (iii) contributions to an entity described in clause (i) or (ii) above (whether as debt or equity) in an amount of up to $5,000,000 in each fiscal year, and (iv) the Asset Sales permitted under Section 7.02(i).
     Section 7.06 Restricted Payments.
     The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

          (a) the Company or any of its Subsidiaries may declare and pay or make Capital Distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);
          (b) (i) any Subsidiary of the Company may declare and pay or make Capital Distributions to any Domestic Credit Party, (ii) any Foreign Subsidiary of the Company (other than a Foreign Credit Party) may declare and pay or make Capital Distributions to any other Foreign Subsidiary or to any Domestic Credit Party, and (iii) any Foreign Credit Party may declare and pay or make Capital Distributions to any Domestic Credit Party;
          (c) the Company may declare and pay or make Cash Dividends, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Company will be in compliance with the financial covenants set forth in Section 7.07 after giving pro forma effect to each such Cash Dividend and prior to or concurrently with each such declaration of a Cash Dividend that exceeds $20,000,000, the Company shall have provided to the Global Agent a certificate of an Authorized Officer demonstrating such pro forma compliance and certifying as to compliance with the other provisions of this subpart (c) in connection with such Cash Dividend, and (iii) the aggregate amount of all Cash Dividends made by the Company during any fiscal year shall not exceed the Maximum Dividend Amount; provided, that notwithstanding the foregoing, if the Leverage Ratio for both (a) the most recent Testing Period then ended and (b) after giving effect to such Cash Dividend, on a pro forma basis, is less than 2.25 to 1.00, then the limitation in this clause (iii) shall not apply;
          (d) the Company may make Share Repurchases, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Company will be in compliance with the financial covenants set forth in Section 7.07 after giving pro forma effect to each such Share Repurchase and prior to or concurrently with each such Share Repurchase that exceeds $20,000,000, the Company shall have provided to the Global Agent a certificate of an Authorized Officer demonstrating such pro forma compliance and certifying as to compliance with the other provisions of this subpart (d) in connection with such Share Repurchase, (iii) the aggregate amount of all Share Repurchases with respect to its Class A common shares made by the Company during any fiscal year shall not exceed the Maximum Share Repurchase Amount, and (iv) the aggregate amount of all Shares Repurchases with respect to its Class B common shares made by the Company during any fiscal year shall not exceed $125,000,000; provided, that notwithstanding the foregoing, (A) the aggregate amount of all Share Repurchases under the forgoing clause (iii) and (iv) shall not exceed $125,000,000 in the aggregate in any fiscal year and (B) if the Leverage Ratio for both (1) the most recent Testing Period then ended and (2) after giving effect to such Share Repurchase, on a pro forma basis, is less than 2.25 to 1.00, then the limitation in clauses (iii) and (iv) shall not apply.
          (e) the Company may make a Permitted Note Purchase, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) each note or other security purchased, redeemed or exchanged in connection with each Permitted Note Purchase shall be permanently cancelled promptly, but in no event later than ten Business Days, following each such Permitted Note Purchase, (iii) the Leverage Ratio for both (a) the most recent Testing Period then ended and (b) after giving effect to such Permitted Note

Purchase, on a pro forma basis, is less than 2.25 to 1.00, (iv) immediately after giving effect to each Permitted Note Purchase, the Company shall be in pro forma compliance with the financial covenants set forth in Section 7.07 and, prior to or concurrently with each such Permitted Note Purchase that exceeds $20,000,000 in principal amount, the Company shall have provided to the Global Agent a certificate of an Authorized Officer demonstrating such pro forma compliance and certifying as to compliance with the other provisions of this subpart (e) in connection with such Permitted Note Purchase, and (v) concurrently with the delivery by the Company of the financial statements required pursuant to Section 6.01(a) and Section 6.01(b), the Company shall deliver a certificate describing the aggregate amount of Permitted Note Purchases made during the fiscal quarter or quarters covered by such financial statements and certifying that such Permitted Note Purchases were made in compliance with the provisions of this subpart (e).
     Section 7.07 Financial Covenants.
          (a) Leverage Ratio. The Company will not permit the Leverage Ratio for any Testing Period to exceed 3.00 to 1.00.
          (b) Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio for any Testing Period to be less than 3.00 to 1.00.
     Section 7.08 Limitation on Certain Restrictive Agreements.
     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by the Company or any Subsidiary of the Company, or pay any Indebtedness owed to the Company or a Subsidiary of the Company, or to make loans or advances to the Company or any of the Company’s other Subsidiaries, or transfer any of its property or assets to the Company or any of the Company’s other Subsidiaries, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment or pledging of any licensing agreement or other similar agreements (including licenses of intellectual property) entered into in the ordinary course of business or the transfer or other encumbrance of inventory or other assets utilizing licensed property, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 7.03(c), (vi) restrictions contained in the Receivables Facility Documents, the Senior Indenture (1998), the Senior Indenture (2006), the Subordinated Indenture or any agreement or other document executed in connection with any of the foregoing as in effect on the Closing Date or any notes or any agreement or other document executed in connection therewith (and any similar restrictions contained in any agreement governing any refinancing or refunding thereof not prohibited by this Agreement), (vii) customary restrictions affecting only a Subsidiary of the Company under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to Section 7.04, (viii) restrictions affecting any Foreign Subsidiary (other than a Foreign Credit Party) of the

Company under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 7.04, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (ix) any document relating to Indebtedness secured by a Lien permitted by Section 7.03, insofar as the provisions thereof limit grants of liens on the assets securing such Indebtedness, (x) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person, (xi) any customary restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary permitted under this Agreement pending the closing of such sale or disposition, (xii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (xiii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xiv) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 7.02 pending the consummation of such sale, and (xv) any agreement to which a Subsidiary is a party that is in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary.
     Section 7.09 Amendments to Certain Documents.
     Except as permitted pursuant to Section 7.04(c) and (d), the Company will not, and will not permit any of its Subsidiaries to, amend, restate, supplement or otherwise modify or replace in any respect the Senior Indenture (2006) or the Subordinated Indenture (including any agreements or other documents executed in connection therewith) without the prior written consent of the Required Lenders, provided that the Company or any of its Subsidiaries may amend, supplement or otherwise modify any of the foregoing agreements with the prior written consent of the Global Agent (which consent shall not be unreasonably withheld or delayed), so long as any such amendment or modification does not, in the opinion of the Global Agent, materially and adversely impact the rights or remedies of the Global Agent and the Lenders hereunder.
     Section 7.10 Transactions with Affiliates.
     The Company will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Company, any Subsidiary, and in the case of a Subsidiary, the Company or another Subsidiary) other than in the ordinary course of business of and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except (i) sales of goods to an Affiliate for use or distribution outside the United States that in the good faith judgment of the Company comply with any applicable legal requirements of the Code, (ii) agreements and transactions with and payments to officers, directors and shareholders that are either (A) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement, or (B) entered into outside the ordinary course of business, approved by the directors or shareholders of the Company (or any committee thereof), and not prohibited by any of the provisions of this Agreement, or (iii) as disclosed on Schedule 7.10.

     Section 7.11 [Reserved]
     Section 7.12 Capital Expenditures.
     The Company will not, and will not permit any of its Subsidiaries to, make or incur any Consolidated Capital Expenditures that in the aggregate exceed (i) $80,000,000 during the fiscal year of the Company ending February 28, 2011 and February 28, 2012, and (ii) $75,000,000 during the fiscal year ending February 28, 2013 and each such fiscal year thereafter; provided, to the extent the $80,000,000 capital expenditure basket for the fiscal year ending February 28, 2011 is not fully utilized during such fiscal year, it can be carried forward to any subsequent fiscal year; provided, further, that Consolidated Capital Expenditures (A) made from the proceeds of Asset Sales permitted hereunder and/or Events of Loss and (B) in connection with the World Headquarters Initiative in an amount not to exceed $75,000,000 shall be excluded from the foregoing calculation of Consolidated Capital Expenditures, subject to the limitation that Consolidated Capital Expenditures excluded pursuant to (1) Section 7.02(h) and (2) the preceding clause (B) shall in no event exceed $75,000,000 in the aggregate.
     Section 7.13 Anti-Terrorism Laws.
     Neither the Company, any other Credit Party, nor any of its Subsidiaries is or shall be (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law. The Company and the other Credit Parties shall provide to the Lenders any certifications or information that a Lender requests to confirm compliance by the Company and the other Credit Parties with Anti-Terrorism Laws.
ARTICLE VIII — EVENTS OF DEFAULT
     Section 8.01 Events of Default.
     Any of the following specified events shall constitute an event of default (each an “Event of Default”):
          (a) Payments: any Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unpaid Drawing; or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans or Unpaid Drawings or any Fees or any other amounts owing hereunder or under any other Loan Document; or
          (b) Representations, etc.: any representation, warranty or statement made by the Company or any other Credit Party herein or in any other Loan Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          (c) Certain Covenants: any Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 4.04, Section 6.01, Section 6.09, Section 6.10, Section 6.11, Section 6.12, or Article VII of this Agreement; or
          (d) Other Covenants: any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document, other than those referred to in Section 8.01(a), (b) or (c) above, and such default is not remedied within 30 days after the earlier of (i) an Authorized Officer of any Credit Party obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from the Global Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph); or
          (e) Cross Default Under Other Agreements: the Company or any of its Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Obligations), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness, or (ii) default in the observance or performance of any agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); or (iii) without limitation of the foregoing clauses, default in any payment obligation under a Designated Hedge Agreement, and such default shall continue after the applicable grace period, if any, specified in such Designated Hedge Agreement or any other agreement or instrument relating thereto; or
          (f) Invalidity of Loan Documents: (i) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such Loan Document or satisfaction in full of all the Obligations, ceases to be in full force and effect; (ii) any Credit Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or (iii) at any time prior to the Collateral Release Date, the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Documents, in each case for any reason other than the failure of the Collateral Agent, the Global Agent or any Lender to take any action that they are required to take; or
          (g) Judgments: (i) one or more judgments, orders or decrees shall be entered against the Company and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $20,000,000 or more in the aggregate for all such judgments, orders and decrees for the Company and its Subsidiaries, and any such judgments or orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or (ii) one or more judgments, orders or decrees shall be entered against the Company and/or any of its Subsidiaries involving a required divestiture of any material properties, assets or business reasonably estimated to have a fair value in excess of $20,000,000, and any such judgments, orders or decrees shall not have been vacated, discharged, satisfied or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or
          (h) Insolvency Event: any Insolvency Event shall occur with respect to the Company, any other Credit Party (other than a Credit Party that does not have total assets in excess of $5,000,000), or any other Subsidiary of the Company that has total assets or annual revenues in excess of $5,000,000; or
          (i) ERISA: (i) any of the events described in clauses (i) through (viii) of Section 6.01 (f) shall have occurred; or (ii) there shall result from any such event or events the imposition of a Lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (iii) any such event or events described in clause (i) above or any such Lien, security interest or liability described in clause (ii) above, individually, and/or in the aggregate, in the opinion of the Required Lenders, has had, or would reasonably be expected to have, a Material Adverse Effect;
          (j) [Reserved]
          (k) Change of Control: if there occurs a Change of Control.
     Section 8.02 Remedies.
     Upon the occurrence of any Event of Default, and at any time thereafter if any Event of Default shall then be continuing, the Global Agent shall, upon the written request of the Required Lenders, by written notice to the Borrowers or any thereof, take any or all of the following actions, without prejudice to the rights of the Global Agent or any Lender to enforce its claims against the Company or any other Credit Party in any manner permitted under applicable law:
          (a) declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;
          (b) declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and all other Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers;
          (c) terminate any Letter of Credit that may be terminated in accordance with its terms or require the applicable LC Obligors to deposit cash in a deposit account designated by the Global Agent in an amount equal to 105% of the Revolving Facility LC Outstandings or the

Canadian LC Outstandings, as the case may be, of such LC Obligor to secure such LC Obligor’s reimbursement obligations with respect to such Revolving Facility LC Outstandings or Canadian LC Outstandings; or
          (d) exercise any other right or remedy available under any of the Loan Documents or applicable law;
provided that, if an Event of Default specified in Section 8.01(h) shall occur, the result that would occur upon the giving of written notice by the Global Agent as specified in clauses (a) and/or (b) above shall occur automatically without the giving of any such notice.
     Section 8.03 Application of Certain Payments and Proceeds.
     All payments and other amounts received by the Global Agent or any Lender (i) at any time on or after the Equalization Date or (ii) at any time from the exercise of remedies hereunder or under the other Loan Documents, whether received from the Collateral Agent, any Credit Party or otherwise, shall in each case unless otherwise required by the terms of the other Loan Documents or by applicable law be applied as follows:
          (a) Obligations Generally. Except with respect to any amounts that are required to first be applied pursuant to subparts (b) or (c) below, all amounts received by or with respect to, and all proceeds of Collateral coming from, the Company or any other Domestic Credit Party shall be applied:
               (i) first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Global Agent and the Collateral Agent in its respective capacity as such;
               (ii) second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Lender or each LC Issuer, ratably among them in proportion to the aggregate of all such amounts;
               (iii) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Unpaid Drawings with respect to Letters of Credit, ratably among the Lenders in proportion to the aggregate of all such amounts;
               (iv) fourth, pro rata to the payment of (A) that portion of the Obligations constituting unpaid principal of the Loans and Unpaid Drawings, ratably among the Lenders and each LC Issuer in proportion to the aggregate of all such amounts, and (B) the amounts due to Designated Hedge Creditors under Designated Hedge Agreements;
               (v) fifth, to the Global Agent for the benefit of each LC Issuer to cash collateralize the Stated Amount of outstanding Letters of Credit;
               (vi) sixth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Loan Documents that are then due and payable to the Global

Agent, each LC Issuer, the Swing Line Lender, the Lenders and the Designated Hedge Creditors, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and
               (vii) finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrowers or to whomsoever shall be lawfully entitled thereto.
          (b) Foreign Revolving Facility Borrower Obligations. All amounts received by or with respect to, and all proceeds of Collateral, if any, coming from, any Foreign Revolving Facility Borrower or any other Foreign Credit Party shall be applied:
               (i) first, to the payment of that portion of the Foreign Revolving Facility Borrower Obligations owing by such Foreign Revolving Facility Borrower constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Global Agent and the Collateral Agent in its respective capacity as such;
               (ii) second, to the payment of that portion of the Foreign Revolving Facility Borrower Obligations owing by such Foreign Revolving Facility Borrower constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Lender and each LC Issuer, ratably among them in proportion to the aggregate of all such amounts;
               (iii) third, to the payment of that portion of the Foreign Revolving Facility Borrower Obligations constituting accrued and unpaid interest on the Loans made to such Foreign Revolving Facility Borrower and Unpaid Drawings with respect to Revolving Facility Letters of Credit issued for the account of such Foreign Revolving Facility Borrower, ratably among the Lenders and each LC Issuer in proportion to the aggregate of all such amounts;
               (iv) fourth, to the payment of that portion of the Foreign Revolving Facility Borrower Obligations constituting unpaid principal of the Loans made to such Foreign Revolving Facility Borrower and Unpaid Drawings with respect to Revolving Facility Letters of Credit issued for the account of such Foreign Revolving Facility Borrower, ratably among the Lenders and each LC Issuer in proportion to the aggregate of all such amounts;
               (v) fifth, to the Global Agent for the benefit of each LC Issuer to cash collateralize the Stated Amount of Revolving Facility Letters of Credit issued for the account of such Foreign Revolving Facility Borrower;
               (vi) sixth, to the payment of all other Foreign Revolving Facility Borrower Obligations of such Foreign Revolving Facility Borrower owing under or in respect of the Loan Documents that are then due and payable to the Global Agent, each LC Issuer and the Lenders, ratably based upon the respective aggregate amounts of all such Foreign Revolving Facility Borrower Obligations owing to them by such Foreign Revolving Facility Borrower on such date; and

               (vii) finally, any remaining surplus after all of the Foreign Revolving Facility Borrower Obligations of such Foreign Revolving Facility Borrower have been paid in full, to such Foreign Revolving Facility Borrower or to whomsoever shall be lawfully entitled thereto.
          (c) Canadian Obligations. All amounts received by or with respect to, and all proceeds of Collateral, if any, coming from, any Canadian Borrower shall be applied:
               (i) first, to the payment of that portion of the Canadian Obligations owing by the Canadian Borrowers constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Global Agent and the Collateral Agent in its respective capacity as such;
               (ii) second, to the payment of that portion of the Canadian Obligations owing by the Canadian Borrowers constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Canadian Lender and each LC Issuer, ratably among them in proportion to the aggregate of all such amounts;
               (iii) third, to the payment of that portion of the Canadian Obligations constituting accrued and unpaid interest on the Canadian Revolving Loans made to the Canadian Borrowers and Unpaid Drawings with respect to Canadian Letters of Credit issued for the account of each Canadian Borrower, ratably among the Canadian Lenders and each LC Issuer in proportion to the aggregate of all such amounts;
               (iv) fourth, to the payment of that portion of the Canadian Obligations constituting unpaid principal of the Canadian Revolving Loans made to the Canadian Borrowers and Unpaid Drawings with respect to Canadian Letters of Credit issued for the account of each Canadian Borrower, ratably among the Canadian Lenders and each LC Issuer in proportion to the aggregate of all such amounts;
               (v) fifth, to the Canadian Administrative Branch of the Global Agent for the benefit of each LC Issuer to cash collateralize the Stated Amount of Canadian Letters of Credit issued for the account of each Canadian Borrower;
               (vi) sixth, to the payment of all other Canadian Obligations owing under or in respect of the Loan Documents that are then due and payable to the Global Agent, each LC Issuer and the Canadian Lenders, ratably based upon the respective aggregate amounts of all such Canadian Obligations owing to them by the Canadian Borrowers on such date; and
               (vii) finally, any remaining surplus after all of the Canadian Obligations have been paid in full, to the Canadian Borrowers or to whomsoever shall be lawfully entitled thereto.

     Section 8.04 Equalization.
          (a) Equalization Prior to Equalization Date.
               (i) Generally. Subject to subpart (b) below, if at any time any Lender receives any amount (other than amounts that are received from a Canadian Borrower with respect to the Canadian Obligations and are subject to subpart (a)(ii) below) hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans (other than Swing Loans), Revolving Facility LC Participations, Swing Line Participations or Fees (other than Fees that are intended to be paid solely to the Global Agent or a LC Issuer and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender (based on such Lender’s ratable share thereof as determined in accordance with Section 2.17, Section 8.03 or specifically set forth elsewhere in this Agreement) bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then  such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations (other than the Canadian Obligations) to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount.
               (ii) Canadian Sub-Facility. Subject to subpart (b) below, if at any time any Canadian Lender receives any amount hereunder from the Canadian Borrowers (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Canadian Loans (other than amounts payable to a Canadian Lender under Article III) or Canadian LC Participations of a sum that with respect to the related sum or sums received by other Canadian Lenders is in a greater proportion than the total such Canadian Obligations then owed and due to such Canadian Lender bears to the total of such Canadian Obligation then owed and due to all of the Canadian Lenders immediately prior to such receipt, thensuch Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Canadian Lenders an interest in the Canadian Obligations to such Canadian Lenders in such amount as shall result in a proportional participation by all of the Canadian Lenders in such amount.
               (iii) Recovery of Amounts. If any amount paid to any Lender pursuant to subparts (i) or (ii) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.
          (b) Equalization after Equalization Date. If at any time on or after the Equalization Date, the Credit Facility Exposure owing to any Lender is greater than an amount equal to such Lender’s Equalization Percentage of the Aggregate Credit Facility Exposure, then on such date any of the Credit Facility Exposure not denominated in Dollars shall be converted to Dollars and each of the other Lenders shall purchase from such Lender for cash at par an amount of the Obligations of such Lender as shall be necessary such that the Credit Facility

Exposure owing to such Lender is equal to the amount of its Equalization Percentage of the Aggregate Credit Facility Exposure.
          (c) Consent of Borrowers. The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
          (d) Defaulting Lenders. Notwithstanding anything to the contrary contained herein, the provisions of this Section shall be subject to the express provisions of this Agreement that require, or permit, differing payments to be made to Lenders that are not Defaulting Lenders, as opposed to Defaulting Lenders. If any Lender shall fail to make any payment required to be made by it pursuant to this Section, then the Global Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Global Agent for the account of such Lender to satisfy such Lender’s obligations to the Global Agent under such Sections until all such unsatisfied obligations are fully paid. In addition to the foregoing, any Lender that fails at any time to comply with the provisions of this Section 8.04 shall be deemed a Defaulting Lender until such time as it performs its obligations hereunder and is not otherwise a Defaulting Lender for any other reason. A Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of or relating to outstanding Loans, Letters of Credit, interest, fees or otherwise, to the remaining Non-Defaulting Lenders for application to, and reduction of, their respective Equalization Percentage of the Aggregate Credit Facility Exposure. The Defaulting Lender hereby authorizes the Global Agent to distribute such payments to the Non-Defaulting Lenders in proportion to their respective Equalization Percentages of the Aggregate Credit Facility Exposure to which such Lenders are entitled. A Defaulting Lender shall be deemed to have satisfied the provisions of this Section 8.04 when and if, as a result of application of the assigned payments to all Equalization Percentages of the Aggregate Credit Facility Exposure to the Non-Defaulting Lenders, the Lenders’ respective Equalization Percentage of the Aggregate Credit Facility Exposure have returned to those in effect immediately prior to such violation of this Section 8.04.
     Section 8.05 Set-Off.
     Subject to Section 2.21, if an Event of Default shall have occurred and be continuing, each Lender, each LC Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such LC Issuer or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the Obligations of such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such LC Issuer, or Affiliate, irrespective of whether or not such Lender, LC Issuer, or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such LC Issuer different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, each LC Issuer Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such LC Issuer or their respective Affiliates may have. Each Lender and the LC Issuer agrees to notify the Borrowers and the Global Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
ARTICLE IX — THE GLOBAL AGENT
     Section 9.01 Appointment and Authority.
     Each of the Lenders and the LC Issuers hereby irrevocably appoints PNC to act on its behalf as the Global Agent hereunder and under the other Loan Documents and authorizes the Global Agent to take such actions on its behalf and to exercise such powers as are delegated to the Global Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Global Agent, the Lenders and the LC Issuers, and no Credit Party shall have rights as a third party beneficiary of any of such provisions.
     Section 9.02 Rights as a Lender.
     The Person serving as the Global Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Global Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Global Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company, any other Credit Party or any Subsidiary or other Affiliate of any Credit Party as if such Person were not the Global Agent hereunder and without any duty to account therefor to the Lenders.
     Section 9.03 Exculpatory Provisions.
     The Global Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Global Agent:
          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Global Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Global Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Global Agent to liability or that is contrary to any Loan Document or applicable Law; and

          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any other Credit Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Global Agent or any of its Affiliates in any capacity.
     The Global Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Global Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.11 or 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Global Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Global Agent by the Company, a Lender or a LC Issuer.
     The Global Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Global Agent.
     Section 9.04 Reliance by Global Agent.
     The Global Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Global Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a LC Issuer, the Global Agent may presume that such condition is satisfactory to such Lender or such LC Issuer unless the Global Agent shall have received notice to the contrary from such Lender or such LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Global Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     Section 9.05 Delegation of Duties.
     The Global Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Global Agent. The Global Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Global Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Global Agent.
     Section 9.06 Resignation of Global Agent.
     The Global Agent may at any time give notice of its resignation to the Lenders, the LC Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Company (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Global Agent gives notice of its resignation, then the retiring Global Agent may on behalf of the Lenders and the LC Issuers, appoint a successor Global Agent; provided that if the Global Agent shall notify the Company, the Lenders and the LC Issuers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Global Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Global Agent on behalf of the Lenders or the LC Issuers under any of the Loan Documents, the retiring Global Agent shall continue to hold such collateral security until such time as a successor Global Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Global Agent shall instead be made by or to each Lender and each LC Issuer directly, until such time as the Required Lenders appoint a successor Global Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Global Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Global Agent, and the retiring Global Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Global Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Global Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.02 shall continue in effect for the benefit of such retiring Global Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Global Agent was acting as Global Agent.
     If PNC resigns as Global Agent under this Section 9.06, PNC shall also resign as an LC Issuer. Upon the appointment of a successor Global Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as a retiring LC Issuer and the Global Agent and PNC shall be discharged from all of its respective duties and obligations as an LC Issuer and the Global Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.
     Section 9.07 Non-Reliance on Global Agent and Other Lenders.
     Each Lender and each LC Issuer acknowledges that it has, independently and without reliance upon the Global Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each LC Issuer also acknowledges that it will, independently and without reliance upon the Global Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     Section 9.08 Other Agents.
     Any Lender identified herein as a Co-Agent, Syndication Agent, Documentation Agent, Managing Agent, Manager, Lead Arranger, Arranger or any other corresponding title, other than “Global Agent,” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.
     Section 9.09 Global Agent’s Fee.
     The Company shall pay to the Global Agent a nonrefundable fee under the terms of the Fee Letter.
     Section 9.10 Authorization to Release Collateral and Guarantors.
     The Lenders and each LC Issuer authorize the Global Agent to release (i) any Collateral consisting of assets or equity interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under Section 7.02, and (ii) any Guarantor from its obligations under the Guaranty Agreement if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Credit Parties in a transaction permitted under Section 7.02.
     Section 9.11 No Reliance on Global Agent’s Customer Identification Program.
     Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Global Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Credit Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
ARTICLE X — GUARANTY
     Section 10.01 Guaranty by the Company.
     The Company hereby irrevocably and unconditionally guarantees, for the benefit of the Benefited Creditors, all of the following (collectively, the “Company Guaranteed Obligations”): (a) (i) the principal of and interest on the Notes issued by, and the Loans made to, and the other Obligations of, the Foreign Subsidiary Borrowers under this Agreement, and (ii) all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the benefit of any LC Obligor (other than the Company) under this Agreement, and (b) all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by any Subsidiary of the Company under any Designated Hedge Agreement or any other document or agreement executed and delivered in connection therewith to any Designated Hedge Creditor, in all cases under subparts (a) or (b) above, whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code). Upon failure by any Credit Party to pay punctually any of the Company Guaranteed Obligations, the Company shall forthwith on demand by the Global Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument. This guaranty is a guaranty of payment and not of collection.
     Section 10.02 Additional Undertaking.
     As a separate, additional and continuing obligation, the Company unconditionally and irrevocably undertakes and agrees, for the benefit of the Benefited Creditors that, should any amounts not be recoverable from the Company under Section 10.01 for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Global Agent, any of their respective Affiliates, or any other person, at any time, the Company as sole, original and independent obligor, upon demand by the Global Agent, will make payment to the Global Agent, for the account of the Benefited Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.

     Section 10.03 Guaranty Unconditional.
     The obligations of the Company under this Article shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:
          (a) any extension, renewal, settlement, compromise, waiver or release in respect to any Company Guaranteed Obligation under any agreement or instrument, by operation of law or otherwise;
          (b) any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Company Guaranteed Obligation;
          (c) any release, non-perfection or invalidity of any direct or indirect security for any Company Guaranteed Obligation under any agreement or instrument evidencing or relating to any Company Guaranteed Obligation;
          (d) any change in the corporate existence, structure or ownership of any Credit Party or other Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or other Subsidiary or its assets or any resulting release or discharge of any obligation of any Credit Party or other Subsidiary contained in any agreement or instrument evidencing or relating to any Company Guaranteed Obligation;
          (e) the existence of any claim, set-off or other rights which the Company may have at any time against any other Credit Party, the Global Agent, any Lender, any Affiliate of any Lender or any other person, whether in connection herewith or any unrelated transactions;
          (f) any invalidity or unenforceability relating to or against any other Credit Party for any reason of any agreement or instrument evidencing or relating to any Company Guaranteed Obligation, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the Company Guaranteed Obligations; or
          (g) any other act or omission of any kind by any other Credit Party, the Global Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this Article, constitute a legal or equitable discharge of a Subsidiary’s obligations under the Subsidiary Guaranty or the Company’s obligations under this Article other than the irrevocable payment in full of all Company Guaranteed Obligations.
     Section 10.04 Company Obligations to Remain in Effect; Restoration.
     The Company’s obligations under this Article shall remain in full force and effect until the Commitments shall have terminated, and the principal of and interest on the Notes and other Company Guaranteed Obligations, and all other amounts payable by the Company, any other Credit Party or other Subsidiary, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Company Guaranteed Obligations, shall have been paid in full. If at any time any payment of any of the Company Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party, the Company’s obligations under this Article with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.
     Section 10.05 Waiver of Acceptance, etc.
     The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any other Credit Party or any other Person, or against any collateral or guaranty of any other Person.
     Section 10.06 Subrogation.
     Until the indefeasible payment in full of all of the Obligations and the termination of the Commitments hereunder, the Company shall have no rights, by operation of law or otherwise, upon making any payment under this Article to be subrogated to the rights of the payee against any other Credit Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Credit Party in respect thereof.
     Section 10.07 Effect of Stay.
     In the event that acceleration of the time for payment of any amount payable by any Credit Party under any Company Guaranteed Obligation is stayed upon insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any Company Guaranteed Obligation shall nonetheless be payable by the Company under this Article forthwith on demand by the Global Agent.
ARTICLE XI — MISCELLANEOUS
     Section 11.01 Reserved.
     Section 11.02 Expenses; Indemnity; Damage Waiver.
          (a) Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out of pocket expenses incurred by the Global Agent, the Collateral Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Global Agent and the Collateral Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Global Agent unless such costs result from services provided by such internal counsel are duplicative of services then being provided by outside counsel to the Global Agent, the Collateral Agent or any Affiliate, as applicable, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by any LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out of pocket expenses incurred by the Global Agent, the Collateral Agent, any Lender or

any LC Issuer (including the fees, charges and disbursements of any counsel for the Global Agent, the Collateral Agent, any Lender or any LC Issuer), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Global Agent, the Collateral Agent, any Lender or any LC Issuer unless such costs result from services provided by such internal counsel that are duplicative of services then being provided by outside counsel to the Global Agent, the Collateral Agent, any Lender or any LC Issuer, as applicable, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable and documented out-of-pocket expenses of the Global Agent’s regular employees and agents engaged periodically to perform audits of the Credit Parties’ books, records and business properties.
          (b) Indemnification by the Borrowers. The Borrowers shall indemnify the Global Agent (and any sub-agent thereof), the Collateral Agent, each Lender and each LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee unless such costs result from services provided by such internal counsel that are duplicative of services then being provided by outside counsel to any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrowers under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

          (c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under Section 11.02(a) or (b) to be paid by it to the Global Agent (or any sub-agent thereof), any LC Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Global Agent (or any such sub-agent), any LC Issuer or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Global Agent (or any such sub-agent) or any LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Global Agent (or any such sub-agent) or any LC Issuer in connection with such capacity.
          (d) General Limitation of Liability; Waiver of Consequential Damages, Etc.
               (i) No claim may be made by any Credit Party, any Lender, the Global Agent, any LC Issuer or any other Person against any Indemnitee for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith.
               (ii) To the fullest extent permitted by applicable Law, the Credit Parties, the Lenders, the Global Agent and the LC Issuers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof, whether or not accrued and whether or not known or suspected to exist.
          (e) Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
     Section 11.03 Holidays.
     Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day, such payment shall be due on the next Business Day (except as otherwise expressly provided herein) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Revolving Facility Termination Date if the Revolving Facility Termination Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

     Section 11.04 Notices; Effectiveness; Electronic Communication.
          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.04(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.
          Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.04(b), shall be effective as provided in such Section.
          (b) Electronic Communications. Notices and other communications to the Lenders and any LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Global Agent; provided that the foregoing shall not apply to notices to any Lender or the LC Issuer if such Lender or the LC Issuer, as applicable, has notified the Global Agent that it is incapable of receiving notices under this Section by electronic communication. The Global Agent or the Company may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Global Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
     Section 11.05 Successors and Assigns.
          (a) Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that no Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders (other than any Defaulting Lender), and, provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section.
          (b) Participations. Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Eligible Assignee, provided that in the case of any such participation,
               (i) the participant shall not have any rights under this Agreement or any of the other Loan Documents, including rights of consent, approval or waiver (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto),
               (ii) such Lender’s obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged,
               (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
               (iv) such Lender shall remain the holder of any Note for all purposes of this Agreement, and
               (v) the Borrowers, the Global Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Article III to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold, and, provided further, that, notwithstanding anything to the contrary contained herein, no Lender shall transfer, grant or sell any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document or consent to the departure therefrom except to the extent such amendment or waiver or consent would (w) extend the final scheduled maturity of the Loans or Letter of Credit in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof or extend the time of payment thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment), (x) release all or any substantial portion of the Collateral, or release any guarantor from its guaranty of any of the Obligations, except strictly in accordance with the terms of the Loan Documents, or (y) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement.
          (c) Assignments by Lenders.
               (i) Any Lender may assign all, or if less than all, a fixed portion, of its Loans, Revolving Facility LC Participations, Canadian LC Participations, Swing Loan Participations and/or Commitments and its rights and obligations hereunder to one or more

Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that
                    (A) except in the case (x) of an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Commitments or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount of the Revolving Commitment so assigned (which for this purpose includes the Loans outstanding thereunder) shall not be less than $5,000,000;
                    (B) no Lender that is a Canadian Lender (whether directly or by its Canadian Lending Installation) may (i) at any time prior to the Equalization Date, assign any portion of its Revolving Commitment (including the outstanding Revolving Loans made by it thereunder) without also assigning to the same Eligible Assignee (or the Canadian Lending Installation of such Eligible Assignee) a proportionate amount of the Canadian Commitment (and the outstanding Canadian Revolving Loans made by it thereunder) of such Lender (or the Canadian Lending Installation of such Lender), or (ii) assign any portion of its Canadian Commitment to an Eligible Assignee who is (or whose Canadian Lending Installation is) not a resident of Canada within the meaning of the Income Tax Act (Canada) for the purposes of the withholding tax provisions in Part XIII of the Income Tax Act (Canada);
                    (C) in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders;
                    (D) upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender, to the extent needed to reflect the revised Commitments; and
                    (E) unless waived by the Global Agent, the Global Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500.
               (ii) To the extent of any assignment pursuant to this subpart (c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments.
               (iii) At the time of each assignment pursuant to this subpart (c) to a Person that is not already a Lender hereunder and that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes the respective assignee Lender shall provide to the Company and the Global Agent the appropriate Internal Revenue Service Forms (and, if applicable an Exemption Certificate) described in Section 3.03. To the extent that an assignment of all or any portion of a Lender’s Commitment and related outstanding Obligations pursuant to this subpart (c) would, at the time of such assignment, result in increased costs under Section 3.02 from those being charged by the respective assigning Lender prior to such assignment, then the Company shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

               (iv) With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Global Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Global Agent on the Lender Register only upon the acceptance by the Global Agent of a properly executed and delivered Assignment Agreement pursuant to this subpart (c).
               (v) Nothing in this Section shall prevent or prohibit (A) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (B) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.
          (d) No SEC Registration or Blue Sky Compliance. Notwithstanding any other provisions of this Section, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require any Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
          (e) Representations of Lenders. Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section will, upon its becoming party to this Agreement, represent that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business; provided, however, that subject to the preceding Section 11.05(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.
     Section 11.06 No Waiver; Remedies Cumulative.
     No failure or delay on the part of the Global Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrowers and the Global Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Global Agent or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan or any LC Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Global Agent, any Lender or any LC Issuer may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Global Agent or any Lender would otherwise have.
     Section 11.07 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
          (a) Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of Ohio without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by any LC Issuer, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of Ohio without regard to is conflict of laws principles.
          (b) SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF OHIO SITTING IN CUYAHOGA COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF OHIO, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH OHIO STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE GLOBAL AGENT, ANY LENDER OR ANY LC ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.07. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE

FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.
          (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.05. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
          (e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, GLOBAL AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 11.08 Counterparts.
     This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Global Agent.
     Section 11.09 Integration.
     This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Global Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof.
     Section 11.10 Headings Descriptive.
     The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     Section 11.11 Amendment or Waiver.
          (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrowers and the Global Agent, and also signed (or consented to in writing) by the Required Lenders; provided, however, that
               (i) no change, waiver or other modification shall:
                    (A) increase the amount of any Commitment of any Lender hereunder, without the written consent of such Lender;
                    (B) extend or postpone the Revolving Facility Termination Date or the maturity date provided for herein that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit as to which such Lender is a Revolving Facility LC Participant or Canadian LC Participant, as applicable, beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender, without the written consent of such Lender;
                    (C) reduce the principal amount of or extend the time of payment of any Loan made by any Lender, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates), without the written consent of such Lender;
                    (D) reduce the amount of any Unpaid Drawing as to which any Lender is a Revolving Facility LC Participant or Canadian LC Participant, as the case may be, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates), without the written consent of such Lender; or
                    (E) reduce the rate or extend the time of payment of, or excuse the payment of, any Fees to which any Lender is entitled hereunder, without the written consent of such Lender; and
               (ii) no change, waiver or other modification or termination shall, without the written consent of each Lender (other than a Defaulting Lender) affected thereby,
                    (A) release any Borrower from any of its obligations, except with respect to the release of a Foreign Subsidiary Borrower made pursuant to Section 2.19;
                    (B) release the Company from its guaranty obligations under Article X or release any Credit Party from the Subsidiary Guaranty, except, in the case of a Subsidiary Guarantor, in accordance with a transaction permitted under this Agreement (including without limitation under Section 9.10);

                    (C) release all or any substantial portion of the Collateral, except in accordance with Section 2.20 or in connection with a transaction permitted under this Agreement;
                    (D) amend, modify or waive any provision of this Section 11.11, Section 8.03, or Section 8.04, or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required;
                    (E) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders;
                    (F) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Types of Loans; or
                    (G) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement.
Any waiver, consent, amendment or other modification with respect to this Agreement given or made in accordance with this Section shall be effective only in the specific instance and for the specific purpose for which it was given or made.
          (b) No provision of Section 2.06, Section 2.07 or any other provision in this Agreement specifically relating to Letters of Credit or Article IX may be amended without the consent of (x) any LC Issuer adversely affected thereby or (y) the Global Agent, respectively.
          (c) To the extent the Required Lenders (or all of the Lenders (other than any Defaulting Lender), as applicable, as shall be required by this Section) waive the provisions of Section 7.02 with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by Section 7.02, (i) such Collateral shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents; (ii) if such Collateral includes all of the capital stock of a Subsidiary that is a party to the Subsidiary Guaranty or whose stock is pledged pursuant to the Security Agreement, such capital stock shall be released from the Security Agreement and such Subsidiary shall be released from the Subsidiary Guaranty; and (iii) the Global Agent shall be authorized to take actions deemed appropriate by it in order to effectuate the foregoing.
          (d) Notwithstanding the foregoing in this Section 11.11, if in connection with any proposed waiver, amendment or modification referred to in subsections (a), (b) and (c) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrowers shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 2.16(b).

     Section 11.12 Survival of Indemnities.
     All indemnities set forth herein including, without limitation, in Article III (subject to the limitations set forth Section 3.02(d)) or Section 11.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.
     Section 11.13 Domicile of Loans.
     Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender, including any Canadian Lending Installation; provided, however, that the Borrowers shall not be responsible for costs arising under Section 3.02 resulting from any such transfer to the extent not otherwise applicable to such Lender prior to such transfer.
     Section 11.14 Confidentiality.
          (a) Each of the Global Agent, each LC Issuer and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (i) to its Affiliates and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (ii) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor, so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section, (iii) to the extent requested by any regulatory authority or required by applicable laws or regulations or by any subpoena or similar legal process, provided that unless specifically prohibited by applicable law, regulation or court order, each Lender shall make reasonable efforts to notify the Company of any such request or requirement prior to disclosure of such information (other than any request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority), (iv) to any other party to this Agreement, (v) to any other creditor of any Credit Party that is one of the Secured Parties (as defined in the Security Agreement) under the Security Agreement, so long as such creditor agrees to be bound by the provisions of this Section, (vi) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (viii) with the consent of the Company, or (ix) to the extent such Confidential Information (A) is or becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to the Global Agent, any LC Issuer or any Lender on a non-confidential basis from a source other than a Credit Party and not otherwise in violation of this Section.
          (b) As used in this Section, “Confidential Information” shall mean all information received from the Company or any of its Subsidiaries relating to such Person or its business, other than any such information that is available to the Global Agent, any LC Issuer or any Lender on a non-confidential basis prior to disclosure by such Person; provided, however, that, in the case of information received from such Person after the Closing Date, such information is clearly identified at the time of delivery as confidential.
          (c) Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. The Borrowers hereby agree that the failure of the Global Agent, any LC Issuer or any Lender to comply with the provisions of this Section shall not relieve any Borrower, or any other Credit Party, of any of its obligations under this Agreement or any of the other Loan Documents.
     Section 11.15 [Reserved]
     Section 11.16 No Duty.
     All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Global Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Global Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Company, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. Each Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.
     Section 11.17 Lenders and Agent Not Fiduciary to Borrowers, etc.
     The relationship among the Company and its Subsidiaries, on the one hand, and the Global Agent, each LC Issuer and the Lenders, on the other hand, is solely that of debtor and creditor, and the Global Agent, each LC Issuer and the Lenders have no fiduciary or other special relationship with the Company and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.
     Section 11.18 Survival of Representations and Warranties.
     All representations and warranties herein shall survive the making of Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Global Agent or any Lender or any other holder of any of the Notes or on its behalf. All statements contained in any certificate or other document delivered to the Global Agent or any Lender or any holder of any Notes by or on behalf of the Company or any of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrowers hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Global Agent or any Lender.
     Section 11.19 Severability.
     Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 11.20 Independence of Covenants.
     All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.
     Section 11.21 Interest Rate Limitation.
          (a) Maximum Rate. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.
          (b) Canadian Interest Limitation. Notwithstanding anything herein to the contrary, in no event shall the aggregate “interest” (as defined in section 347 of the Criminal Code, Revised Statutes of Canada, 1985, C. 46 as the same may be amended, replaced or re-enacted from time to time) payable under this Agreement with respect to the Canadian Obligations exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the applicable Canadian Borrower and the Canadian Lenders and the amount of such payment or collection shall be refunded to such Canadian Borrower; for purposes of this Agreement the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the applicable credit advanced on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Global Agent will be conclusive for the purposes of such determination. The amount of the payment that is to be refunded will be determined by the Global Agent.
     Section 11.22 Judgment Currency.
     If the Global Agent, on behalf of the Lenders, obtains a judgment or judgments against any Borrower in a Designated Foreign Currency, the obligations of such Borrower in respect of any sum adjudged to be due to the Global Agent or the Lenders hereunder or under the Notes (the “Judgment Amount”) shall be discharged only to the extent that, on the Business Day following receipt by the Global Agent of the Judgment Amount in the Designated Foreign Currency, the Global Agent, in accordance with normal banking procedures, may purchase Dollars with the Judgment Amount in such Designated Foreign Currency. If the amount of Dollars so purchased is less than the amount of Dollars that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount (excluding the portion of the Judgment Amount which has accrued as a result of the failure of such Borrower to pay the sum originally due hereunder or under the Notes when it was originally due hereunder or under the Notes) was originally due and owing (the “Original Due Date”) to the Global Agent or the Lenders hereunder or under the Notes (the “Loss”), such Borrower agrees as a separate obligation and notwithstanding any such judgment, to indemnify the Global Agent or such Lender, as the case may be, against the Loss, and if the amount of Dollars so purchased exceeds the amount of Dollars that could have been purchased with the Judgment Amount on the Original Due Date, the Global Agent or such Lender agrees to remit such excess to such Borrower.
     Section 11.23 USA Patriot Act Notification.
     Each Lender and the Global Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers and the other Credit Parties that pursuant to the requirements of the USA Patriot Act such Lender and the Global Agent are required to obtain, verify and record information that identifies each of the Borrowers and the other Credit Parties, which information includes the name and address of each of the Borrowers and the other Credit Parties and other information that will allow such Lender or the Global Agent, as applicable, to identify each of the Borrowers and the other Credit Parties in accordance with the USA Patriot Act.

     Section 11.24 Amendment and Restatement; No Novation.
     The Existing Credit Agreement is hereby amended and restated in its entirety as provided herein, and this Agreement is not intended to constitute, nor does it constitute, an interruption, suspension of continuity, satisfaction, discharge of prior duties, novation, or termination of the liens, security interests, indebtedness, loans, liabilities, expenses, or obligations under the Existing Credit Agreement. Security interests and Liens taken pursuant to any of the Loan Documents (including those executed in connection with the Existing Credit Agreement) to secure the Obligations are not affected by this amendment and restatement of the Existing Credit Agreement and continue to remain in effect as security for the Obligations.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

[SIGNATURE PAGE TO AMERICAN GREETINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]
     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amended and Restated Credit Agreement to be duly executed and delivered as of the date first above written.

AMERICAN GREETINGS CORPORATION
By:	/s/ Gregory M. Steinberg
	Name:	Gregory M. Steinberg
	Title:	Treasurer

[SIGNATURE PAGE TO AMERICAN GREETINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as a Lender, a LC Issuer, the Swing Line Lender and the Global Agent
By:	/s/ Christine S. Brown
	Name:	Christine S. Brown
	Title:	Senior Vice President

[SIGNATURE PAGE TO AMERICAN GREETINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

PNC BANK CANADA BRANCH, as a Canadian Lender
By:	/s/ Mike Danby / /s/ Bill Hines
	Name:	Mike Danby / Bill Hines
	Title:	Assistant Vice President / Senior Vice President & Principal Officer

[SIGNATURE PAGE TO AMERICAN GREETINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender and a Co-Syndication Agent
By:	/s/ Matthew Buzzelli
	Name:	Matthew Buzzelli
	Title:	Vice President

[SIGNATURE PAGE TO AMERICAN GREETINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as a Lender, as a Canadian Lender and a Co-Syndication Agent
By:	/s/ Gregory Martin
	Name:	Gregory Martin
	Title:	Vice President

[SIGNATURE PAGE TO AMERICAN GREETINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION, as a Lender and a Co-Documentation Agent
By:	/s/ Marianne T. Meil
	Name:	Marianne T. Meil
	Title:	Senior Vice President

[SIGNATURE PAGE TO AMERICAN GREETINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

THE BANK OF NOVA SCOTIA, as a Lender, as a Canadian Lender and a Co-Documentation Agent
By:	/s/ Michelle C. Phillips
	Name:	Michelle C. Phillips
	Title:	Director

[SIGNATURE PAGE TO AMERICAN GREETINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

RBS CITIZENS, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Joshua Botnick
	Name:	Joshua Botnick
	Title:	Vice President

[SIGNATURE PAGE TO AMERICAN GREETINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO BANK, N.A., as a Lender
By:	/s/ Nick Kepler
	Name:	Nick Kepler
	Title:	Vice President

[SIGNATURE PAGE TO AMERICAN GREETINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

THE NORTHERN TRUST COMPANY, as a Lender
By:	/s/ Jeffrey P. Sullivan
	Name:	Jeffrey P. Sullivan
	Title:	Vice President

[SIGNATURE PAGE TO AMERICAN GREETINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

FIFTH THIRD BANK, as a Lender
By:	/s/ Roy C. Lanctot
	Name:	Roy C. Lanctot
	Title:	Vice president

[SIGNATURE PAGE TO AMERICAN GREETINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Michael P. Dickman
	Name:	Michael P. Dickman
	Title:	Vice President

[SIGNATURE PAGE TO AMERICAN GREETINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

THE BANK OF TOKYO — MITSUBISHI UFJ, LTD., as a Lender
By:	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

[SIGNATURE PAGE TO AMERICAN GREETINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

BARCLAYS BANK PLC, as a Lender
By:	/s/ M. Rigby
	Name:	M. Rigby
	Title:	Relationship Director

[SIGNATURE PAGE TO AMERICAN GREETINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, as a Lender
By:	/s/ Orla Jones
	Name:	Orla Jones
	Title:	Authorized Signatory

By:	/s/ David Rafferty
	Name:	David Rafferty
	Title:	Authorized Signatory

[SIGNATURE PAGE TO AMERICAN GREETINGS CORPORATION AMENDED AND RESTATED CREDIT AGREEMENT]

UBS AG, STAMFORD BRANCH, as a Lender
By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director